Exhibit 10.1

MASTER LEASE
BETWEEN
GAHC4 HOLLAND MI ALF, LLC,
GAHC4 WYOMING MI ALF, LLC,
GAHC4 RIVERSIDE GRAND RAPIDS MI ALF, LLC,
GAHC4 LANSING MI ALF, LLC, and
GAHC4 HOWELL MI ALF, LLC
Collectively, as Landlord
AND
VISTA MICHIGAN OPERATIONS LLC,
as Tenant

Dated: as of December 28, 2018

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SCHEDULE 1	LIST OF PROPERTIES
SCHEDULE A	PREMISES
SCHEDULE B	INITIAL BASE RENT
SCHEDULE C	FORM OF LETTER OF CREDIT
SCHEDULE D	DEFINITIONS
SCHEDULE E	RESERVED
SCHEDULE F	FORM OF GUARANTY
SCHEDULE G	ENVIRONMENTAL REPORTS
SCHEDULE 19.3-A	FORM OF REPRESENTATION LETTER
SCHEDULE 19.3-B	FORM OF AUDIT LETTER
SCHEDULE 21.24	DEPICTION OF PARENT GUARANTOR ORGANIZATION

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MASTER LEASE

THIS MASTER LEASE (the “Lease”) is made as of the 28th day of December, 2018, (the “Effective Date”) between GAHC4 LANSING MI ALF, LLC (“Edgewood Landlord”), GAHC4 HOLLAND MI AFL, LLC (“Holland Meadows Landlord”), GAHC4 HOWELL MI ALF, LLC (“Howell Landlord”), GAHC4 RIVERSIDE GRAND RAPIDS MI ALF, LLC (“Riverside Gardens Landlord”), and GAHC4 WYOMING MI ALF, LLC (“Wyoming Landlord”) (each a Delaware limited liability company, individually and collectively, “Landlord”), and VISTA MICHIGAN OPERATIONS LLC, a Michigan limited liability company (“Tenant”).

RECITALS

A.    Each Landlord is the owner of the land described on Schedule A-1 through Schedule A‑5 (collectively, the “Land”) together with the Other Property Rights associated therewith and the Improvements constructed thereon. For drafting convenience, Schedule 1 establishes for each property included among the Premises a name for that property, which name is intended to refer collectively to the Land, Other Property Rights and Improvements constituting that property.

B.     Tenant desires to lease each property comprising the Premises and the Leased Personal Property from the applicable Landlord that is the owner thereof (collectively, the “Property”), and each such Landlord agrees to so lease the same to Tenant upon the terms and conditions set forth in this Lease.

C.    Simultaneously with the execution of this Lease, Tenant is executing an Operating Sublease with respect to each property comprising the Premises pursuant to which Tenant is subleasing the applicable portion of the Premises to the Operating Subtenant listed on Schedule 1.

NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and fairness of which are hereby acknowledged, Landlord and Tenant, for themselves, and their administrators, legal representatives, successors and permitted assigns, hereby covenant as follows:

ARTICLE A
CERTAIN LEASE PROVISIONS

1. Address for the Premises:	As set forth on Schedule A-1 through Schedule A-5.
2. (a) “Term”:	Fifteen (15) Lease Years, beginning on the Commencement Date (as defined below and ending on the Expiration Date (as defined below).
(b) “Commencement Date”:	The Effective Date of this Lease
(c) “Expiration Date”:	The last day of the fifteenth (15th) Lease Year, as such date may be extended for an Extended Term pursuant to Article 24 hereof, unless sooner terminated pursuant to this Lease.
3. “Base Rent” for the Premises:	Subject to Article 26, for the first Lease Year (as defined below), Base Rent per annum shall be

$3,836,000.00 and shall be paid in advance in equal consecutive monthly installments in the amount of $319,666.67 on the first day of each month (“Initial Base Rent”). On the first day of the second Lease Year and on the first day of each Lease Year thereafter, the Base Rent payable under this Lease shall increase as provided in Section 2.1(c) of this Lease.

4. Use of Premises:	The operation of the Facilities as assisted living facilities and, to the extent set forth on Schedule 1, memory care facilities, and for other lawful uses ancillary and incident thereto.
5. “Extended Term”:	Two (2) options to extend the Term for additional ten (10) year periods at the rental as determined pursuant to the provisions of Article 24.
Address for Notice:
For Landlord:	c/o Griffin American Healthcare REIT IV, Inc. 18191 Von Karman Avenue, Suite 300 Irvine, CA 92612 Attention: President and COO
For Tenant:	c/o Vista Springs Success Center 2610 Horizon Drive, SE, Suite 110 Grand Rapids, MI 49546 Attention: Lou Andriotti, CEO
Address for Rent Payment:
c/o American Healthcare Investors, LLC
4650 E Cotton Center Blvd., Suite 140
Phoenix, AZ 85040
Attention: Accounting

Or, at the direction of Landlord, by wire transfer of electronic funds pursuant to the written instruction provided by Landlord.

ARTICLE B
CERTAIN DEFINITIONS

This Lease utilizes capitalized terms that have specific meaning. Many of these terms and their definition (or references to the Section containing their definition) are set forth on Schedule D attached to this Lease.

ARTICLE C
MASTER LEASE; LANDLORD’S AGENT

This Lease constitutes one indivisible lease of the entire Property. The Premises constitutes one economic unit and the Base Rent and all other provisions have been negotiated and agreed to, based on a lease of all of the Premises as a single, composite, inseparable transaction. This Lease would not have been made on these terms if it was not a single indivisible lease. Except as expressly provided herein for specific, isolated purposes (and then only to the extent expressly otherwise stated), all provisions of this Lease shall apply equally and uniformly to all the Premises as one unit and any Event of Default under this Lease is an Event of Default as to the entire Premises. The parties intend that the provisions of this Lease shall at all times be construed, interpreted and applied so as to carry out their mutual objective to create a single indivisible lease of all the Premises and, in particular but without limitation, that for purposes of any assumption, rejection or assignment of this Lease under the Bankruptcy Code, this is one indivisible and non-severable lease and executory contract dealing with one legal and economic unit which must be assumed, rejected or assigned as a whole with respect to all (and only all) the Premises covered hereby. The parties agree that the existence of more than one Landlord under this Lease does not affect the indivisible, non-severable nature of this Lease. The parties may amend this Lease from time to time to include one or more additional properties as part of the Premises and such future addition to the Premises shall not in any way change the indivisible and non-severable nature of this Lease and all of the foregoing provisions shall continue to apply in full force.

Each Landlord hereby appoints GAHC4 Michigan ALF Portfolio, LLC (the “Landlord’s Representative”) as the agent and lawful attorney-in-fact of such Landlord to act for such Landlord for all purposes and actions of Landlord under this Lease and Tenant shall be entitled to conclusively rely on any action taken or notice given by Landlord’s Representative as being by or from Landlord in respect of this Lease. All notices, consents, waivers and all other documents and instruments executed by Landlord’s Representative pursuant to the Lease from time to time and all other actions of Landlord’s Representative on behalf of Landlord under the Lease shall be binding upon every entity comprising Landlord. All notices or communications from Tenant to the Landlord’s Representative shall be conclusively deemed to have been communicated or delivered, and binding upon, every entity comprising Landlord in accordance with the terms of this Lease. Landlord may designate a different party to serve as Landlord’s Representative, provided that no such designation shall be effective as to Tenant unless and until Landlord delivers written notice thereof to Tenant.

ARTICLE D
OPERATING SUBLEASES

Simultaneously with the execution of this Lease, Tenant shall execute each of the Operating Subleases, and shall cause the Operating Subtenants to execute and deliver the Operating Subleases.

ARTICLE 1
PREMISES AND TERM; PERMITTED EXCEPTIONS

Section 1.1    Premises. During the Term, Landlord, in consideration of the Rents herein reserved and of the terms, provisions, covenants and agreements on the part of Tenant to be kept, observed and performed, does hereby lease and demise the Premises unto Tenant, and Tenant does hereby hire and take the Premises from Landlord, subject to the Permitted Exceptions.

Section 1.2    Term. Tenant shall lease the Premises for the Term, unless sooner terminated as hereinafter provided or pursuant to Applicable Law.

Section 1.3    Permitted Exceptions. Title to the Premises shall be subject to each and every matter affecting title to the Premises, including, without limitation, all of the following which are in effect as of the Commencement Date or thereafter and recorded against or affecting the Premises: all easements, rights of way, covenants, conditions and restrictions, liens, encumbrances, encroachments, licenses, notices of pendency, charges, zoning laws, ordinances, regulations, building codes, Requirements and other Applicable Laws, and other exceptions to Landlord’s title, of record or otherwise known to Tenant or knowable by reasonable inquiry and investigation, including, without limitation, those exceptions listed as “Permitted Exceptions” on Schedule A-1 through Schedule A-5, and Tenant agrees that its use and occupancy of the Premises, and each Sublease, shall be subject to the terms and conditions of said Permitted Exceptions, and accordingly Tenant shall comply with (and not violate any of ) the terms, conditions, obligations and restrictions set forth in the Permitted Exceptions.

ARTICLE 2
BASE RENT; SUPPLEMENTARY RENT

Section 2.1        (a)    Base Rent. Tenant shall pay to Landlord as Base Rent for the Premises during the Term the amount initially stated in Article A(3), subject to increase and adjustment as stated in this Lease (“Base Rent”). Base Rent shall be payable in equal monthly installments in advance on the first (1st) day of each and every month during the Term, without previous demand, notice or presentment therefor and without abatement, offset or deduction of any kind whatsoever. Although the initial Base Rent is stated on Schedule B on a per Facility basis, Tenant’s obligation is with respect to the aggregate Base Rent for all Facilities. Notwithstanding the foregoing, Tenant shall pay the partial month’s installment of Base Rent (with respect to the remaining days of the month in which the Commencement Date occurs) upon the Commencement Date of this Lease. If Tenant fails to pay any installment of Base Rent on or before the date when due hereunder, Tenant shall owe Landlord, in addition to the installment of Base Rent, interest on such installment at the Default Rate.

(b)    Lease Year. As used herein the term “Lease Year” means a period of twelve (12) calendar months commencing on the Commencement Date and ending on the day immediately preceding the first (1st) anniversary of the Commencement Date (if the Commencement Date occurs on the first (1st) day of a month) or the last day of the month during which the first (1st) anniversary of the Commencement Date occurs (if the Commencement Date occurs on a day other than the first (1st) day of a month), and each successive twelve (12) month period thereafter during the Term until the Expiration Date.

(c)    Base Rent Escalation. On the first day of the second Lease Year and on the first day of each Lease Year thereafter during the Term, Base Rent payable under this Lease shall increase by the annual increase in CPI, calculated by comparing CPI for the third (3rd) month preceding the first month of the Lease Year as compared to the third (3rd) month preceding the first month of the prior Lease Year; provided, however, that such increase from one Lease Year to the next shall be no less than two percent (2%) (i.e., 2% being the minimum increase) and no more than three percent (3%) (i.e., 3% being the maximum increase). As used in this Lease, the term “Annual Rent Escalator” shall mean the actual percentage increase in Base Rent effective as of the first day of the applicable Lease Year, subject to the percentage floor and ceiling set forth herein.

Section 2.2    Supplementary Rent. Tenant shall also pay and discharge as supplementary rent (the “Supplementary Rent”) all other amounts, liabilities and obligations of whatsoever nature relating to the Premises, including, without limitation, all Impositions, those amounts, liabilities and obligations arising under this Lease, any Applicable Laws or Requirements, easements, restrictions, or other similar agreements affecting the Premises or any adjoining property thereto, and all interest and penalties that may accrue thereon in the event of Tenant’s failure to pay such amounts when due, and all damages, costs and expenses which Landlord may incur by reason of any Default of Tenant or failure on Tenant’s part to comply with the terms of this Lease, all of which Tenant hereby agrees to pay within ten (10) days after written demand therefor or as is otherwise provided herein. Upon any failure by Tenant to pay any of the Supplementary Rent, such unpaid Supplementary Rent shall accrue interest in accordance with the terms of Section 12.13 and Landlord shall have all legal, equitable and contractual rights, powers and remedies provided either in this Lease or by statute, at law, in equity or otherwise in the case of nonpayment of the Base Rent. The term Supplementary Rent shall be deemed rent for all purposes hereunder other than with respect to Tenant’s internal accounting procedures. Tenant may satisfy its obligations under this Section by causing the Operating Subtenants to pay all such amounts directly to Landlord.

Section 2.3    Rent Defined. All Base Rent and Supplementary Rent payable hereunder (collectively, “Rent”) shall be made payable to Landlord and sent to Landlord’s address set forth in Article A or to such other person or persons or at such other place as may be designated by written notice from Landlord to Tenant, from time to time, at least thirty (30) days in advance, and shall be made in United States currency which shall be legal tender for all debts, public and private. Landlord may opt to receive all Rent payable hereunder when due by wire transfer of immediately available funds to an account designated from time to time by Landlord; such option shall become effective five (5) Business Days after Landlord’s written request. Notwithstanding the foregoing, Impositions shall be payable to the parties to whom they are due, except as otherwise provided herein. The terms and conditions of this Section are subject to the terms and conditions of Section 2.5 until Mortgagee otherwise notifies Tenant in writing.

Section 2.4    Absolute Net Lease. This Lease shall be deemed and construed to be a bond lease, absolutely net to Landlord, and Tenant shall pay to Landlord, absolutely net throughout the Term, the Rent, free of any charges, assessments, impositions or deductions of any kind and without abatement, deduction or set-off whatsoever. Under no circumstances or conditions, whether now existing or hereafter arising, or whether beyond the present contemplation of the parties, shall Landlord be expected or required to make any payment of any kind whatsoever or be under any other express or implied obligation or liability hereunder, except as herein otherwise expressly set forth in Section 3.5 or otherwise in this Lease and Tenant hereby waives all Applicable Laws and Requirements to the contrary. Tenant shall pay (or shall cause the Operating Subtenants to pay) all costs, expenses and charges of every kind and nature relating to the Premises from and after the Commencement Date, including, without limitation, all taxes, costs of improvements, maintenance, repairs, alterations, additions, replacements, condominium association assessments and other condominium association charges, and insurance and other Impositions, and all escrows, reserves and/or deposits relating thereto, except debt service (principal, interest and any required mortgage insurance premium (“MIP”)) on any Mortgage or any other indebtedness of Landlord or any rent or other charges under any Superior Lease, which may arise or become due or payable prior to, during or after (but attributable to a period falling within) the Term. Unless otherwise expressly provided in this Lease, Tenant’s obligation to pay Rent hereunder shall not terminate prior to the actual date contemplated by Landlord and Tenant and specifically set forth in Article A, Section 2(c) for the expiration of the Term, notwithstanding the exercise by Landlord of any or all of its rights under Article 12 hereof or otherwise and the obligations of Tenant hereunder shall not be affected by reason of: any damage to or destruction of the Premises or any part thereof, any Taking of the Premises or any part thereof or interest therein by condemnation or otherwise, any prohibition, interruption, limitation, restriction or prevention of Tenant’s or any Subtenant’s use, occupancy or enjoyment of the Premises or any part thereof, or any interference with such use, occupancy or enjoyment by any person or for any reason, any matter affecting title to the Premises, any eviction by paramount title or otherwise, any default by Landlord hereunder, the impossibility, impracticability or illegality of performance by Landlord, Tenant or both, any action of any Governmental Authority, Tenant’s acquisition of ownership of all or part of the Premises (unless this Lease shall be terminated by a writing signed by all Persons, including any Mortgagee, having an interest in the Premises), any breach of warranty or misrepresentation, or any other cause whether similar or dissimilar to the foregoing and whether or not Tenant shall have notice or knowledge thereof and whether or not such cause shall now be foreseeable. The parties intend that the obligations of Tenant under this Lease shall be separate and independent covenants and agreements and shall continue unaffected unless such obligations have been modified or terminated pursuant to an express provision of this Lease, as may be amended from time to time.

Section 2.5    Payment of Rent Upon Assignment of Lease. Tenant acknowledges that all of the interest of Landlord in and to this Lease may be assigned to a present or future Mortgagee pursuant to a Mortgage and other loan documents in connection therewith, and that under the terms thereof, all Rent under this Lease may be required to be paid directly to Mortgagee or its designee in accordance with the provisions contained therein. Tenant hereby agrees, after notice, to so pay all such Rent directly to Mortgagee or its designee as and when same are due and payable under this Lease by wire transfer pursuant to the wire transfer instructions set forth in such notice. Landlord acknowledges that any such disbursement of the appropriate amounts to Mortgagee shall satisfy Tenant’s Rent payment obligations under this Lease.

Section 2.6    Federal Income Tax Treatment. Tenant and Landlord agree and acknowledge that the parties intend the Lease to be classified as a “true lease” for Federal income tax and all other purposes and that this Lease does not represent a financing agreement. Each party shall reflect the transaction represented hereby in all applicable books, records and reports (including income tax filings) in a manner consistent with “true lease” treatment rather than “financing” treatment.

Section 2.7    Rents from Real Property. If the aggregate fair market value of the personal property (for purposes of Section 856(d)(1)(c) of the Code) leased to Tenant under this Lease equals an amount which, as determined in the sole discretion of Landlord, (a) would cause any Rent otherwise payable to Landlord under this Lease to be treated as other than “rents from real property” for purposes of Section 856(c)(2) and (c)(3) of the Code, and/or (b) would subject Landlord to a material risk of failing to satisfy the requirements of Section 856(c)(4) of the Code, Tenant and Landlord agree to use their respective best efforts to effect the assignment of such personal property to an Affiliate of Landlord or a third party designated by Landlord and the subsequent lease by Tenant of such personal property from such Affiliate or third party; provided, however, the aggregate rent payable by Tenant under this Lease and such lease of personal property shall not exceed the rent which Tenant would have paid under this Lease absent the assignment of such personal property to an Affiliate of Landlord or a third party.

ARTICLE 3
IMPOSITIONS

Section 3.1    “Impositions” Defined. Subject to the terms of Section 3.5, from and after the Commencement Date and throughout the Term, Tenant shall pay and discharge (or shall cause each Operating Subtenant to pay and discharge) not later than thirty (30) days before any fine, penalty, interest or cost may be added thereto for the non-payment thereof, all taxes, assessments, water rents, storm and sewer rents and charges, duties, impositions, license and permit fees, regulatory application fees, assessments payable to any owner’s association or similar entity, governmental levies and charges, charges for public utilities of any kind, including, without limitation, all bed tax and assessments or similar provider taxes or fees, together with any interest or penalties imposed upon the late payment thereof (except for interest and penalties resulting from Landlord’s negligent or willful failure to timely perform its obligations under Section 3.5), which, pursuant to past, present or future Applicable Law, during, prior to or after (but attributable to a period falling prior to or within) the Term, shall have been or shall be levied, charged, assessed, imposed upon or grow or become due and payable out of or for or have become a lien on the Premises or any part thereof, any Buildings or personal property (including, without limitation, the Tenant’s Personal Property) in or on the Premises, the Rents and income payable by Tenant or on account of any use of the Premises and such franchises as may be appurtenant to the use and occupation of the Premises as well as any sales, use, excise, commercial rent, tangible personal property and similar taxes imposed by any Governmental Authority or improvement district in connection with the use or operation by Tenant of the Premises, any Facility, and the Tenant’s Personal Property, and any interest and penalties assessed in connection therewith as a result of late payment or non-payment of any of the foregoing or late filing or non-filing of any tax returns or reports due in connection therewith (each of the foregoing being an “Imposition” and collectively “Impositions”); provided, however, during the continuance of an Event of Default, Tenant’s obligation to pay directly to the applicable Governmental Authority all regularly assessed ad valorem real estate taxes and assessments (“Real Estate Taxes”) shall be suspended at Landlord’s election, and in such event Tenant shall comply with the terms and provisions of Section 3.5 hereof (in which case Landlord or Mortgagee shall make such payments). Except as provided in Section 3.5, Tenant, upon request from Landlord, shall submit to Landlord the proper and sufficient receipts or other evidence of payment and discharge of the same; provided, however, Tenant shall not be required to furnish such receipts or other evidence for payment with respect to Real Estate Taxes or with respect to Impositions that are being contested in accordance with this Section 3.2. The certificate, advice, or bill of non-payment of any Imposition from the appropriate official designated by Applicable Law to make or issue the same or to receive payment of any Imposition shall be prima facie evidence that such Imposition is due and unpaid at the time of the making or issuance of such certificate, advice, or bill of non-payment. If any Impositions are not paid when due under this Lease, Landlord shall have the right, but shall not be obligated, to pay the same following written notice to Tenant of such payment, provided Tenant is not contesting the same pursuant to a right to do so herein. If Landlord shall make such payment, Landlord shall thereupon be entitled to repayment by Tenant on demand as Supplementary Rent hereunder.

Section 3.2    Tax Protest. Tenant shall have the right to protest and contest any Impositions imposed against the Premises or any part thereof. If Tenant so elects to contest, Tenant shall, prior to the prosecution or defense of any such claim, notify Landlord in writing of its decision to pursue such contest and, to the extent procedurally required, or if necessary or advisable to prevent jeopardizing any license, permit or certification, including, without limitation, any Health Care License or Medicare and Medicaid certifications under Titles XVIII and XIX of the Social Security Act of 1935, as amended, because of nonpayment thereof, Tenant shall pay the amount in question prior to initiating the contest. Tenant’s right to contest is conditioned upon the following: (i) such contest is done at Tenant’s sole cost and expense, (ii) nonpayment will not subject the Premises or any part thereof to sale or other liability by reason of such nonpayment, (iii) such contest shall not subject Landlord or any Mortgagee to the risk of any criminal or civil liability, and (iv) Tenant shall provide such security as may reasonably be required by Landlord or any Mortgagee or under the terms of any Mortgage or any loan documents in connection therewith to ensure payment of such contested Impositions. Upon request, Tenant shall keep Landlord advised as to the status of such contest. Subject to the provisions of clauses (i) through (iv) above, Landlord agrees to execute and deliver to Tenant any and all documents reasonably acceptable to Landlord and otherwise required for such purpose (including, to the extent procedurally required, pursuing such contest in the name of Landlord), and to cooperate with Tenant in every reasonable respect in such contest, but without any cost or expense to Landlord. If Landlord should actually receive proceeds of any such contest to the extent Tenant had paid in advance the amount in question, and to the extent that the same relate to the period of the Term, then Landlord shall remit the same to Tenant. If Landlord owns the fee interest in the Premises, then at the request of Landlord, Tenant shall (or at Tenant’s own initiative subject to the provisions of clauses (i) through (iv) above, Tenant may elect to) take commercially reasonable steps to file and enforce tax certiorari proceedings to reduce tax affecting the Premises, all at Tenant’s own expense; provided, however, that if Tenant shall decline to take such steps after a request by Landlord, Landlord may take such steps at Landlord’s own expense and, in the event Landlord is successful in reducing the tax affecting the Premises, Tenant shall reimburse Landlord for such expenses to the extent of the amount of the reduction in taxes for the first year in which the lower amount of taxes are paid, within 30 days of Landlord’s demand therefor.

Section 3.3    Installment Payments. To the extent permitted by Applicable Law, Tenant shall have the right to apply for the conversion of any Impositions to make the same payable in annual installments over a period of years. Tenant shall pay all such deferred installments prior to the expiration or sooner termination of the Term, notwithstanding that such installments shall not then be due and payable; provided, however, that any Impositions (other than one converted by Tenant so as to be payable in annual installments as aforesaid) relating to a fiscal period of the taxing authority, a part of which is included in a period of time after the Expiration Date, shall (whether or not such Impositions shall be assessed, levied, confirmed, imposed or become payable, during the Term) be prorated between Landlord and Tenant as of the Expiration Date, so that Landlord shall pay at its own expense (and not from the Imposition Reserve Fund) that portion of such Impositions which relate to that part of such fiscal period included in the period of time after the Expiration Date, and Tenant shall pay the remainder thereof (which amount Landlord shall be entitled to withdraw from the Imposition Reserve Fund to the extent funds are available thereof); provided, however, that personal property taxes paid by Tenant on any Tenant’s Personal Property transferred to Landlord on or after the Expiration Date shall be pro-rated on a calendar year basis.

Section 3.4    Excluded Taxes. Tenant shall not be obligated to pay (and Landlord or Mortgagee shall not pay from the Imposition Reserve Fund) any franchise, excise, corporate, estate, inheritance, succession or capital levy or tax of Landlord or any income, profits or revenue tax upon the income of Landlord.

Section 3.5    Tax Escrow. Notwithstanding any provision of this Lease to the contrary, upon request by Landlord, Tenant shall: (i) pay to Landlord (and/or cause the Operating Subtenants to pay to Landlord) or, if directed by Landlord, Mortgagee on the Commencement Date and on the first day of each month thereafter until thirty (30) days prior to the date when the next installment of all Real Estate Taxes is due to the authority or other Person to whom the same is paid, an amount equal to said next installment of Real Estate Taxes divided by the number of months over which such payments are to be made; and (ii) thereafter during the Term pay (and/or cause the Operating Subtenants to pay) to Landlord or Mortgagee an amount each month estimated by Landlord or Mortgagee to be adequate to create a fund (“Imposition Reserve Fund”) which, as each succeeding installment of Real Estate Taxes becomes due, will be sufficient, thirty (30) days prior to such due date, to pay such installment in full based on the then outstanding tax bills, as increased by the amount of any reasonably foreseen increases as estimated by Landlord to be adequate, or as otherwise required by any Mortgagee. All such payments shall be deemed to be Supplementary Rent and Rent hereunder. Landlord or Mortgagee shall use reasonable efforts to cause the monthly payments to be equal in amount, but neither of them shall be liable in the event that such required payments are unequal. If at any time the amount of Real Estate Taxes is increased or Landlord or Mortgagee believes that it will be, said monthly payments shall be increased within five (5) Business Days after written demand by Landlord or Mortgagee so that, thirty (30) days prior to the due date for each installment of Real Estate Taxes, there will be payments on hand with Landlord or Mortgagee sufficient to pay such installments in full. Landlord or Mortgagee shall apply the full amount of the Imposition Reserve Fund as necessary to payments of Real Estate Taxes required to be made by Tenant pursuant to this Article. In making any payment relating to the Imposition Reserve Fund, Landlord or Mortgagee may do so according to any bill, statement or estimate procured from the applicable Governmental Authority or provided by Tenant without inquiry into the accuracy of such bill, statement or estimate or into the validity of any Real Estate Taxes. Landlord or Mortgagee shall not be required to pay any such amounts in an interest bearing account. For the purpose of determining whether Landlord or Mortgagee has on hand sufficient moneys to pay any particular Real Estate Taxes at least thirty (30) days prior to the due date therefor, payments for each category of Real Estate Taxes shall be treated separately, it being the intention that Landlord shall not be obligated to use moneys paid for the payment of an item not yet due and payable to the payment of an item that is due and payable. Notwithstanding the foregoing, it is understood and agreed that (a) to the extent permitted by Applicable Law, payments provided for hereunder may be held by Landlord or its Affiliate or Mortgagee in a single bank account and commingled with other funds of Landlord or Mortgagee, and (b) Landlord or Mortgagee, may, if Tenant fails to make or cause Operating Subtenants to make any payments required hereunder, after written notice to Tenant designating the intended use for such payment, use payments made for any one item for the payment of the same or any other item of Rent. If this Lease shall be terminated by reason of any Event of Default, all payments then held by Landlord shall be applied by Landlord on account of any and all sums due under this Lease; if there is a resulting deficiency, Tenant shall pay the same, and if there is a surplus, Tenant shall be entitled to a refund of the surplus once all taxes attributable to any period prior to termination have been paid. Tenant acknowledges and agrees that no deficiency or lack of funds in the Imposition Reserve Fund, including without limitation a deficiency or lack of funds resulting from the failure of an Operating Subtenant to make a payment that Tenant has directed the Operating Subtenant to make, shall relieve Tenant of its obligation to pay all Real Estate Taxes as required under this Lease.

(a)    Security Interest. Although it is the intent of Landlord and Tenant that Tenant’s payments to Landlord for the Imposition Reserve Fund are Supplementary Rent and Rent under this Lease, if a court determines that, by operation of Applicable Law, such sums are not Supplementary Rent or Rent but instead are the property of Tenant, then to further protect Landlord’s interest in said amounts, Tenant hereby grants to Landlord a first-priority security interest in the Imposition Reserve Fund and any and all monies now or hereinafter paid therein as additional security for payment of Rent. Until expended or applied in accordance with the terms of this Lease, the Imposition Reserve Fund shall serve as additional security for Tenant’s obligations hereunder. During the continuance of an Event of Default, Landlord may, in addition to all other remedies under this Lease, apply any or all of the Imposition Reserve Fund for the payment of Rent or other sums owing to Landlord under this Lease in its sole discretion. The Imposition Reserve Fund shall not constitute trust funds.

(b)    General. Tenant shall not pledge, assign or grant a security interest in the Imposition Reserve Fund, or permit any lien or encumbrance to attach thereto or any levy to be made thereon by a party claiming through Tenant, except those naming Landlord as the secured party. Should Landlord elect to hold the Imposition Reserve Fund in an interest bearing account, all interest earned shall be added to the Imposition Reserve Fund and Tenant shall pay all taxes due in connection therewith.

Section 3.6    Transfer of Payments on Sale of Property. If Landlord ceases to have any interest in the Premises, Landlord shall transfer to the Person who owns or acquires such interest in the Premises from Landlord and is the transferee of this Lease, the payments made pursuant to Section 3.5 hereof relating to the Premises covered by this Lease, subject, however, to the provisions thereof. Upon such transfer of the Premises and the payments, and assumption of this Lease (including, without limitation, the obligations of Landlord under this Article 3) by the transferee in writing (which writing shall be promptly provided to Tenant upon request), the transferor and its Affiliates shall be deemed to be released from all liability with respect thereto and Tenant agrees to look to the transferee solely with respect thereto, and the provisions hereof shall apply to each such successive transfer of the said payments.

Section 3.7    Survival. The provisions of this Article 3 shall survive the expiration or earlier termination of this Lease.

ARTICLE 4
USE AND OPERATION OF PREMISES

Section 4.1    Use. The Premises may be used and occupied only for the purposes set forth in Article A, Section 4. Tenant will continuously operate the Premises for the Permitted Use. If the Health Care Licenses permit operations of a Facility for a use other than the Permitted Use, Tenant shall not be permitted (nor shall Tenant permit the Operating Subtenants) to modify the use of the Facilities to such other use without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed, and it shall be reasonable for Landlord to condition its consent on Tenant executing and delivering an amendment to this Lease addressing the regulatory and other issues associated with such different use, as reasonably determined by Landlord. Tenant shall not create or suffer or permit to exist any public or private nuisance, hazardous or illegal condition or waste on or with respect to the Premises. For purposes of this Article 4, “waste” as used herein, includes, but is not limited to, loss or threat of loss of any of the following which a Facility currently possesses or in which it participates as of the Effective Date of this Lease, or any renewals, replacements or substitutions thereof, and which is necessary or advisable for, and/or otherwise material to, the operation of a Facility: (i) any certification for participation in the Medicaid Program, the Medicare Program and/or any other program of any Governmental Authority, (ii) any Health Care License, (iii) any certificate of need rights, (iv) any governmental certification or license, or (v) any voluntary or involuntary suspension, termination, or revocation of any Health Care License of Tenant or an Operating Subtenant or (v) an Operating Subtenant’s or the Facility’s full participation in a Third Party Payor program. This Article 4 shall survive the expiration or earlier termination of this Lease.

Section 4.2    Non-Competition and Non-Solicitation.

(a)    Tenant acknowledges that a fair return to Landlord on its investment in the Premises is dependent, in part, on the concentration of the Premises during the Term of the business of Tenant, the Operating Subtenants, Guarantor and their respective Affiliates in the geographical area of the Premises. Tenant further acknowledges that the diversion of residents and/or patient care activities from the Premises to other facilities owned or operated by Tenant, the Operating Subtenants, Guarantor or their respective Affiliates during the Term at or near the end of the Term may have a material adverse impact on the value and utility of the Premises.

(b)    Therefore, Tenant agrees that during the Term, and for a period of one (1) year following the termination or expiration thereof, neither Tenant, the Operating Subtenants, Guarantor nor any of their respective Affiliates shall operate, own, participate in or otherwise receive revenues from any other facility or institution providing services similar to those provided on or in connection with the Facilities and the permitted use thereof as contemplated under this Lease, within a five (5) mile radius of each Facility.

(c)    Except as required for medically appropriate reasons, or for other reasons which, in Tenant’s reasonable judgment are in the best interests of the Facility, prior to and for a period of one (1) year following Lease termination or expiration, neither Tenant, the Operating Subtenants, Guarantor nor any of their respective Affiliates will recommend or solicit the removal or transfer of any resident or patient from the Facilities to any other nursing or health care facility, or to any senior housing or retirement housing facility, located within a five (5) mile radius of each Facility.

(d)    During the Term, and for a period of one (1) year following the termination or expiration thereof, neither Tenant, the Subtenants, Guarantor nor any of their respective Affiliates will directly or indirectly solicit, raid, entice, or induce any person who, during the sixty (60) day preceding the Effective Date or during the Term of this Lease, was an employee of said parties or of Landlord’s predecessor in title to become employed by any of Tenant, the Subtenants, Guarantor or any of their respective Affiliates.

(e)    Each of the Operating Subleases shall contain the terms and conditions of this Section 4.2.

ARTICLE 5
CONDITION OF PREMISES; ALTERATIONS AND REPAIRS

Section 5.1    Condition of Premises. Landlord has not made and does not make any representations or warranties whatsoever with respect to the Premises or otherwise with respect to this Lease, express or implied, including any warranty regarding the merchantability or warranty regarding the suitability of the Premises for their intended commercial purposes. Tenant assumes all risks resulting from any defects (patent or latent) in the Premises or from any failure of the same to comply with any Requirement, Applicable Law or the uses or purposes for which the same may be occupied and assumes all responsibility for repair of any defect (patent or latent) in the Premises. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING OR ANY OTHER PROVISION OF THIS LEASE, TENANT AGREES THAT IT IS TAKING AND ACCEPTING POSSESSION OF THE PREMISES ON THE COMMENCEMENT DATE AND THEREAFTER ON AN “AS IS”, “WHERE IS”, AND “WITH ALL FAULTS” BASIS.

Section 5.2    Tenant Repairs. At Tenant’s sole cost and expense, whether or not Tenant is in occupancy of all of the Buildings, Tenant shall maintain and keep all of the Buildings on the Premises and the adjoining sidewalks, curbs and common areas and any alterations or improvements thereto, if any, clean and in good condition and repair, normal wear and tear excepted, free of accumulations of dirt, rubbish, snow and ice, and Tenant shall make all repairs and replacements, structural and non-structural, ordinary and extraordinary, foreseen and unforeseen, and shall perform all maintenance, necessary to (a) maintain the Premises and any sidewalks, curbs and common areas in good condition and repair, and (b) cause the Premises to comply with all Requirements and Applicable Laws. When used in this Section 5.2, the term “repairs” shall include all necessary additions, alterations, improvements, replacements, renewals and substitutions. Subject to the terms of Section 26.2, Tenant shall be entitled to reimbursement for any such repairs that are of a capital nature (as reasonably determined by Tenant, subject to approval by Landlord in its reasonable discretion) as CapEx Work from the existing CapEx Reserve Funds. All repairs made by or at the direction of Tenant shall be equal or greater in quality and class to the original work and shall be made in compliance with all Requirements and Applicable Laws. Landlord shall not be required to furnish any services or facilities or to maintain or make any repairs or alterations to the Premises, and Tenant hereby assumes the full and sole responsibility for the condition, operation, repair, replacement, maintenance and management of the Premises and all costs and expenses incidental thereto, including adequate security for each of the Buildings, whether or not Tenant is then occupying each of the Buildings. Tenant shall have the roofs inspected annually at Tenant’s expense and deliver copies of any inspection and maintenance reports to Landlord upon receipt. Tenant shall, at its sole cost and expense, repair, replace and maintain the roof in good condition and repair. Notwithstanding the foregoing standard of maintaining the Premises in good condition and repair, if the Requirements or any Applicable Law mandate a higher standard to be implemented, or if any higher standard if required by a Mortgagee, then Tenant shall, at Tenant’s expense, be obligated to cause the Premises to comply with such higher standard. In performing the obligations set forth in this Section, Tenant shall be permitted to cause the Operating Subtenant that occupies the portion of the Premises covered by the applicable Operating Sublease to perform the obligations of Tenant on behalf of Tenant.

Section 5.3    Landlord Non-Responsibility. Landlord shall not be responsible for the cost of any alterations or replacements of or maintenance or repairs to, or Restoration of the Premises of any nature whatsoever, structural or non-structural, ordinary or extraordinary, foreseen or unforeseen, whether or not now in the contemplation of the parties. To the extent not prohibited by Applicable Law, Tenant hereby waives and releases all rights now or hereinafter conferred by any Applicable Laws, Requirements or otherwise which would have the effect of limiting or modifying any of the provisions of this Article 5.

Section 5.4    Tenant Alterations. Tenant and each Operating Subtenant shall have the right at any time and from time to time during the Term to make, at its sole cost and expense, changes, alterations, additions or improvements (collectively, “Alterations”) in or to the Premises, subject, however, in each case to all of the following:

(a)    No Alteration shall be undertaken except after prior written notice to Landlord and Landlord’s approval thereof (which approval shall be in Landlord’s sole and absolute discretion except as otherwise provided in this Section 5.4), provided that no such notice or approval shall be required with respect to (i) any non-structural Alteration involving an estimated cost of less than or equal to the Threshold Amount (as reasonably estimated by a licensed third party architect or contractor reasonably selected by Tenant and reasonably approved by Landlord), (ii) any Alteration made by Tenant or any Operating Subtenant on an emergency basis (e.g., to protect health or welfare of persons or imminent loss or damage to the Premises or any part thereof) in which case Tenant shall notify Landlord in writing of such emergency Alteration as soon as practicable, or (iii) Alterations required by the Requirements or Applicable Law. As used herein, the term “nonstructural Alteration” means an alteration that does not modify or harm the roof, foundation, load-bearing walls or the systems (e.g. electric, water, HVAC, etc.) serving the Facility, or otherwise jeopardize any Permits and/or warranties relating thereto.

(b)    Other than an Alteration to comply with Applicable Laws, no material structural Alteration, and no other Alteration involving an estimated cost of more than the Threshold Amount (as reasonably estimated by a licensed third party architect or contractor reasonably selected by Tenant and reasonably approved by Landlord), shall be made without the prior written consent of Landlord in Landlord’s sole and absolute discretion, except with respect to non-structural Alterations, for which consent shall not be unreasonably withheld, conditioned or delayed.

(c)    Any Alteration shall, when completed, be of such a character as not to be expected to reduce the value of the Premises below its value immediately before such Alteration as determined by Landlord in its reasonable discretion.

(d)    Notwithstanding the provisions of Section 5.4(a)(i) and (ii) and Section 5.4(b), if, under the provisions of any Mortgage which has been delivered or otherwise made available to Tenant for review and compliance or any Mortgage Loan Documents, any Alteration requiring Landlord’s consent hereunder also requires the consent of the Mortgagee, the written consent of such Mortgagee must be obtained before the commencement of any such Work.

(e)    Notwithstanding the provisions of Section 5.4(a) and Section 5.4(b), no Alteration shall be made by Tenant or any Operating Subtenant without Landlord’s reasonable consent if the same would reduce the number of licensed beds, including the number of any higher-acuity beds, or the square footage of the Building being altered, or weaken, temporarily or permanently, the structure of the Building being altered or any part thereof, or enable Tenant or Operating Subtenant to conduct activity inconsistent with the limitations upon its use as stated in Article 4. Notwithstanding the foregoing or any other language herein to the contrary, no Alteration shall be made by or on behalf of Tenant or any Operating Subtenant without Landlord’s consent, in its sole discretion, if the same would reduce the number of licensed beds, including the number of any higher-acuity beds, in the Facility below the Licensed Bed Capacity by more than five percent (5%). Landlord shall not be required to give any consent to Alterations to the extent it would violate the provisions of any Mortgage Loan Documents, and any consent by Landlord shall not be deemed a waiver of Tenant’s and Operating Subtenant’s obligation to comply with the Mortgage Loan Documents.

(f)    The reasonable cost and expense of Landlord’s and Mortgagee’s review of any plans and specifications for Alterations required to be furnished to Landlord and Mortgagee pursuant to Section 5.5 hereof, including third party costs and expenses, shall be paid by Tenant to Landlord within ten (10) days after written demand as Supplementary Rent.

(g)    The provisions and conditions of Section 5.5 shall apply to any work performed by Tenant under this Section 5.4.

(h)    For purposes of Sections 5.4 and 5.5, the “Threshold Amount” means, for each applicable project in a Building, an amount equal to $50,000.00 per Facility per Lease Year; provided, that the Threshold Amount for nonstructural Alterations (as defined in Section 5.4(a) above) shall be equal to $100,000.00 per Facility per Lease Year. The Threshold Amount shall apply on a per project basis and shall not be cumulative.

(i)    For purposes of Sections 5.4 and 5.5, notice of whether Landlord’s consent has been given or withheld shall be delivered to Tenant within ten (10) Business Days following receipt of Tenant’s written request (as such time period shall be extended for a reasonable period in the event Landlord determines, in its reasonable discretion, that it is prudent to engage a third party to review the plans and specifications, if any, pertaining to such contemplated Alteration). Tenant’s written request must include a packet of all applicable documentation, including without limitation, as applicable, site plans, contractor and vendor proposals, as-built surveys and drawings.

Section 5.5    Tenant Work. Tenant agrees that all Alterations, repairs, Restoration and other work which Tenant shall be required or permitted to do under the provisions of this Lease (each hereinafter called the “Work”) shall be at Tenant’s sole cost and expense, and (i) performed in a good, workmanlike manner, and in accordance with this Lease and all Requirements and Applicable Laws, as well as any plans and specifications therefor which shall have been approved by Landlord (if such approval is required hereunder), (ii) commenced and completed promptly and (iii) done in all cases upon, in compliance with and subject to the terms of any Non-Disturbance Agreement and, to the extent not inconsistent with any term thereof, all of the following terms and conditions:

(a)    If the Work shall (i) involve any material structural Work, or (ii) cost more than the Threshold Amount (as reasonably estimated in writing by a licensed third party architect or contractor reasonably selected by Tenant), then the Work shall not be commenced until detailed plans and specifications (including layout, architectural, mechanics and structural drawings), prepared by a licensed architect reasonably selected by Tenant and approved by Landlord, together with a proposed construction budget shall have been submitted to and approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed; provided, however, that for Work which exceeds the Threshold Amount but otherwise is of a nature which customarily would not require the services or plans of an architect, as determined by Landlord in its reasonable discretion, there shall be no requirement for plans prepared by a licensed architect.

(b)    No material structural Work or Work costing more than the Threshold Amount shall be undertaken except under the supervision of a licensed third party architect or other appropriate design professional reasonably satisfactory to Landlord.

(c)    All Work shall be commenced only after all required permits, authorizations and approvals shall have been obtained by Tenant (or the applicable Operating Subtenant) from the applicable Governmental Authorities and other Persons, at its own cost and expense, and complete copies thereof, certified by Tenant as true copies, delivered to Landlord. Landlord will, on Tenant’s written request, execute any documents necessary to be signed by Landlord to obtain any such permits, authorizations and approvals, provided that no such documents shall cause Landlord to incur any liability other than monetary liability associated with fees or costs charged in connection with such permits, authorizations and approvals, and Tenant shall pay and discharge any such expense or liability of Landlord in connection therewith.

(d)    If the Work will cost more than the Threshold Amount (as reasonably estimated in writing by a licensed third party architect or contractor reasonably selected by Tenant), it shall not be commenced until Tenant shall have obtained and delivered to Landlord, either (i) a performance bond and a labor and materials payment bond (issued by a corporate surety licensed to do business in the State in which the Premises are located and satisfactory to Landlord in its reasonable discretion), each in an amount equal to the estimated cost of such Work and in form otherwise satisfactory to Landlord in its reasonable discretion, or (ii) such other security or evidence of ability to pay the estimated cost of such Work as shall be satisfactory to Landlord in its reasonable discretion.

(e)    The cost of all Work shall be paid promptly, in cash, so that the Premises and Tenant’s leasehold estate therein shall at all times be free from (i) liens for labor or materials supplied or claimed to have been supplied to the Premises or Tenant, and (ii) chattel mortgages, conditional sales contracts, title retention agreements, security interests and agreements, and financing agreements and statements. Tenant shall, upon Landlord’s request, provide Landlord evidence of such payment satisfactory to Landlord in Landlord’s reasonable discretion, which evidence may include partial and final lien releases and waivers from any and all appropriate parties. Nothing herein shall be construed to preclude Tenant from bonding-over, in accordance with the Michigan Construction Lien Act, any construction lien disputed by Tenant in good faith, provided such bond fully covers the amount of the construction lien and would not be considered an exception to Landlord’s American Land Title Association title policy.

(f)    At all times when any Work is in progress, Tenant shall maintain or cause to be maintained with such companies and for such periods as Landlord may require (i) workers’ compensation insurance covering all persons employed in connection with the Work, in an amount at least equal to the minimum amount of such insurance required by Applicable Law (with a waiver of subrogation satisfactory to Landlord in its sole and absolute discretion); and (ii) for the mutual protection of Landlord, Tenant and any Mortgagee, (1) builder’s risk insurance, completed value form, covering all physical loss, in an amount satisfactory to Landlord in its sole and absolute discretion, and (2) commercial general liability insurance against all hazards, with limits for bodily injury or death to any one person, for bodily injury or death to any number of persons in respect of any one accident or occurrence, and for property damage in respect of one accident or occurrence in such amounts as Landlord in its reasonable discretion may require. Such commercial general liability insurance may be satisfied by the insurance required under Section 6.1(a), but may be effected by an endorsement, if obtainable, upon the insurance policy referred to in said Section. The provisions and conditions of Article 6 hereof shall apply to any insurance which Tenant shall be required to maintain or cause to be maintained under this subsection. All contractors, subcontractors, vendors, materialmen and others performing any Work on the Premises or providing any supplies or materials in connection with Work on the Premises must be licensed and qualified to perform such services and/or provide such supplies and shall be required to maintain insurance of each of the types set forth above in such amounts as Landlord in its sole and absolute discretion requires, naming Landlord, and all Mortgagees as additional named insureds or loss payees and Tenant shall obtain and supply to Landlord evidence of such required insurance.

(g)    Upon completion of any Work, Tenant, at Tenant’s expense, shall obtain certificates of final approval of such Work required by any Governmental Authority and shall furnish Landlord with copies thereof, together with (i) “as-built” plans and specifications for such Work (if the cost of such Work exceeds the Threshold Amount), and (ii) final lien waivers and releases from any and all appropriate parties.

(h)    The conditions of Section 5.4 shall have been complied with, to the extent applicable to the Work.

Section 5.6    Landlord Inspection Right. Following the delivery of prior reasonable notice, any Work shall be subject to inspection at reasonable times during normal business hours and without disruption to the business of Tenant, by Landlord, its architect and Mortgagee, or their duly authorized representatives, and if Landlord’s architect or Mortgagee upon any such inspection shall be of the opinion that the Work is not being performed substantially in accordance with the provisions of this Article 5 or with the plans and specifications, or that any of the materials or workmanship are not of good quality or are unsound or improper, Tenant shall correct any such failure and shall immediately replace any unsound or improper materials or workmanship, and Tenant shall, within five (5) Business Days after demand therefor, reimburse Landlord for its reasonable expenses actually incurred in connection with such inspection.

Section 5.7    Fixtures and Tenant’s Personal Property. All fixtures, structures and other improvements (other than Tenant’s Personal Property) shall become the property of Landlord and shall remain upon and be surrendered with the Premises. All Tenant’s Personal Property required to be removed by Tenant at the end of the Term remaining in the Premises thereafter shall be deemed abandoned and may, at the election of Landlord, either be retained as Landlord’s property or may be removed from the Premises by Landlord at Tenant’s expense. Tenant shall be responsible for, and shall reimburse Landlord within ten (10) days after written demand therefor, any damage to the Premises caused in whole or in part by the removal or demolition of Tenant’s Personal Property (unless Landlord purchases the owned Tenant’s Personal Property or takes an assignment of the leased Tenant’s Personal Property pursuant to Section 16.5 below, in which event, Tenant shall not be obligated to remove same), structures or other improvements which Tenant is required to remove pursuant to this Section 5.7 or which Tenant is entitled to and elects under the provisions of this Lease to remove. The provisions of this Section 5.7 shall survive the expiration or earlier termination of the Term.

Section 5.8    Compliance with Health Care Requirements. Notwithstanding any other provision of this Lease, Tenant shall be exclusively responsible at its own expense for determination and assurance that, and shall cause, the condition of the Premises and the Facilities and all repairs, Alterations, Restoration and Work are in material compliance with all Requirements of Health Care Licenses and Governmental Authorities and for obtaining any approvals or consents of Governmental Authorities in connection with any repairs, Alterations, Restoration or Work.

ARTICLE 6
INSURANCE

Section 6.1    Policies to Maintain. Throughout the Term, Tenant shall, at its own cost and expense, provide and keep in force (or, where specifically indicated in the subparagraphs of this Section 6.1, cause the Operating Subtenants to provide and keep in force) for the benefit of Landlord, Tenant, each Operating Subtenant and any Mortgagee for each Facility:

(a)    commercial general liability insurance and professional liability insurance (including owner’s protective liability coverage on operations of Tenant, the Operating Subtenant, and/or their respective independent contractors engaged in construction, personal injury, and blanket contractual liability insurance), with a limit for each occurrence not less than $3,000,000 and to have general aggregate limits of not less than $5,000,000 for each policy year, protecting and indemnifying Landlord, Tenant, each Operating Subtenant and any Mortgagee against all claims for damages to person or property or for loss of life or of property occurring upon, in, or about the Premises, written on a claims made or occurrence basis. Such coverage shall contain endorsements: (i) deleting any liquor liability exclusion (if alcohol is sold on the Premises); (ii) including cross-liability; and (iii) waiving the insurer’s rights of subrogation against Landlord for events of which Landlord is not, but Tenant and/or Operating Subtenant is, covered; provided however, that with regard to the requirements of waiver of subrogation against Landlord, Tenant shall utilize its best efforts to obtain such waiver in any insurance policy procured by Tenant or the Operating Subtenant, and if it cannot do so, Landlord shall have the right to procure, at Tenant’s expense, an insurance policy containing such waiver if it can do so at the same or better price and on substantially the same terms and conditions;

(b)    property insurance on the Premises and all installations, additions and improvements which may now or hereafter be erected thereon against “ALL RISK” of loss or damage in an amount sufficient to prevent Landlord, Tenant, each Operating Subtenant and any Mortgagee from becoming co-insurers and in any event, including loss or damage from earthquakes and windstorm, in an amount not less than one hundred percent (100%) of the actual replacement value thereof (i.e., including the cost of debris removal) as agreed by Landlord and Tenant from time to time (or as otherwise required by Mortgagee) and subject to all applicable policy sub-limits. Such coverage shall contain an agreed amount endorsement reasonably acceptable to Landlord. Landlord agrees that Tenant, in satisfaction of this paragraph, may maintain such property coverage pursuant to a blanket policy that covers the Premises as well as properties other than the Premises (i) with a sublimit of $10,000,000 for all-risk loss or damage with respect to all properties, including the Premises, covered by such blanket policy, and (ii) a sublimit of $10,000,000 for loss or damage from earthquakes and windstorm with respect to all properties, including the Premises, covered by such blanket policy;

(c)    business interruption insurance covering risk of loss due to the occurrence of any of the hazards covered by the insurance to be maintained by Tenant described in Section 6.1(b) with coverage in a face amount of not less than the aggregate amount, for a period of twelve (12) months following the insured-against peril, of 100% of all Rent (which includes all Impositions and other amounts specified in the definition of Rent) to be paid by Tenant under this Lease; such coverage shall contain an agreed amount endorsement acceptable to Landlord;

(d)    workers’ compensation insurance (including employers’ liability insurance), with a waiver of subrogation satisfactory to Landlord in its reasonable discretion, covering all persons employed at the Premises to the extent required by the Applicable Laws and Requirements of the state in which the Premises are located, including, without limitation, during the course of work to the Premises;

provided, however, that with regard to the requirements of waiver of subrogation against Landlord, Tenant shall utilize its best efforts to obtain such waiver in any insurance policy procured by Tenant;

(e)    mechanical breakdown insurance, if applicable, in an amount not less than one hundred percent (100%) of the actual replacement value thereof and of any improvements in which any such boiler is located (including the cost of debris removal but excluding foundations and excavations) as determined by Landlord in its reasonable discretion from time to time;

(f)    if sprinkler systems are located in the Buildings, sprinkler leakage insurance in amounts approved by Landlord in its reasonable discretion;

(g)    equipment coverage and elevator liability coverage, if applicable, in amounts approved by Landlord in its reasonable discretion;

(h)    flood insurance (if the Premises are located in whole or in part within a special flood hazard area as designated by any department or agency of the United States Government having jurisdiction);

(i)    any additional insurance as required by any Health Care Regulatory Agency;

(j)    motor vehicle liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence, including umbrella coverage, of One Million and No/100 Dollars ($1,000,000) (if applicable); and

(k)    if during the Term, Tenant, an Operating Subtenant or the Facilities are covered by general liability, professional liability, patient healthcare professional malpractice or other liability insurance on a “claims made” basis, Tenant shall procure and maintain, at Tenant’s sole cost and expense, “tail” insurance coverage, with such coverage limits and such deductible amounts as shall be reasonably acceptable to Landlord for general liability, professional liability, patient healthcare professional malpractice or other liability claims reported after the termination of this Lease or expiration of the claims made policy, but concerning services provided during the Term of this Lease. Tenant shall provide Landlord with a certificate evidencing that such insurance coverage is in effect for a period of no less than two (2) years subsequent to the termination of this Lease no later than ninety (90) days prior to the termination of this Lease.

Tenant shall be permitted to cause the Operating Subtenants to provide and keep in force the insurance required by this Section 6.1 with respect to the portion of the Premises subleased by said respective Operating Subtenant, provided that such policies (i) identify Tenant as an additional named insured, (ii) satisfy all of the requirements of this Article 6, including without limitation the requirements of Section 6.2 and Section 6.3, as reasonably determined by Landlord, (iii) do not preclude the payment and application of the proceeds of such policy in the manner required by Article 7 of this Lease, and (iv) afford Landlord and its Mortgagee coverage that is no less than the coverage that Landlord would have if either Tenant was the Operator of the Facilities and directly provided such policies or if the Operating Subtenant was the tenant named in this Lease, as reasonably determined by Landlord.

Section 6.2    Policies to Name Landlord, Mortgagees. Whenever under the terms of this Lease Tenant is required to maintain insurance for the benefit of Landlord, (i) Landlord, and any Mortgagee shall be an additional insured (or loss payee, as applicable) in all such liability insurance policies, and (ii) either Landlord or Mortgagee, as specified in Section 6.3, shall be named as loss payee in all such casualty insurance policies. In the event that the Premises shall be subject to a Mortgage, the commercial general liability insurance shall name the Mortgagee (together with any trustee or servicer therefor) as an additional insured and all other insurance provided hereunder shall name the Mortgagee as an additional insured or, as provided in Section 6.3, loss payee under a standard “non-contributory mortgagee” endorsement or its equivalent. All policies of insurance shall provide that such coverage shall be primary and that any insurance maintained separately by Landlord, or the Mortgagee shall be excess insurance only. The original certificates (on Acord Form 27 or its equivalent in the case of casualty and on insurance company letterhead in the case of liability) and certified true copies of the original policies (or binders thereof if the policies have not yet been prepared) shall be delivered to Landlord and any Mortgagee.

Section 6.3    Adjustment. The loss under all insurance policies insuring against property damage to the Buildings shall be payable to Mortgagee or, if there is none, to Landlord, subject to Section 7.2. All property insurance policies required by this Lease shall provide that all adjustments for claims with the insurers in excess of Fifty Thousand Dollars ($50,000.00) (exclusive of any deductible) shall be made with Landlord, Tenant and any Mortgagee. Subject to the terms of any Mortgage, any adjustments for claims with the insurers involving sums of Fifty Thousand Dollars ($50,000.00) (exclusive of any deductible) or less shall be made with Landlord and Tenant.

Section 6.4    Insurance Company Requirements. All of the above-mentioned insurance policies and/or certificates shall be obtained by Tenant and delivered to Landlord on or prior to the date hereof, and thereafter as provided for herein, and shall be written by insurance companies: (i) rated “A:VIII” or better in “Best’s Insurance Guide” (or any substitute guide acceptable to Landlord) and at least “A” by Standard & Poor’s Ratings Group; (ii) authorized to do business in the state where the Premises are located; and (iii) of recognized responsibility and which are reasonably satisfactory to Landlord and any Mortgagee. Any deductible amounts under any property insurance policy for earthquake, flood and wind damage hereunder shall not exceed $150,000 per occurrence and any deductible amounts hereunder for any general liability policy under Section 6.1(a) and any policy under Section 6.1(b) liability insurance policy hereunder shall not exceed $10,000 per occurrence.

Section 6.5    Evidence of Insurance, Renewal. At least thirty (30) days prior to the expiration of any policy or policies of such insurance, Tenant shall renew such insurance, and deliver to Landlord and any Mortgagee, within the said period of time certificates of insurance evidencing the coverage described in this Article 6 and as promptly as practicable thereafter, the original certificates of insurance, endorsed in accordance with Section 6.2 hereof and to deliver original certificates of insurance thirty (30) days prior to the expiration of any policy of insurance and, upon Landlord’s request, certified true copies of the original policies within sixty (60) days after the expiration of any policy of insurance. All coverage described in this Article 6 shall be endorsed to provide Landlord, and Mortgagee with thirty (30) days’ notice of cancellation or change in terms. If Tenant shall fail to procure the insurance required under this Article 6 in a timely fashion or to deliver such policies or certificates to Landlord, Landlord may, at its option and in addition to Landlord’s other remedies for a Default by Tenant, upon written notice to Tenant, procure the same for the account of Tenant, and the cost thereof shall be immediately paid to Landlord as Supplementary Rent.

Section 6.6    No Violation of Policies. Tenant shall not violate, nor shall Tenant permit an Operating Subtenant to violate, in any material respect, any of the conditions of any of the said policies of insurance.

Section 6.7    Prohibited Insurance. Tenant shall not carry, nor shall Tenant permit an Operating Subtenant to carry, separate or additional insurance affecting the coverage described in this Article 6 concurrent in form and contributing in the event of any loss or damage to the Premises with any insurance required to be obtained by Tenant under this Lease, unless such separate or additional insurance shall comply with and conform to all of the provisions and conditions of this Article 6. Tenant shall promptly give notice to Landlord of such separate or additional insurance.

Section 6.8    Blanket/Umbrella Insurance. The insurance required by this Lease, at the option of Tenant, may be effected by blanket and/or umbrella policies issued to Tenant and the Operating Subtenants covering the Premises, provided that the policies otherwise comply with the provisions of this Lease and allocate to the different properties comprising Premises the specified coverage, without possibility of reduction or coinsurance by reason of, or damage to, any other premises named therein, and if the insurance required by this Lease shall be effected by any such blanket or umbrella policies, Tenant shall furnish to Landlord or Mortgagee certified copies or duplicate originals of such policies in place of the originals, with schedules thereto attached showing the amount of insurance afforded by such policies applicable to each of the properties comprising the Premises.

Section 6.9    Landlord’s Right to Place Policy. In the event that Tenant fails to maintain the insurance required to be maintained by Tenant under this Lease following at least two (2) Business Days written notice thereof from Landlord, Landlord may thereafter, in its sole discretion, designate that with respect to property, fire and related building insurance coverages as described in Sections 6.1(b), 6.1(e), 6.1(f) and 6.1(g) of this Lease, or in the absence of such failure, upon the agreement of Landlord and Tenant, Landlord or Landlord’s Affiliates may obtain some or all of such insurance coverages otherwise required to be obtained by Tenant under this Lease at the expense of Tenant, and in such event, Tenant shall pay to Landlord, as Supplementary Rent, the premiums and all other costs of such insurance, on a timely basis when and as required to be paid by Landlord, including payment in advance of the date such costs become due and payable, whether by payment of a single installment or in equal monthly installments. Such insurance which is obtained by Landlord or Landlord’s Affiliates shall be at costs and on terms no less favorable than prevailing market terms for similar insurance available to Tenant, and shall offer customer service which is at least at the level otherwise available to Tenant on the date of this Lease. Landlord may cause such insurance which it obtains to be provided by or through an insurance carrier or insurance agency which is an Affiliate of Landlord.

Section 6.10    Complying with Mortgagee. Tenant shall comply (and shall cause the Operating Subtenants to comply) with the insurance requirements of any Mortgagee under the Mortgage or any other loan document in connection therewith if they (a) require any insurance coverage not otherwise required under this Lease or (b) provide for more stringent coverages, terms, conditions or provisions with respect to insurance coverage required under this Lease. Additionally, Tenant shall obtain and maintain such other insurance or such greater policy amounts for the insurance specified above as Landlord may reasonably require from time to time. If required by Mortgagee, Tenant shall provide copies of policies certified by Tenant’s insurer.

Section 6.11    Premium Escrow. Notwithstanding any provision in this Lease to the contrary, upon request by Landlord, Tenant shall: (i) pay (and/or cause the Operating Subtenants to pay) to Landlord or, if directed by Landlord, Mortgagee on the first (1st) day of each month until thirty (30) days prior to the date when the next installment of the premiums for the policies of insurance that Tenant is required by the terms of this Lease to maintain (the “Insurance Premiums”) is due an amount equal to said next installment of Insurance Premiums divided by the number of months over which such payments are to be made; and (ii) thereafter during the Term pay (and/or cause the Operating Subtenants to pay) pay Landlord or Mortgagee an amount each month estimated by Landlord or Mortgagee, based on the prior year’s bills and known or reasonably anticipated premium increases, to be adequate to create a fund (“Insurance Premium Reserve Fund”) which, as each succeeding installment of Insurance Premiums becomes due, will be sufficient, thirty (30) days prior to such due date, to pay such installment in full. Landlord or Mortgagee shall use reasonable efforts to cause the monthly payments to be equal in amount, but neither of them shall be liable in the event that such required payments are unequal. All such payments shall be deemed to be Supplementary Rent and Rent hereunder. If at any time the amount of any Insurance Premium is increased, said monthly payments shall be increased within five (5) Business Days after written demand by Landlord or Mortgagee so that, thirty (30) days prior to the due date for each installment of Insurance Premiums, there will be payments on hand with Landlord or Mortgagee sufficient to pay such installments in full. Landlord or Mortgagee shall apply the full amount of the Insurance Premium Reserve Fund (as defined herein) to payments of Insurance Premiums required to be made by Tenant pursuant to this Article 6, and shall provide evidence of such payments as requested by Tenant. In making any payment relating to the Insurance Premium Reserve Fund, Landlord or Mortgagee may do so according to any bill, statement or estimate procured from the applicable insurance company or provided by Tenant without inquiry into the accuracy of such bill, statement or estimate or into the validity of any Insurance Premium. Landlord or Mortgagee shall not be required to deposit any such amounts in an interest bearing account. For the purpose of determining whether Landlord or Mortgagee has on hand sufficient moneys to pay any particular Insurance Premium at least thirty (30) days prior to the due date therefor, payments for each category of insurance shall be treated separately, it being the intention that Landlord shall not be obligated to use moneys paid for the payment of an item not yet due and payable to the payment of an item that is due and payable. Notwithstanding the foregoing, it is understood and agreed that (a) to the extent permitted by Applicable Law, payments provided for hereunder may be held by Landlord or its Affiliate or Mortgagee in a single bank account and commingled with other funds of Landlord or Mortgagee, and (b) Landlord or Mortgagee, may, if Tenant fails to make or cause Operating Subtenants to make any payments required hereunder, use payments made for any one item for the payment of the same or any other item of Rent, after written notice to Tenant designating the intended use for such payment. If this Lease shall be terminated by reason of any Event of Default, all payments then held by Landlord shall be applied by Landlord on account of any and all sums due under this Lease; if there is a resulting deficiency, Tenant shall pay the same, and if there is a surplus, Tenant shall be entitled to a refund of the surplus. Tenant acknowledges and agrees that no deficiency or lack of funds in the Insurance Premium Reserve Fund, including without limitation a deficiency or lack of funds resulting from the failure of an Operating Subtenant to make a payment that Tenant has directed the Operating Subtenant to make, shall relieve Tenant of its obligation to pay all Insurance Premiums as required under this Lease.

(a)    Security Interest. Although it is the intent of Landlord and Tenant that Tenant’s payments to Landlord for the Insurance Premium Reserve Fund are Supplementary Rent and Rent under this Lease, if a court determines that, by operation of Applicable Law, such sums are not Supplemental Rent or Rent but instead are the property of Tenant, then to further protect Landlord’s interest in said amounts, Tenant hereby grants to Landlord a first-priority security interest in the Insurance Premium Reserve Fund and any and all monies now or hereinafter deposited therein as additional security for payment of Rent. Until expended or applied in accordance with the terms of this Lease, the Insurance Premium Reserve Fund shall serve as additional security for Tenant’s obligations hereunder. During the continuance of an Event of Default, Landlord may, in addition to all other remedies under this Lease, apply any or all of the Insurance Premium Reserve Fund for the payment of Rent or other sums owing to Landlord under this Lease in its sole discretion. The Insurance Premium Reserve Fund shall not constitute trust funds.

(b)    General. Tenant shall not pledge, assign or grant a security interest in the Insurance Premium Reserve Fund, or permit any lien or encumbrance to attach thereto or any levy to be made thereon by a party claiming through Tenant, except those naming Landlord as the secured party. Should Landlord elect to hold the Insurance Premium Reserve Fund in an interest bearing account, all interest earned shall be added to the Insurance Premium Reserve Fund and Tenant shall pay all taxes due in connection therewith.

Section 6.12    Waiver of Subrogation. Neither Landlord nor Tenant shall be liable to the other or to any insurance company (by way of subrogation or otherwise) insuring the other party for any loss or damage to any building, structure or other tangible property, or any resulting loss of income, or losses under worker’s compensation laws and benefits, even though such loss or damage might have been occasioned by the negligence of such party, its agents or employees if, and to the extent, that any such loss or damage is covered by insurance benefiting the party suffering such loss or damage or was required to be covered by insurance pursuant to this Section. The provisions of this Section shall prevail over any conflicting provision in the Lease, it being the intention of Landlord and Tenant that wherever applicable the waiver of subrogation contained in this Section shall take precedence over any other provision providing for the liability of one party to the other.

ARTICLE 7
DAMAGE OR DESTRUCTION

Section 7.1    Restoration. If the Premises or any Building or any part thereof shall be damaged or destroyed by fire or other casualty (including any casualty for which insurance was not obtained or obtainable) of any kind or nature, ordinary or extraordinary, foreseen or unforeseen, (a) Landlord shall pay over to Tenant, upon the terms set forth in Section 7.2 and Section 7.3, any moneys which may be recovered by Landlord from property insurance procured by Tenant as required by this Lease, (or by an Operating Subtenant as permitted by this Lease), (b) this Lease shall be unaffected thereby and shall continue in full force and effect, and (c) Tenant shall, at Tenant’s sole cost and expense, expeditiously and in a good and workmanlike manner, cause such damage or destruction to be remedied or repaired (the “Restoration”) by restoring the Premises to substantially the same condition and configuration immediately prior to such damage or destruction. All Restoration work shall be performed in accordance with the provisions of this Lease, including, without limitation, the provisions of Section 5.4 and 5.5 hereof. Tenant hereby waives the provisions of any Applicable Law to the contrary and agrees that the provisions of this Article 7 shall govern and control in lieu thereof. If Tenant shall fail or neglect to restore the Premises with reasonable diligence, or having so commenced such Restoration, shall fail to complete the same with reasonable diligence, or if prior to the completion of any such Restoration by Tenant, this Lease shall expire or be terminated for any reason, Landlord shall have the right, but not the obligation, to complete such Restoration at Tenant’s cost and expense and the cost thereof shall be payable within five (5) days after written demand as Supplementary Rent, together with interest thereon from the date of demand until paid at the Default Rate. In addition, if Landlord so completes the Restoration as provided hereunder, Landlord shall be entitled to a reasonable supervisory fee from Tenant to compensate Landlord for administering the Restoration. The obligations of Tenant under this Section 7.1 shall survive the expiration or earlier termination of this Lease.

Section 7.2    Disbursing of Proceeds. Subject to the provisions of this Article 7, Landlord, the insurance carrier, or any Mortgagee may elect in their discretion to perform the Restoration (being under no obligation to do so). If none of such parties so elect, Landlord shall pay over to Tenant from time to time, upon the following terms, any moneys which may be received by Landlord from property insurance provided by Tenant or the Operating Subtenant but, in no event, to any extent or in any sum exceeding the amount actually collected by Landlord upon the loss; provided, however, that Landlord, before paying such moneys over to Tenant, shall be entitled to reimburse or pay itself therefrom to the extent, if any, of (i) the expenses paid or incurred by Landlord in the collection of such moneys, and (ii) during the continuance of an Event of Default, any other amounts then outstanding and owing to Landlord under this Lease. Landlord shall pay to Tenant, as herein provided, the aforesaid insurance proceeds which may be received by Landlord for the purpose of Restoration to be made by Tenant to restore the Premises to a value which shall not be less than the value of the Premises prior to such fire or other casualty. Prior to making any Restoration, Tenant shall furnish Landlord with an estimate of the cost of such Restoration, prepared by a licensed third party architect or contractor selected by Tenant and reasonably approved by

Landlord. Such insurance moneys shall be paid to Tenant (or, at Landlord’s option, directly to the party to whom such payment is due) on a timely basis in accordance with the payment provisions contained in the contract between Tenant and the contractor, as approved by Landlord in its reasonable discretion and subject to and in accordance with the terms of this Lease (the “Restoration Contract”). If any vendor’s, mechanic’s, laborer’s, or materialman’s lien is filed against the Premises or any part thereof, or if any public improvement lien is created or permitted to be created by Tenant and is filed against Landlord, or any assets of, or funds appropriated to, Landlord, Tenant shall not be entitled to receive any further installment until such lien is satisfied or otherwise discharged, unless such lien is contested by Tenant in good faith and Tenant has obtained and delivered a bond in accordance with the Michigan Construction Lien Act and issued by a surety, in an amount and in form otherwise satisfactory to Landlord in its reasonable discretion. Subject to the terms of the Restoration Contract, the amount of any installment to be paid to Tenant shall be such proportion of the total insurance moneys received by Landlord as the cost of labor and materials theretofore incorporated by Tenant in the Restoration bears to the total estimated cost of the Restoration by Tenant, less (a) all payments theretofore made to Tenant out of said insurance proceeds, and (b) ten percent (10%) of the amount so determined (the “Retainage”). Notwithstanding the foregoing, but subject to the terms of the Restoration Contract, Landlord shall not withhold the Retainage from any installment provided (i) such installment constitutes the final payment due a contractor or materialman, or (ii) the contractor is bonded and Tenant furnishes to Landlord payment and performance bonds and labor and material bonds of Tenant’s (or the Operating Subtenant’s) contractor complying with the Requirements, Applicable Laws and otherwise satisfactory to Landlord in its reasonable discretion, naming Landlord as co-obligee, in which event Landlord shall withhold from such installment the same percentage withheld by Tenant or the Operating Subtenant pursuant to the Restoration Contract. Upon completion of and payment for the Restoration, including reimbursement of the Retainage or other amount, as applicable, the balance of any and all insurance proceeds held by Landlord shall be paid to Tenant so long as no Default (notice of which has been sent by Landlord to Tenant) or Event of Default is continuing hereunder. In the event that the insurance proceeds are insufficient for the purpose of paying for the Restoration, Tenant shall nevertheless be required to make the Restoration and pay any additional sums required for the Restoration in accordance with the provisions of Section 7.4 hereof. Notwithstanding the foregoing, if Landlord makes the Restoration at Tenant’s expense, as provided in Section 7.1 hereof, then Landlord shall use any amounts held by Landlord to pay for the cost of such Restoration.

Section 7.3    Payment Conditions. Subject to the terms of the Restoration Contract, the following shall be conditions precedent to each payment made to Tenant (or to any other party) as provided in Section 7.2 above:

(a)    Tenant shall provide to Landlord the certificate of the aforesaid architect or contractor stating (i) that the sum then requested to be withdrawn either has been paid by Tenant and/or is justly due to contractors, subcontractors, materialmen, engineers, architects or other persons (whose names and addresses shall be stated) who have rendered or furnished certain services or materials for the work and giving a brief description of such services and materials and the principal subdivisions or categories thereof and the several amounts so paid or due to each of such persons in respect thereof, and stating in reasonable detail the progress of the work up to the date of said certificate, (ii) that no part of such expenditures (A) has been or is being made the basis, in any previous or then pending request, for the withdrawal of insurance money or (B) has been made out of the proceeds of insurance received by Tenant or the Operating Subtenant, (iii) that the sum then requested does not exceed the value of the services and materials described in the certificate, and (iv) that the balance of any insurance proceeds held by Landlord, together with such other sums, if any, which Tenant or the Operating Subtenant has made or will (for which evidence of Tenant’s intention and ability shall be to Landlord’s satisfaction in its sole and absolute discretion) make available for the Restoration in accordance with Section 7.4 hereof and to Landlord’s satisfaction (in its sole and absolute discretion) will be sufficient upon completion of the

Restoration to pay for the same in full, and stating in reasonable detail an estimate of the cost of such completion;

(b)    there shall be furnished to Landlord an official search, or a certificate of a title insurance company satisfactory to Landlord in its sole and absolute discretion, or other evidence satisfactory to Landlord in its sole and absolute discretion, showing that there has not been filed any vendor’s, mechanic’s, laborer’s or materialmen’s statutory or other similar lien affecting the Premises or any part thereof, or any public improvement lien created or permitted to be created by Tenant or any Operating Subtenant affecting Landlord, or the assets of, or funds appropriated to, Landlord, which has not been discharged of record, except such as will be discharged upon payment of the amount then requested to be withdrawn, or unless any such lien is contested by Tenant in good faith and Tenant has obtained and delivered a bond issued by a surety, in accordance with the Michigan Construction Lien Act provided such bond fully covers the amount of the construction lien and would not be considered an exception to Landlord’s American Land Title Association title policy;

(c)    at the time of making such payment, no Default or Event of Default shall have occurred and be continuing;

(d)    Tenant shall have deposited the items required to be deposited under Section 7.4; and

(e)    Unless any such lien is contested by Tenant in good faith and Tenant has obtained and delivered a bond in the full amount of the lien issued by a surety in accordance with the Michigan Construction Lien Act and in form satisfactory to Landlord, if the amount due to any such Person to be paid from such payment exceeds $25,000 and the failure to pay for the applicable underlying work or material could result in a Lien, such payment request shall be accompanied by conditional lien waivers or other evidence of payment from such Person reasonably satisfactory to Landlord.

Section 7.4    Payment of Excess Costs. If the estimated cost of any Restoration determined as provided in Section 7.2 hereof exceeds the net insurance proceeds then, prior to the commencement of any Restoration, Tenant hereby covenants to deposit with Landlord, a bond, cash or other security satisfactory to Landlord (in its sole and absolute discretion) in the amount of ten percent (10%) of such excess, to be held and applied by Landlord in accordance with the provisions of Section 7.2 hereof, as security for the completion of the work, free of public improvement, vendors’, mechanics’, laborers’ or materialmen’s statutory or other similar liens.

Section 7.5    No Termination of Lease. As material consideration to Landlord for its agreement to enter into this Lease, the parties agree that this Lease shall not terminate or be forfeited or be affected in any manner, and there shall be no reduction or abatement of the Rent payable hereunder, by reason of damage to or total, substantial or partial destruction of the Premises or any part thereof or by reason of the untenantability of the same or any part thereof, for or due to any damage or destruction of the Premises from any cause whatsoever, and, notwithstanding any Applicable Law, present or future, Tenant waives any and all rights to quit or surrender the Premises or any part thereof on account of any damage or destruction of the Premises. Tenant expressly agrees that its obligations hereunder, including the payment of Rent payable by Tenant hereunder, shall continue as though the Premises had not been damaged or destroyed and without abatement, suspension, diminution or reduction of any kind.

Section 7.6    Applicability of Mortgage. All provisions contained in the Mortgage or any other document in connection therewith which concern or pertain to the Restoration of the Premises, the application of insurance proceeds and any and all matters concerning a casualty shall take precedence over and be in lieu of any contrary provision provided for in this Lease.

ARTICLE 8
CONDEMNATION

Section 8.1    Generally. Tenant, immediately upon obtaining knowledge of the institution of any proceeding for a Taking, shall notify Landlord and Mortgagee thereof and Landlord and Mortgagee shall be entitled to participate in any Taking proceeding. Subject to the provisions of this Article 8. Tenant hereby irrevocably assigns to Mortgagee or to Landlord, in that order, any award or payment to which Tenant is or may be entitled by reason of any Taking, whether the same shall be paid or payable for Tenant’s leasehold interest hereunder or otherwise.

Section 8.2    Limited Termination Right. (a) If the whole of the Premises shall be permanently taken by condemnation or other eminent domain proceedings pursuant to any Applicable Law, general or special, or by conveyance made in response to the threat of the exercise of such a right (a “Taking”), or if a substantial and material portion of the Premises is taken such that neither Tenant nor the applicable Operating Subtenant is able to operate all of the Facilities in substantially the same manner as it was operated prior to the Taking, then on the earlier of the date of the vesting of title to the Premises or the date of taking of possession of the Premises (the “Ending Date”): (i) this Lease shall terminate, (ii) all Rent required to be paid by Tenant under this Lease shall be pro-rated up to such date, (iii) Landlord shall be entitled to any and all awards in connection with such condemnation on account of Landlord’s fee simple interest in the Land and the Buildings, with such proceeds going first to pay any outstanding amounts owed to Mortgagee, and (iv) Tenant shall be entitled to receive any and all awards on account of Tenant’s Personal Property, moving expenses and interruption of or damage to Tenant’s or the affected Operating Subtenant’s business, with such proceeds going first to pay any outstanding amounts owed to Mortgagee. Upon such termination, this Lease shall be of no further force and effect, except that any obligation or liability of either party, actual or contingent, under this Lease which has accrued on or prior to the Ending Date shall survive and any prepayment of Rent shall be prorated between the parties. In the event of a partial Taking that results in the reduction of the number of licensed beds at a Facility, the terms and conditions of this Lease that are determined based upon the number of licensed beds shall be adjusted downward to account for the number of licensed beds at the Facilities that are the subject of the Taking, and such reduction shall be the basis for a proportionate reduction in Base Rent, but shall not be the basis for an Event of Default.

(b)    If there shall be a Taking of the entire Premises for a particular Facility or of a substantial and material portion of the Premises for a particular Facility such that neither Tenant nor the affected Operating Subtenant is able to operate such Facility in substantially the same manner as it was operated prior to the Taking, then on the Ending Date for such particular Facility; (i) the Premises for such Facility shall no longer be leased by Landlord to Tenant under this Lease and shall be removed and thereafter not be a part of the Premises, (ii) Landlord shall be entitled to any and all awards in connection with such condemnation on account of Landlord’s fee simple interest in the Land and the Buildings associated with such Facility, with such proceeds going first to pay any outstanding amounts owed to Mortgagee, and (iii) as between Landlord and Tenant, Tenant shall be entitled to receive any and all awards on account of Tenant’s Personal Property used in connection with such Facility, moving expenses and interruption of or damage to Tenant’s or the affected Operating Subtenant’s business associated with such Facility, with such proceeds going first to pay any outstanding amounts owed to Mortgagee. Upon such removal of the Premises for such Facility from this Lease, (1) this Lease shall be of no further force and affect with respect to such Premises, except that any obligation or liability of either party, actual or contingent, under this Lease with respect to such Premises which has accrued on or prior to such Ending Date, for such particular Facility shall survive, (2) any prepayment of Rent on account of such condemned Facility shall be prorated between the parties, and (3) effective as of the Ending Date, the Base Rent payable hereunder shall be reduced by the Base Rent payable hereunder immediately prior to the Ending

Date multiplied by a fraction (x) the numerator of which is the Facility EBITDAR for such Facility for the twelve (12) full calendar months immediately prior to the month in which the Ending Date occurs and (y) the denominator of which is the Facility EBITDAR for the twelve (12) full calendar months immediately prior to the month in which the Ending Date occurs.

Section 8.3    Partial Taking. In the event of a permanent partial Taking of one or more of the Building(s), in which the portion of the Premises taken is such that Tenant or the affected Operating Subtenant may continue to operate the Facilities in substantially the same manner as it was operated prior to the Taking in Tenant’s reasonable discretion, this Lease shall be unaffected by such Taking, and Tenant shall, continue to pay the Base Rent and Supplementary Rent pursuant to Article 2 and the following shall apply:

(i)    Landlord shall be entitled to receive the entire award in any proceeding with respect to such Taking without deduction therefrom for any estate vested in Tenant by this Lease and Tenant shall receive no part of such award;

(ii)    Notwithstanding the foregoing, in the event this Section 8.3 is applicable, Landlord shall pay over to Tenant from time to time any moneys which may be received by Landlord on account of the exercise of the power of eminent domain with respect to the Premises, which (x) are necessary for Tenant to repair and restore such Building(s) such that the remaining portion of the Facilities may continue to be operated and (y) represent an award for the loss of Tenant’s Personal Property, moving expenses and interruption of or damage to Tenant’s or the affected Operating Subtenant’s business; provided, however, that Landlord, before paying such moneys over to Tenant, shall be entitled to reimburse or pay itself therefrom to the extent, if any, of (i) the reasonable expenses paid or incurred by Landlord in the collection of such moneys, and (ii) any other amounts then outstanding and owing to Landlord under this Lease. Such moneys shall be paid over to Tenant on the terms and subject to the conditions set forth in Article 7 as if, for this purpose, such moneys were insurance proceeds resulting from casualty to the Premises. Tenant agrees to undertake such Restoration on such terms and subject to such conditions to the extent of the availability of such proceeds and such additional funds as are necessary to complete the Restoration at Tenant’s own cost and expense.

Section 8.4    Taking Unimproved Land. If only unimproved land shall be the subject of a Taking and Sections 8.2 and 8.3 do not apply, this Lease shall be unaffected by such Taking, and Tenant shall continue to pay the Base Rent and Supplementary Rent pursuant to Article 2 and Landlord shall be entitled to receive the entire award in any proceeding with respect to such Taking without deduction therefrom for any estate vested in Tenant by this Lease and Tenant shall receive no part of such award.

Section 8.5    Temporary Taking. If the use or occupancy of all or any part of the Premises shall be the subject of a temporary Taking during the Term of this Lease, Tenant shall be entitled, except as hereinafter set forth, to receive that portion of the award for such temporary Taking which represents compensation for the use and occupancy of the Premises and, if so awarded, for the temporary Taking of Tenant’s Personal Property and for moving expenses, and that portion which represents reimbursement for the cost of Restoration of the Premises. This Lease shall be and remain unaffected by such temporary Taking and Tenant shall be responsible for all obligations hereunder not affected by such temporary Taking and shall continue to pay in full when due the Base Rent and Supplementary Rent and all other sums required to be paid by Tenant pursuant to the provisions of this Lease. If the period of temporary use or occupancy shall extend beyond the Expiration Date, that part of the award which represents compensation for the use or occupancy of the Premises (or a part thereof) shall be divided between Landlord and Tenant so that Tenant shall receive so much thereof as represents the period to and including the Expiration Date and Landlord shall receive so much as represents the period subsequent to the Expiration Date and Landlord shall be entitled to receive that portion which represents reimbursement for the cost of Restoration of the Premises. All moneys received by Tenant as, or as part of, an award for temporary use and occupancy for a period beyond the date to which the sums to be paid by Tenant hereunder have been paid by Tenant shall be received, held and applied by Tenant as a trust fund for payment of all sums payable by Tenant hereunder.

Section 8.6    Cooperation. Each party agrees to execute and deliver to each other and to applicable Governmental Authorities all documents and instruments that may be required to effectuate the provisions of this Article 8.

ARTICLE 9
ASSIGNMENT AND SUBLETTING

Section 9.1    General Restriction. Except as expressly permitted by this Lease, Tenant shall not directly or indirectly (i) sell, assign, mortgage, convey, alienate, sublease or otherwise transfer, directly or indirectly, by operation of law or otherwise, this Lease, all or any portion of Tenant’s estate or interest in this Lease or the Premises, (ii) permit any assignment of this Lease or any estate or interest therein by operation of law, (iii) grant any Sublease (other than the Operating Subleases), license, concession, or other right of occupancy of all or any portion of the Premises, other than in the ordinary course of business to the operators of ancillary services offered to residents of the Facilities, such as beauticians and physical therapists, (iv) permit the use of the Premises or any part thereof by any parties other than Tenant or the Operating Subtenants, (v) mortgage, encumber, pledge, grant a security interest in, collaterally assign or conditionally transfer this Lease or any Subleases or any of the rents, issues and profits from a sublease operator or any other commercial sublessee or Tenant’s estate or interest in the Premises, (vi) sell, convey or transfer, directly or indirectly, by operation of law or otherwise, any capital stock, membership interests, partnership interests, trust units, or any other equity interest in Tenant, Guarantor, or in any direct or indirect constituent owner of Tenant or Guarantor, (vii) consummate, or permit any direct or indirect constituent owner of Tenant to consummate, any transaction resulting in, or otherwise in any way implement or permit any direct or indirect constituent owner of Tenant to implement, a change of control (as defined below), (viii) permit Guarantor or any direct or indirect constituent owner of Guarantor to consummate, any transaction resulting in, or otherwise in any way implement or permit any direct or indirect constituent owner of Guarantor to implement, a change of control (as the terms “control” and “change of control” are defined below), or (ix) permit any Operating Subtenant to directly or indirectly do any of the foregoing (each of the foregoing, a “Transfer”), without Landlord’s prior written consent, which consent may be granted or withheld in Landlord’s sole and absolute discretion. For purposes of this Article 9, the terms: (i) “control” or “controls” means (a) ownership directly or indirectly of more than fifty percent (50%) of all capital stock, membership interests, partnership interests, trust units, or any other equity interest in in an entity, or (b) possession, direct or indirect, of the power to direct or to cause the direction of, the management and policies of any person or entity, whether through the ownership of voting securities, or partnership, membership or other equity interests, by contract or otherwise; and (ii) “change of control” means (a) a change of the direct or indirect power to direct or to cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, or partnership, membership or other equity interests, by contract or otherwise, (b) the pledge, hypothecation, encumbrance or transfer of any interest in an entity, or (c) the merger or consolidation of an entity by, with or into another entity. Any attempted Transfer in violation of the terms and covenants of this Section 9.1 shall be void. If Landlord consents in writing to a Transfer, then (1) Tenant shall nevertheless at all times remain fully responsible and liable for payment of the Rent and for compliance with all of Tenant’s other duties, obligations and covenants under this Lease, (2) the transferee shall be required to execute and deliver an assumption of all obligations of Tenant hereunder that are applicable to such Transfer, pursuant to an instrument satisfactory to Landlord, and (3) the Transfer shall be conditioned upon obtaining and securing (A) all necessary Health Care Licenses and other approvals and consents of Governmental Authorities at no expense to the Landlord and (B) the consent of any Mortgagee, which consent may be withheld in Mortgagee’s sole discretion. Notwithstanding any contrary or ambiguous provision of this Lease, occupancy of individual rooms or beds by bona fide residents of a Facility and operations of concessionaires within a Facility that do not have any tenancy or other possessory rights and are on contracts that may be terminated without penalty on thirty (30) or less days’ notice (e.g., third party providers of goods or services to residents of a Facility utilizing space within the Facility for such purpose), in the ordinary course of business shall be permitted and shall not be considered a “Sublease” for purposes of this Article 9. Notwithstanding any provision of this Lease to the contrary, there shall be no assignment of this Lease with respect to less than the entire Premises. Landlord hereby consents to the existing subleases set forth in the attached Schedule 9.1.

Notwithstanding the foregoing or any other language to the contrary in this Agreement, no Transfer shall be permitted without the prior consent of Landlord in its sole and absolute discretion, to the extent it results in any Parent Guarantor having less of a direct or indirect ownership interest in any of Tenant, Operating Subtenant and/or Guarantor than such Parent Guarantor possesses as of the Effective Date, and/or (b) Parent Guarantor ceasing to have an active role in the day-to-day management of Tenant, Operating Subtenant and/or Guarantor (the foregoing restriction not to apply to the death or legal incapacity of Lou Andriotti).

The parties hereby acknowledge that the structure created by the Lease and the Operating Subleases is not intended to limit the rights granted to or expressly or implicitly reserved by Landlord under this Lease. Accordingly, notwithstanding any provision of this Lease to the contrary, where an Operating Sublease obligates an Operating Subtenant to obtain the prior consent of approval of Tenant as the sublandlord under the Operating Sublease, Tenant shall not give such consent or approval to the Operating Subtenant without first obtaining the prior written consent or approval of Landlord as required under this Lease.

Section 9.2    Request for Consent. If Tenant requests Landlord’s or any Mortgagee’s consent to a Transfer, Landlord and such Mortgagee shall be given not less than thirty (30) days’ advance written notice of the proposed Transfer, which notice shall be delivered to Landlord and such Mortgagee together with (i) an updated organizational chart and a true and complete copy of the proposed instrument(s) of the Transfer, and (ii) such other information and documents as Landlord or such Mortgagee may request in its reasonable discretion. Tenant shall pay, on demand, Landlord’s and such Mortgagee’s reasonable costs and expenses in connection with their consideration of whether to grant any such consent to a Transfer. No Transfer may be proposed or consummated during the continuance of a Default or an Event of Default.

Section 9.3    Nature of Consent. Any consent by Landlord under this Article 9 shall apply only to the specific transaction thereby authorized and shall not relieve Tenant from the requirement of obtaining the prior written consent of Landlord to any further Transfer of this Lease. No Transfer of all or a portion of this Lease shall release or relieve the original named Tenant (or any previously approved transferee) from any obligations of Tenant hereunder, and the original named Tenant (or any previously approved transferee) shall remain liable for the performance of all obligations of Tenant hereunder.

Section 9.4    Subtenant Compliance. If Landlord consents in writing to a Transfer involving a Sublease, license or occupancy agreement with respect to the Premises or any part thereof, Tenant shall cause each permitted subtenant, licensee and occupant (each a “Subtenant” and collectively, the “Subtenants”) to comply with its obligations under its respective Sublease, license or occupancy agreement, and Tenant shall diligently enforce all of its rights thereunder in accordance with the terms of such Sublease, license or occupancy agreement and this Lease.

Section 9.5    Subtenant Breach. The fact that a violation or breach of any of the terms, provisions or conditions of this Lease results from or is caused by an act or omission by any of the Subtenants shall not relieve Tenant of Tenant’s obligation to cure the same. Tenant shall take all necessary steps to prevent any such violation or breach.

Section 9.6    Certain Landlord Rights Following Event of Default. If this Lease is assigned, or if the Premises or any part thereof is subleased, licensed or occupied by anybody other than Tenant, Landlord may, after an Event of Default by Tenant, and in addition to any other remedies herein provided or provided by Applicable Law, collect all rent becoming due to Tenant directly from the Subtenants, and apply the net amount collected to the Rent herein reserved and all other sums due to Landlord by Tenant hereunder, but no such assignment, sublease, license, occupancy or collection shall be deemed a waiver of this covenant, or the acceptance of the Subtenant as tenant, or a release of Tenant from the further performance by Tenant of the terms, covenants, and conditions on the part of Tenant to be observed or performed hereunder. Tenant hereby authorizes and directs any such Subtenant to make such payments of rent directly to Landlord, or into any cash management system required by any Mortgagee upon receipt of notice from Landlord, and each Sublease will contain this provision. In the event that amounts payable under such assignment, sublease, license or occupancy agreement exceed the sums due to Landlord by Tenant hereunder, Landlord shall be entitled to receive all of such excess proceeds and Tenant hereby agrees to immediately pay over to Landlord all such excess upon Tenant’s receipt of same. No direct collection by Landlord from any such Subtenant shall be construed to constitute a novation or a release of Tenant from the further performance of its obligations hereunder. After any assignment, subletting, license or occupancy, Tenant’s liability hereunder shall continue notwithstanding any subsequent modification or amendment hereof or the release of any subsequent tenant hereunder from any liability, to all of which Tenant hereby consents in advance. The consent by Landlord to any Transfer shall not in any way be construed to relieve Tenant from obtaining the express written consent of Landlord to any further Transfer.

Section 9.7    Collateral Assignment. To secure the prompt and full payment by Tenant of the Rent and the faithful performance by Tenant of all the other terms and conditions herein contained on its part to be kept and performed, Tenant hereby collaterally assigns, transfers and sets over unto Landlord, subject to the conditions hereinafter set forth, all of Tenant’s right, title and interest in and to all permitted subleases, assignments, licenses and occupancy agreements, including the Operating Subleases (each a “Sublease” and collectively, the “Subleases”) and hereby confers upon Landlord, its agents and representatives, a right of entry (after prior written notice) in, and sufficient possession of, the Premises to permit and ensure the collection by Landlord of the rentals and other sums payable under the Subleases, and further agrees that the exercise of said right of entry and qualified possession by Landlord shall not constitute an eviction of Tenant from the Premises or any portion thereof and that should said right of entry and possession be denied Landlord, its agent or representative, Landlord, in the exercise of said right, may use all requisite force (subject to Applicable Law) to gain and enjoy the same without responsibility or liability to Tenant, its servants, employees, guests or invitees, or any Person whomsoever; provided, however, that such assignment shall become operative and effective only if (a) a Default shall occur and be continuing or (b) this Lease and the Term shall be cancelled or terminated pursuant to the terms, covenants and conditions hereof or (c) there occurs repossession under a dispossess warrant or other re-entry or repossession by Landlord under the provisions hereof or (d) a receiver for the Premises is appointed, and then only as to such of the subleases that Landlord may elect to take over and assume. At any time and from time to time within ten (10) days after Landlord’s written demand, Tenant promptly shall deliver to Landlord a schedule of all Subleases, setting forth the names of all Subtenants, with a true, correct and complete copy of each of the Subleases. Upon reasonable request of Landlord, Tenant shall permit Landlord and its agents and representatives to inspect all Subleases affecting the Premises. Tenant covenants that each Sublease shall provide that the Subtenant thereunder shall be required from time to time, upon request of Landlord or Tenant, to execute, acknowledge and deliver, to and for the benefit of Landlord, an estoppel certificate confirming with respect to such Sublease the information set forth in Section 14.1 hereof. Neither the foregoing nor any other provisions relating to the Subleases and/or Operating Subtenants shall be deemed to supersede or otherwise limit Landlords’ right to consent to the same pursuant to the terms hereof.

Section 9.8    Required Sublease Terms. Tenant covenants and agrees that all Subleases hereafter entered into affecting the Premises shall provide that (a) they are subject to this Lease and that the principals of the Subtenant acknowledge that they have read this Lease and accept the terms hereof, (b) the term thereof shall not end less than one (1) day prior to the Expiration Date hereof, unless Landlord shall consent otherwise, which consent may be withheld in Landlord’s sole and absolute discretion, (c) the Subtenants will not do, authorize or execute any act, deed or thing whatsoever or fail to take any such action which will or may cause Tenant to be in violation of any of its obligations under this Lease, (d) the Subtenants will not pay rent or other sums under the Subleases with Tenant for more than one (1) month in advance, (e) the Subtenants shall give to Landlord at the address and otherwise in the manner specified in Section 21.8 hereof a copy of any notice of default by Tenant as the landlord under the Subleases at the same time as, and whenever, any such notice of default shall be given by the Subtenants to Tenant, (f) the Subtenants shall grant to the landlords under the Subleases a security interest in all of their right, title and interest in the Health Care Licenses and the Provider Agreements, such grant to be pursuant to a provision that is substantially similar to Section 12.15 hereof, and (g) in the event of the termination or expiration of this Lease prior to the Expiration Date hereof, any such Subtenant, at Landlord’s election, shall be obligated to attorn to and recognize Landlord as the lessor under such Sublease, in which event such Sublease shall continue in full force and effect as a direct lease between Landlord and the Subtenant upon all the terms and conditions of such Sublease, except as hereinafter provided. Any attornment required by Landlord of such Subtenant shall be affective and self-operative as of the date of any such termination or expiration of this Lease without the execution of any further instrument; provided, however, that such Subtenant shall agree, upon the request of Landlord, to execute and deliver any such instruments in recordable form and otherwise in form and substance satisfactory to Landlord in its sole and absolute discretion to evidence such attornment. With respect to any attornment required by Landlord of any Subtenant hereunder, (i) at the option of Landlord, Landlord shall recognize all rights and obligations of Tenant as the lessor under such sublease and the Subtenant thereunder shall be obligated to Landlord to perform all of the obligations of the Subtenant under such Sublease and (ii) Landlord shall have no liability, prior to its becoming lessor under such Sublease, to such Subtenant nor shall the performance by such Subtenant of its obligations under the Sublease, whether prior to or after any such attornment, be subject to any defense, counterclaim or setoff by reason of any default by Tenant in the performance of any obligation to be performed by Tenant as lessor under such Sublease, nor shall Landlord be bound by any prepayment of more than one (i) month’s rent unless such prepayment shall have been expressly approved in writing by Landlord. The provisions of this Section shall survive the expiration or earlier termination of the Term.

Section 9.9    Bankruptcy. If Tenant assumes this Lease and proposes to assign the same pursuant to the provisions of Title 11 of the United States Code or any statute of similar purpose or nature (the “Bankruptcy Code”) to any person or entity who shall have made a bona fide offer to accept an assignment of this Lease on terms acceptable to Tenant, then notice of such proposed assignment shall be given to Landlord by Tenant no later than fifteen (15) days after receipt of such offer by Tenant, but in any event no later than ten (10) days prior to the date that Tenant shall file any application or motion with a court of competent jurisdiction for authority and approval to enter into such assumption and assignment. Such notice shall set forth (a) the name and address of the assignee, (b) all of the terms and conditions of such offer, and (c) the proposal for providing adequate assurance of future performance by such person under the Lease, including, without limitation, the assurance referred to in Section 365 of the Bankruptcy Code. Any person or entity to which this Lease is assigned pursuant to the provisions of the Bankruptcy

Code shall be deemed without further act or deed to have assumed all of the obligations arising under this Lease from and after the date of such assignment. Any such assignee shall execute and deliver to Landlord upon demand an instrument confirming such assumption.

Section 9.10    Adequate Assurance. The term “adequate assurance of future performance” as used in this Lease means (in addition to the assurances called for in Bankruptcy Code Section 365(1)) that any proposed assignee shall, among other things, (a) deposit with Landlord on the assumption of this Lease an amount equal to the greater of (i) two (2) times the then monthly Base Rent and Supplementary Rent or (ii) such other amount deemed by the Bankruptcy Court to be reasonably necessary for the adequate protection of Landlord under the circumstances, as security for the faithful performance and observance by such assignee of the terms and obligations of this Lease, (b) furnish Landlord with financial statements of such assignee for the prior three (3) fiscal years, as finally determined after an audit and certified as correct by a certified public accountant, which financial statements shall show a net worth at least equal to the amount of the deposit referenced in (a) above, (c) if determined by the Bankruptcy Court to be appropriate under the circumstances, grant to Landlord a security interest in such property of the proposed assignee as Landlord shall deem necessary to secure such assignee future performance under this Lease, and (d) provide such other information or take such action as Landlord, in its reasonable judgment, shall determine is necessary to provide adequate assurance of the performance by such assignee of its obligations under the Lease.

Section 9.11    Lease Rejection. If, at any time after Tenant may have assigned Tenant’s interest in this Lease in a proceeding of the type described in Section 12.1(h) or (i) of this Lease shall be disaffirmed or rejected in any proceeding of the types described in Section 12.1(h) or (i) hereof, or in any similar proceeding, or in the event of termination of this Lease by reason of any such proceeding or by reason of lapse of time following notice of termination given pursuant to Article 12 based upon any of the events of default set forth in said Section 12.l(h) or (i), Tenant, upon request of Landlord given within thirty (30) days next following any such disaffirmance rejection or termination (and actual notice thereof to Landlord in the event of a disaffirmance or rejection or in the event of termination other than by act of Landlord), shall (a) pay to Landlord all Base Rent and Supplementary Rent due and owing by the assignee to Landlord under this Lease to and including the date of such disaffirmance, rejection or termination, and (b) as “tenant”, enter into a new lease with Landlord for a term commencing on the effective date of such disaffirmance, rejection or termination and ending on the expiration date of the Term, unless sooner terminated as in such lease provided, at the same Base Rent and Supplementary Rent upon the then executory terms, covenants and conditions as are contained in this Lease, except that (i) Tenant’s rights under the new lease shall be subject to the possessory rights, if any, of the assignee under this Lease and the possessory rights of any person claiming through or under such assignee or by virtue of any Applicable Law, (ii) such new lease shall require all defaults existing under this Lease to be cured by Tenant with due diligence, and (iii) such new lease shall require Tenant to pay all Base Rent and Supplementary Rent reserved in this Lease which, had this Lease not been so disaffirmed, rejected or terminated, would have accrued under the provisions of this Lease after the date of such disaffirmance, rejection or termination with respect to any period prior thereto. If Tenant shall default in its obligation to enter into said new lease for a period of ten (10) days next following Landlord’s request therefor, then in addition to all other rights and remedies by reason of such default, either at law or in equity, Landlord shall have the same rights and remedies against Tenant as if Tenant had entered into such new lease and such new lease had thereafter been terminated as of the commencement date thereof by reason of Tenant’s default thereunder.

Section 9.12    Healthcare Issues.

(a)    Upon Landlord’s written demand following the expiration of the term of this Lease or upon the termination of this Lease after an Event of Default, Tenant shall assign (or, if held in the name of the Operating Subtenant, shall cause the Operating Subtenant to assign) to Landlord (i) all assignable Health Care Licenses, certificates or permits, and (ii) the names associated with the Facilities as then known to the general public (but excluding any names that are Tenant’s Personal Property), along with the responsibilities and obligations for the management and operation of the Premises. To the extent that assignment of the Health Care Licenses, certificates or permits is not permitted by Applicable Law and approved by all applicable Governmental Authorities, then Tenant shall (and as necessary, shall cause the Operating Subtenant to) continue to manage and operate the Facility pursuant to an agreement mutually acceptable to Landlord, Tenant, and the Operating Subtenant during such period of time that such replacement tenant and licensed operator of such Facility applies for the issuance of same to said parties. Tenant agrees to use its best efforts to cooperate (and to cause the Operating Subtenants to cooperate) with Landlord and any new tenant and licensed operator to accomplish the transfer of management and operation without interrupting the operation of the Premises and the parties shall enter into an Operations Transfer Agreement reasonably acceptable to the parties. For purposes of all regulatory filings, this provision shall be deemed explicit authorization and consent by Tenant to the transfer of all operations of the Facility to the successor operator identified by Landlord. If Tenant fails to provide such cooperation or to make or refuses to recognize the assignment of any Health Care Licenses, permits, certificates (to the extent permitted by Applicable Law) or trade names referred to herein, this provision of this Lease shall constitute an act of assignment to the replacement licensed operator and/or lessee identified by Landlord to the extent such assignment is permitted by Applicable Law.

(b)    The present number of licensed beds in the Premises shall not be reduced, taken out of service or removed from any Third Party Payor program or otherwise transferred by Tenant or the Operating Subtenants to others or to other locations or among the Premises for the respective Facilities unless approved in advance by Landlord in writing, which approval may be withheld in Landlord’s sole and absolute discretion.

(c)    Tenant shall not and shall not allow a Subtenant or any Person to abandon or surrender any licenses, permits, certificates or authorizations required for or which relate to the operation of the Premises for the Permitted Use, as applicable and as indicated on Schedule 1, without prior notice to, and receipt of written approval from, Landlord. Tenant shall not and shall not allow any Person to act or fail to act in any manner which will cause any licenses, permits or certificates to be revoked or not renewed by any Governmental Authority having jurisdiction thereof.

(d)    Tenant shall not file bankruptcy, become insolvent, permit itself to become subject to any action seeking the appointment of a trustee, receiver, liquidator, custodian or similar official of Tenant or a substantial part of its assets, permit itself to become subject to any action of involuntary receivership, fail to pay its debts as they become due, or take any corporate action to authorize any of the foregoing without the prior written consent of Landlord.

Section 9.13    Survival. The provisions of Sections 9.7, 9.8, 9.9, 9.12 and 9.13 hereof shall survive the expiration or earlier termination of this Lease.

Section 9.14    Special Purpose Entity. Notwithstanding any of the foregoing, any assignee of Tenant’s interest in this Lease must at all times be a Special-Purpose Entity.

Section 9.15    Sublease Rent Limitation. Anything contained in this Lease to the contrary notwithstanding, without the prior specific written consent of the Landlord, which consent Landlord may withhold in its sole discretion, Tenant shall not enter into (or permit any Manager to enter into on its behalf) any sublease with respect to the Premises or any part or portion thereof on any basis such that the rental to be paid by Tenant would be based (or considered to be based), in whole or in part, on either (a) the income or profits derived by the business activities of the sublessee or any other person, or (b) any other formula such that any portion of the rent payable hereunder would or could fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provisions thereto. Any such sublease automatically shall be void.

Section 9.16    Sublease Tenant, Limitation. Anything contained in this Lease to the contrary notwithstanding, without the prior specific written consent of the Landlord, which consent Landlord may withhold in its sole discretion, Tenant shall not sublease (or permit any Manager to sublease on its behalf), the Premises or any part or portion thereof to any person or entity in which Landlord or any Affiliate of Landlord owns, directly or indirectly, a ten percent (10%) or greater interest, within the meaning of Section 856(d)(2)(B) of the Code, or any similar or successor provisions thereto. Any such sublease automatically shall be void. Tenant shall take reasonable precautions in connection with each sublease to ensure that such sublease will not result in a violation of this Section.

Section 9.17    Assignee Rent Limitation. Anything contained in this Lease to the contrary notwithstanding, without the prior specific written consent of the Landlord, Tenant shall not assign this Lease such that the rental to be paid by the assignee thereunder would be based (or considered to be based), in whole or in part, on either (a) the income or profits derived by the business activities of the assignee or any other person, or (b) any other formula such that any portion of the rent payable hereunder would or could fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provisions thereto. Any such assignment automatically shall be void.

Section 9.18    Assignee Tenant Limitation. Anything contained in this Lease to the contrary notwithstanding, without the prior specific written consent of the Landlord, Tenant shall not assign the Lease to any person or entity in which Landlord or any Affiliate of Landlord owns, directly or indirectly, a ten percent (10%) or greater interest, within the meaning of Section 856(d)(2)(B) of the Code, or any similar or successor provisions thereto. Tenant shall take reasonable precautions in connection with each assignment to ensure that such assignment will not result in a violation of this Section. Any such assignment automatically shall be void.

Section 9.19    Operating Subleases. Tenant hereby represents, warrants and covenants that (a) it shall timely perform each and every covenant of landlord under all of the Operating Subleases and that it will enforce the obligations of the Operating Subtenants thereunder; (b) Tenant will not declare an Event of Default under the Operating Sublease or exercise any remedy against an Operating Subtenant pursuant to the Operating Sublease without the prior written consent of Landlord, which consent Landlord may not unreasonably withhold, condition or delay, and any such exercise without Landlord’s consent shall be void at Landlord’s election; (c) Tenant will not consent to the termination of an Operating Sublease without the prior written consent of Landlord, which consent Landlord may withhold in its sole discretion, and any such termination without Landlord’s consent shall be void at Landlord’s election; (d) Tenant shall not agree to an amendment to or modification of an Operating Sublease without the prior written consent of Landlord, which consent Landlord may withhold in its sole discretion, and any such termination without Landlord’s consent shall be void at Landlord’s election; and (e) Tenant shall deliver to Landlord any notice of default that that Tenant delivers to an Operating Subtenant at the same time that the notice is delivered to the Operating Subtenant, and shall deliver to Landlord a copy of any notice of default that Tenant receives from an Operating Subtenant within three (3) Business Days after receipt of same.

ARTICLE 10
SUBORDINATION

Section 10.1    Subordination Generally. This Lease shall be subject and subordinate to all Mortgages and each Superior Lease hereinafter in effect and to all renewals, modifications,

consolidations, replacements, restatements, increases and extensions of any such Mortgages and/or Superior Lease; provided, however, that, subject to the provision of Section 10.3 of this Lease, the Mortgagee of such Mortgage and/or the Superior Landlord of such Superior Lease shall execute and deliver to Tenant an agreement (on such Mortgagee’s or Superior Landlord’s standard form reasonably acceptable to Tenant) to the effect that, if (x) there shall be a foreclosure of its Mortgage, such Mortgagee will not make Tenant a party defendant to such foreclosure, unless necessary under Applicable Law for the Mortgagee to foreclose, or if there shall be a foreclosure of such Mortgage, such Mortgagee shall not evict Tenant, or disturb Tenant’s leasehold estate or rights hereunder, or (y) such Superior Landlord shall exercise any of its rights and remedies under such Superior Lease or at law or in equity to terminate such Superior Lease or evict the tenant thereunder, such Superior Landlord shall not evict Tenant, or disturb Tenant’s leasehold estate or rights hereunder, provided that, in all events, no Event of Default then exists (any such agreement, or any agreement of similar import, from a Mortgagee or any Superior Landlord being hereinafter called a “Non-Disturbance Agreement”), and Tenant shall attorn to the Mortgagee or any Superior Landlord, or any successor-in-interest to Landlord, the Mortgagee or any Superior Landlord including without limitation, any such party which takes title by foreclosure, power of sale, deed in lieu of foreclosure, pursuant to a proceeding in bankruptcy or alternative procedure, or any right or remedy under a Superior Lease or at law or in equity. The transfer of the title to the Premises, any part thereof or any underlying lease to any Mortgagee or any Superior Landlord, or any successor in interest to Landlord, Mortgagee or any Superior Landlord by foreclosure, power of sale, deed in lieu of foreclosure, pursuant to a proceeding in bankruptcy or any alternative procedure, or any right or remedy under a Superior Lease or at law or in equity shall not be considered a default or breach by Landlord of this Lease. This Section 10.1 shall be self-operative and no further instrument of subordination shall be required to make the interest of any Mortgagee or Superior Landlord, as the case may be, superior to the interest of Tenant hereunder. Notwithstanding the previous sentence, however, Tenant shall, together with the Mortgagee or any Superior Landlord, as the case may be, execute and deliver promptly any certificate or agreement that Landlord and any Mortgagee or Superior Landlord, as the case may be, may reasonably request in confirmation of such subordination, and in the event Tenant fails to deliver such certificate or agreement within ten (10) Business Days of Tenant’s receipt thereof, Tenant grants to Landlord and each Superior Landlord an irrevocable power of attorney coupled with an interest for the purpose of executing and delivering any such certificate or agreement for or on behalf of Tenant. Any Non-Disturbance Agreement may be made on the condition that neither the Mortgagee nor any Superior Landlord or anyone claiming by, through or under such Mortgagee or Superior Landlord shall be:

(a)    liable for any act or omission of any prior Landlord (including, without limitation, the then defaulting Landlord);

(b)    subject to any defense or offsets which Tenant may have against any prior Landlord (including, without limitation, the then defaulting Landlord) which arise prior to the date such Mortgagee (or someone acquiring at a foreclosure sale related to the Mortgagee’s Mortgage) or Superior Landlord acquires title to the Premises or any part thereof or interest therein;

(c)    bound by any payment of Rent which Tenant might have paid for more than the current month to any prior Landlord (including, without limitation, the then defaulting Landlord);

(d)    bound by any obligation to make any payment to Tenant which was required to be made prior to the time such Landlord succeeded to any prior Landlord’s interest;

(e)    bound by any obligation to perform any work or to make improvements to the Premises;

(f)    bound by any modification, amendment or supplement to this Lease made without the prior written consent of the Mortgagee and/or each Superior Landlord; or

(g)    bound by any security deposit for Tenant’s obligations under this Lease unless such deposit is actually received by Mortgagee and/or a Superior Landlord.

If required by any Mortgagee or Superior Landlord, Tenant promptly shall join in any Non-Disturbance Agreement to indicate its concurrence with the provisions thereof and its agreement, in the event of (x) a foreclosure of any Mortgage, or (y) such Superior Landlord’s exercise any of its rights and remedies under such Superior Lease or at law or in equity to terminate such Superior Lease or evict the tenant thereunder, to attorn to such Mortgagee or Superior Landlord, as the case may be, as Tenant’s landlord hereunder. Tenant shall promptly so accept, execute and deliver any Non-Disturbance Agreement proposed by any Mortgagee or Superior Landlord which conforms with the provisions of this Section 10.1. Any Non-Disturbance Agreement may also contain other terms and conditions as may otherwise be required by any Mortgagee or Superior Landlord which do not increase Tenant’s monetary obligations or materially and adversely affect the rights or obligations of Tenant under this Lease.

Section 10.2    Notice; Mortgagee Performance.

(a)    Tenant hereby agrees to give to any Mortgagee and Superior Landlord that has provided Tenant with notice of its interest copies of all notices given by Tenant of default by Landlord under this Lease at the same time and in the same manner as, and whenever, Tenant shall give any such notice of default to Landlord. Such Mortgagee and Superior Landlord shall have the right to remedy any default under this Lease, or to cause any default of Landlord under this Lease to be remedied, and for such purpose Tenant hereby grants such Mortgagee and Superior Landlord such period of time as may be reasonable to enable such Mortgagee or Superior Landlord to remedy, or cause to be remedied, any such default in addition to the period given to Landlord for remedying, or causing to be remedied, any such default which is a default; provided, however, in no event shall such period of time exceed ninety (90) days beyond any set period of time for Landlord’s cure of such default. Tenant shall accept performance by such Mortgagee or the Superior Landlord of any term, covenant, condition or agreement to be performed by Landlord under the Lease with the same force and effect as though performed by Landlord. No default under the Lease shall exist or shall be deemed to exist (i) as long as such Mortgagee or Superior Landlord, in good faith, shall have commenced to cure such default and shall be prosecuting the same to completion with reasonable diligence in accordance with this Section 10.2, subject to Force Majeure, or (ii) if possession of the Premises is required in order to cure such default, or if such default is not susceptible of being cured by such Mortgagee or Superior Landlord, as long as such Mortgagee or Superior Landlord, in good faith, shall have notified Tenant that such Mortgagee or Superior Landlord intends to institute proceedings under the Mortgage or the Superior Lease, as applicable, and, thereafter, as long as such proceedings shall have been instituted and shall prosecute the same with reasonable diligence and, after having obtained possession, prosecutes the cure to completion with reasonable diligence. This Lease shall not be assigned (subject to the provisions of Article 9) by Tenant or modified, amended or terminated without such Mortgagee’s and each Superior Landlord’s prior written consent in each instance, which consent shall not be unreasonably withheld, conditioned or delayed. In the event of the termination of this Lease by reason of any default thereunder or for any other reason whatsoever except the expiration thereof, upon such Mortgagee’s or Superior Landlord’s written request, given within thirty (30) days after any such termination, Tenant, within fifteen (15) days after receipt of such request, shall execute and deliver to such Mortgagee or Superior Landlord or its designee or nominee a new lease of the Premises for the remainder of the Term of the Lease upon all of the terms, covenants and conditions of this Lease. Neither such Mortgagee nor Superior Landlord or its designee or nominee shall become liable under this Lease unless and until such Mortgagee, Superior Landlord or its designee or nominee becomes, and then only for so long as such Mortgagee, Superior Landlord or its designee or nominee remains, the fee owner of the Premises or the owner of the leasehold interest of Landlord under this Lease. Such Mortgagee and Superior Landlord shall have the right, without Tenant’s consent, to, as the case may be, foreclose the Mortgage or to accept a deed in lieu of foreclosure of such Mortgage, or exercise its rights and remedies under such Superior Lease or at law or in equity to terminate such Superior Lease or evict the tenant thereunder.

(b)    In the event of any act or omission of Landlord which would give Tenant the right, immediately or after lapse of a period of time, to cancel or terminate this Lease, or to claim a partial or total eviction, Tenant shall not exercise such right (i) until it has given written notice of such act or omission to each Mortgagee and Superior Landlord that has provided Tenant with notice of its interest, and (ii) unless such act or omission shall be one which is not capable of being remedied by Landlord or such Mortgagee or Superior Landlord within a reasonable period of time, until a reasonable period for remedying such act or omission shall have elapsed following the giving of such notice and following the time when such Mortgagee or Superior Landlord shall have become entitled under the Mortgage or any other loan documents in connection therewith or Superior Lease, as the case may be, to remedy the same (which reasonable period shall in no event be less than the period to which Landlord would be entitled under this Lease or otherwise, after similar notice, to effect such remedy); provided, however, in no event shall such period of time exceed ninety (90) days beyond any set period of time for Landlord’s cure of such act or omission.

Section 10.3    Inability to Obtain Non-Disturbance Agreement. After a written request by Tenant, Landlord shall use its commercially reasonable efforts to obtain from the Mortgagee of the Mortgage and each Superior Landlord under a Superior Lease (but only as to such Mortgagee or Superior Landlord whose interest in the Premises (or any of the Facilities comprising the Premises) arose after the Effective Date of this Lease) the Non-Disturbance Agreement referred to in Section 10.1 above, but Landlord does not assure that such Non-Disturbance Agreement can be obtained. Notwithstanding the inability to obtain such Non-Disturbance Agreement, this Lease and all of the Operating Subleases shall continue in full force and affect, provided, however, that in such event, subject to the Mortgagee’s and each Superior Landlord’s written consent, Landlord and Landlord’s Affiliates shall permit Tenant and Tenant’s Affiliates to cure any defaults by Landlord and Landlord’s Affiliates under such Mortgages by the payment of debt service thereunder and under such Superior Lease by the payment of rent thereunder. Landlord and Landlord’s Affiliates, and Tenant and Tenant’s Affiliates, shall implement a lock box arrangement whereby Base Rent and Impositions payable monthly under this Lease shall be paid into the lock box as required by the Mortgagee.

Section 10.4    Limitation of Tenant Termination Right. If (x) a Superior Lease or Mortgage exists, and (y) Landlord gives Tenant notice thereof to Tenant, then Tenant shall not seek to terminate this Lease by reason of Landlord’s default hereunder until Tenant has given written notice of such default to the Superior Landlords and the Mortgagees in either case at the addresses that have been furnished to Tenant. If any such Superior Landlord or Mortgagee notifies Tenant, within ten (10) Business Days after the date that such Superior Landlord or Mortgagee receives such notice from Tenant, that such Superior Landlord or Mortgagee intends to remedy such act or omission of Landlord, then Tenant shall not have the right to so terminate this Lease unless such Superior Landlord or Mortgagee fails to remedy such act or omission of Landlord within the period of time set forth in Section 10.2 (it being understood that such Superior Landlord or Mortgagee shall not have any liability to Tenant for the failure of such Superior Landlord or Mortgagee to so remedy such act or omission of Landlord during such period).

Section 10.5    Cooperation With Respect to Financing. Without the consent of Tenant, Landlord will have the right from time to time, directly or indirectly, to create or grant a Facility Mortgage or any other type of lien or encumbrance on the Premises, or any portion thereof or interest therein (including this Lease), to secure any borrowing or other financing or refinancing. Tenant shall cooperate with Landlord in connection with Landlord’s efforts to obtain any such financing, including, without limitation, borrowing or financing insured by the U.S. Department of Housing and Urban Development Federal Housing Administration (“HUD”) under the provisions of Section 232 of the National Housing Act, and the regulations promulgated thereunder, or any other similar program (a “HUD Financing”), and financing with Fannie Mae or Freddie Mac (“FM Financing”). If required by Landlord, Mortgagee, HUD and/or Fannie Mae or Freddie Mac, Tenant shall (i) execute an amendment to this Lease modifying its terms (other than a change in Base Rent or the Base Rent Rate, which shall not be amended in such an amendment) to include those terms and provisions required by such mortgagee, including without limitation those required by HUD, Fannie Mae or Freddie Mac in connection with a HUD Financing, a FM Financing or other financing, (ii) execute such other documentation required by the Mortgagee, HUD, Fannie Mae or Freddie Mac in connection with the financing, including without limitation control account agreements, deposit account instructions service agreements, required regulatory agreements, cross-default agreements and subordination, non-disturbance and attornment agreements; (iii) cause its lender to execute such other documentation required by the Mortgagee, HUD, Fannie Mae or Freddie Mac in connection with the financing, including without limitation inter-creditor agreements and collateral lien subordination agreements, (iv) execute a modification to the operating agreement or partnership agreement of Tenant to comply with the then-applicable HUD, Fannie Mae or Freddie Mac requirements for a special purpose entity, (v) obtain and maintain policies of insurance required of Tenant, (vi) provide for the escrow of ad valorem real estate taxes, insurance premiums and reserves, including reserves or escrows for the repair and/or replacement of the Leased Premises, critical or non-repair escrows, and any other required deposits and/or hold-backs, and (vii) comply with HUD, Fannie Mae or Freddie Mac requirements relating to Accounts Receivable financing and other financing secured by the Landlord Lien Collateral. Similarly, if required by Landlord or its mortgagee, Tenant shall cause all of the Operating Subtenants to (i) execute an amendment to their respective Operating Sublease modifying its terms to include those terms and provisions required by such mortgagee, including without limitation those required by HUD in connection with a HUD Financing, or by Fannie Mae or Freddie Mac in connection with a FM Financing or other financing, (ii) execute such other documentation required by the Mortgagee, HUD, Fannie Mae or Freddie Mac in connection with the financing, including without limitation control account agreements, deposit account instructions service agreements, required regulatory agreements, cross-default agreements and subordination, non-disturbance and attornment agreements; (iii) cause the Operating Subtenant’s lender to execute such other documentation required by the Mortgagee, HUD, Fannie Mae or Freddie Mac in connection with the financing, including without limitation inter-creditor agreements and collateral lien subordination agreements; (iv) execute a modification to the operating agreement or partnership agreement of the Operating Subtenant to comply with the then-applicable HUD, Fannie Mae or Freddie Mac requirements for a special purpose entity, (v) obtain and maintain policies of insurance required of Operating Subtenant, (vi) provide for the escrow of ad valorem real estate taxes, insurance premiums and reserves, and (vii) comply with HUD, Fannie Mae or Freddie Mac requirements relating to Accounts Receivable financing and other financing secured by the Landlord Lien Collateral. If the financing relates to less than all of the Facilities constituting the Premises, then the documentation that Tenant will execute (and that Tenant will cause the Operating Subtenants to execute) may include an amendment to this Lease and the applicable Operating Subleases removing said Facilities from the Premises covered by this Lease and establishing a separate master lease agreement and sublease agreements for said properties, in form and substance identical to this Lease and the Operating Subleases, with proportionate modification to the economic terms hereof and thereof. Reserves paid or required to be paid by Tenant hereunder shall be used to satisfy the reserve requirements of HUD, Fannie Mae or Freddie Mac or any Mortgagee, and any reserve requirements of HUD, Fannie Mae or Freddie Mac or any Mortgagee in excess of reserves that Tenant is required to pay pursuant to this Lease shall be funded by Tenant (and shall remain the property of Landlord). Except as otherwise provided in this Section, if any of the HUD, Fannie Mae, Freddie Mac or Mortgagee, or other mortgagee requirements set forth in this paragraph or otherwise in this Lease call for the completion of certain so-

called “critical” repairs or improvements to the Premises in connection with the funding of the applicable loan, then Tenant shall construct (or cause the applicable Operating Subtenant to construct) the same and the cost thereof shall be paid for from the CapEx Reserve Funds, as determined by Landlord. Tenant will name Landlord’s Lender(s) as an additional insured promptly upon the request of Landlord. If Landlord or any successor owner of the Premises conveys the Leased Properties other than as security debt, including without limitation, a Facility Mortgage, Landlord or such successor owner, as the case may be, except as otherwise provided in this Lease, shall be released from all future liabilities and obligations of Landlord under this Lease arising or accruing from and after the date of such conveyance or other transfer, and all such future liabilities and obligations shall be binding upon the new owner; provided, however, that such successor Landlord executes an assignment of lease or other such document, reasonably agreeable to Tenant, assuming all of Landlord’s executory liabilities and obligations under this Lease. Tenant shall perform the requirements of this Section at Tenant’s sole cost and expense.

ARTICLE 11
OBLIGATIONS OF TENANT

Section 11.1    Compliance with Requirements. Whether or not Tenant is in occupancy of all of the Buildings, Tenant shall promptly comply (and shall cause each Operating Subtenant to comply) with all Applicable Laws with respect to the Premises (or any part thereof) and/or the use and occupation thereof, whether any of the same relate to or require (i) structural changes to or in and about the Premises, or (ii) changes or requirements incident to or as the result of any use or occupation thereof or otherwise (collectively, the “Requirements”), and subject to Article 7, Tenant shall so perform and comply (and shall cause each Operating Subtenant to perform and comply), whether or not such Applicable Laws or Requirements shall now exist or shall hereafter be enacted or promulgated and whether or not the same may be said to be within the present contemplation of the parties hereto. The foregoing shall include, without limitation, present and future compliance with the provisions of the Americans with Disabilities Act. In addition, Tenant will comply (and will cause each Operating Subtenant to comply) with the applicable provisions of ERISA and of the regulations and published interpretations thereunder and shall furnish to Landlord promptly after any officer of Tenant either knows, or has a reasonable basis to know, notice that any violation or other reportable event (including the events set forth in Section 4043(b) of ERISA) has occurred.

Section 11.2    Notices to Landlord. Tenant agrees to give Landlord notice of any notice, assessment, claim, demand, communication, violation, summons, complaint, investigation, sanction, termination, suspension, or revocation served upon or received by Tenant (as set forth below) or for which Tenant is otherwise aware and made, issued or adopted by any of the governmental departments or agencies or authorities hereinbefore mentioned affecting (i) the Premises, (ii) the use thereof or (iii) the financial condition of Tenant or an Operating Subtenant, a copy of which is served upon or received by Tenant, or a copy of which is posted on, or fastened or attached to the Premises, or otherwise brought to the attention of Tenant in writing, by mailing within five (5) Business Days after such service, receipt, posting, fastening or attaching or after the same otherwise comes to the attention of Tenant in writing, a copy of each and every one thereof to Landlord. At the same time, Tenant will inform Landlord as to the Work or corrective measure which Tenant proposes to do or take or that the Operating Subtenant proposes to do or undertake) in order to comply therewith. Notwithstanding the foregoing, however, if such Work or corrective measure would require any Alterations which would, in Landlord’s opinion, reduce the value of the Premises or change the general character, design or use of any of the Buildings or other improvements thereon, and if Tenant does not desire to contest the same, Tenant shall, if Landlord so requests, defer compliance therewith in order that Landlord may, if Landlord wishes, contest or seek modification of or other relief with respect to such Requirements, so long as Tenant is not put in violation of any Applicable Law, but nothing herein shall relieve Tenant of the duty and obligation, at Tenant’s expense, to comply with such Requirements, or such Requirements as modified, whenever Landlord shall so direct.

Section 11.3    Indemnity. Tenant shall defend, protect, indemnify and save harmless Landlord, Mortgagee, each Superior Landlord, each of their respective Affiliates, any shareholders, partners, members or managers thereof, any shareholders, partners, members or managers of any such shareholders, partners, members or managers, and any partners, members, managers, officers, stock-holders, trustees, directors or employees of any of the foregoing and any successors and/or assigns of any of the foregoing (each an “Indemnified Party” and collectively, “Indemnified Parties”), from and against and shall reimburse such parties for (a) any and all liabilities, obligations, losses, penalties, costs, charges, sanctions, judgments, claims, causes of actions, suits, damages and expenses (collectively, “Claims”) (1) arising from the use, occupancy and operations of, in or about the Premises under this Lease during the Term of this Lease, (2) arising from the ownership, operation, maintenance, management, use, subleasing, regulation, development, expansion or construction of the Facilities and/or provision of health services from or at the Facilities during the Term of this Lease including, without limitation, (i) any of the foregoing relating to that certain Master Deed, Conditions and Restrictions for Town Commons dated as of August 14, 2001, as the same has been amended from time to time (the “Master Deed”) and the Bylaws of the condominium association attached to the Master Deed (the “Bylaws” and, together with the Master Deed, the “Condominium Documents”), or (ii) the Riverside Gardens TIF (as defined in Section 26.9 below), (3) arising from working capital or other operating liabilities relating to the Facilities covered by this Lease on the date hereof, including without limitation, Claims of Governmental Authorities and Third Party Payors, accounts payable Claims, Recoupment Claims and similar retroactive adjustments, Claims by or through patients, residents, customers of such Facilities or services, employee obligations Claims, payroll and payroll overhead Claims, benefit program Claims, and other Claims relating to the liabilities of the Facilities, or (4) arise from a breach of this Lease by Tenant or (5) which may be imposed upon or incurred or paid by or asserted against the Indemnified Parties by reason of or in connection with (i) any accident, injury, death or damage to any person or property occurring in, on or about the Premises or any portion thereof or any adjacent street, alley, sidewalk, curb, or passageway; (ii) any changes, alterations, repairs and anything done in, on or about the Premises or any part thereof in connection with such changes, alterations and repairs; (iii) the use, non-use, occupation, condition, operation, maintenance or management of the Premises or any part thereof, or any adjacent street, alley, sidewalk, curb, or passageway; (iv) any negligent act on the part of Tenant or any of its agents, contractors, servants, employees, space tenants, licensees, assignees or Subtenants; (v) the performance of any labor or services or the furnishing of any materials or other property in respect of the Premises or any part thereof; (vi) any violation by Tenant (or by any agent, contractor, or licensee then upon or using the Premises) of any provision of this Lease (beyond the expiration of all applicable notice and cure periods), including, but not limited to, Article VII hereof, or any breach of any Applicable Law by Tenant or its agents, concessionaires, contractors, servants, vendors, materialmen or suppliers; or (vii) the condition of the Premises, or of any buildings or other structures now or hereafter situated thereon, or the fixtures or personal property thereon or therein, to the extent such events described in the foregoing clauses (i) through (vii) occur prior to or during the Term; and (b) all costs, expenses and liabilities incurred, including actual and reasonable attorney’s fees and disbursements through and including appellate proceedings, in or in connection with any of such Claims; provided, however, that Tenant shall have no such obligation to defend, protect, indemnify and save harmless the Indemnified Parties to the extent that such Claims arise out of the gross negligence or willful misconduct of an Indemnified Party or the Indemnified Parties. If any action or proceeding shall be brought against any of the Indemnified Parties by reason of any such Claims, Tenant, upon notice from any of the Indemnified Parties, shall resist and defend such action or proceeding, at its sole cost and expense by counsel to be selected by Tenant but otherwise satisfactory to such Indemnified Party in its reasonable discretion. Tenant or its counsel shall keep each Indemnified Party fully apprised at all times of the status of such defense. If Tenant shall fail to defend such action or proceeding, such an Indemnified Party may retain its own attorneys to defend or assist in defending any such claim, action or proceeding, and Tenant shall pay the reasonable fees and actual disbursements of such attorneys. The terms and provisions of this Section 11.3 shall not in any way be affected by the absence of insurance covering such occurrence or claim or by the failure or refusal of any insurance company to perform any obligation on its part. The provisions of this Section 11.3 shall survive the expiration or earlier termination of this Lease. Tenant shall not enter into any settlement of a Claim which would impose a monetary liability on Landlord, without the written consent of Landlord. Any insurance proceeds actually received by an Indemnified Party shall be credited against the indemnification otherwise to be provided herein. An Indemnified Party shall give prompt written notice to Tenant of any Claim for which it seeks indemnification hereunder, but delay in providing such notice shall not relieve Tenant of its indemnification obligations, except to the extent such delay materially prejudiced Tenant’s ability to defend such Claim. Nothing contained herein shall be construed to create a benefit for a third party.

Section 11.4    Mechanics’ Liens. If at any time prior to or during the Term (or within the statutory period thereafter if attributable to Tenant), any mechanic’s or other lien or order for payment of money, which shall have been either created by, caused (directly or indirectly) by, or suffered against Tenant or any Subtenant, shall be filed against the Premises or any part thereof, Tenant, at its sole cost and expense, shall cause the same to be discharged by payment, bonding or otherwise, within thirty (30) days after Tenant receives notice of the filing thereof unless such lien or order is contested by Tenant in good faith and Tenant provides sufficient security or evidence of financial ability, in each case to the satisfaction of Landlord (in its sole and absolute discretion), to pay the amount of such lien or order. Tenant shall, upon notice and request in writing by Landlord, defend for Landlord, at Tenant’s sole cost and expense, any action or proceeding which may be brought on or for the enforcement of any such lien or order for payment of money, and will pay any damages and satisfy and discharge any judgment entered in such action or proceeding and save harmless Landlord from any liability, claim or damage resulting therefrom. In default of Tenant’s procuring the discharge or bonding over of any such lien as aforesaid Landlord may, without notice, and without prejudice to its other remedies hereunder, procure the discharge thereof by bonding or payment or otherwise, and all cost and expense which Landlord shall incur shall be paid by Tenant to Landlord as Supplementary Rent forthwith.

Section 11.5    Non-Liability of Landlord; Liens. Landlord shall not under any circumstances be liable to pay for any work, labor or services rendered or materials furnished to or for the account of Tenant or any Subtenant upon or in connection with the Premises, and no mechanic’s or other lien for such work, labor or services or material furnished shall, under any circumstances, attach to or affect the reversionary interest of Landlord in and to the Premises or any alterations, repairs, or improvements to be erected or made thereon. Nothing contained in this Lease shall be deemed or construed in any way as constituting the request or consent of Landlord, either express or implied, to any contractor, subcontractor, laborer or materialman for the performance of any labor or the furnishing of any materials for any specific improvement, alteration to or repair of the Premises or any part thereof, nor as giving Tenant or any Subtenant any right, power or authority to contract for or permit the rendering of any services or the furnishing of any materials on behalf of Landlord that would give rise to the filing of any lien against the Premises.

Section 11.6    Non-Liability of Landlord. Except for matters to the extent arising out of the gross negligence or willful misconduct of Landlord, neither Landlord nor its agents shall be liable for any loss of or damage to the property of Tenant or others by reason of casualty, theft or otherwise, or due to any interruption or failure of any services or use or the operation or management of the Premises, or due to any building on the Premises being defective or improperly constructed, or being or becoming out of repair, or for any injury or damage to persons or property resulting from any cause of whatsoever nature.

Section 11.7    No Services Furnished. Landlord shall not be required to furnish to Tenant any facilities or services of any kind whatsoever, including, but not limited to, water, steam, heat, gas, oil, hot water, and/or electricity, all of which Tenant represents and warrants that Tenant has obtained from the public utility supplying the same, at Tenant’s sole cost and expense. Upon Tenant’s written request, however, Landlord agrees to cooperate with Tenant (at no cost to Landlord) with respect to such services.

Section 11.8    Special-Purpose Entity. Tenant, from its formation has been, and at all times hereafter shall be a Special-Purpose Entity.

Section 11.9    Leased Personal Property.

(a)    No Representation or Warranty. Tenant acknowledges that: Landlord is not the manufacturer of Leased Personal Property nor the manufacturer’s or supplier’s agent; Tenant is satisfied that the Leased Personal Property is suitable and fit for its purposes; and TENANT ACKNOWLEDGES THAT LANDLORD HAS NOT MADE AND DOES NOT MAKE ANY WARRANTY OR REPRESENTATION WHATSOEVER, EITHER EXPRESS OR IMPLIED, AS TO THE FITNESS, CONDITION, MERCHANTABILITY, DESIGN OR OPERATION OF LEASED PERSONAL PROPERTY, ITS FITNESS FOR ANY PARTICULAR PURPOSE, THE QUALITY OR CAPACITY OF THE MATERIALS IN LEASED PERSONAL PROPERTY OR WORKMANSHIP IN LEASED PERSONAL PROPERTY, LANDLORD’S TITLE TO LEASED PERSONAL PROPERTY, NOR ANY OTHER REPRESENTATION OR WARRANTY WHATSOEVER; Landlord shall not be liable to Tenant for any loss, damage or expense of any kind or nature caused, directly or indirectly, by Leased Personal Property or the use or maintenance thereof or the failure or operation thereof, or the repair, service or adjustment thereof, or by any delay or failure to provide any such maintenance, repairs, service or adjustment, or by any interruption of service or loss of use thereof or for any loss of business however caused. Landlord shall not be liable for any consequential damages as that term is used in the Uniform Commercial Code. No defect or unfitness of Leased Personal Property shall relieve Tenant of the obligation to pay any installment of Rent or any other obligation under this Lease.

(b)    Title. Title to the Leased Personal Property shall at all times be vested in Landlord. Tenant authorizes Landlord, at Tenant’s expense, to cause a statement or other instrument in respect of this Lease showing the interest of Landlord in the Leased Personal Property, including Uniform Commercial Code Financing Statements, to be filed or recorded, and appoints Landlord as Tenant’s attorney-in-fact with the right and power to sign Tenant’s name thereto. Tenant agrees to execute or procure for Landlord such estoppel certificates, landlord’s or mortgagee’s waivers or other documents as Landlord may request to confirm or perfect Landlord’s right in the Leased Personal Property or to otherwise effectuate the intents of this Lease. Tenant agrees to pay or reimburse Landlord for any filing, recording or stamp fees or taxes arising from the filing or recording of any such instrument or statement. Tenant shall, at its expense, protect and defend Landlord’s title against all persons claiming against or through Tenant, keep the Leased Personal Property free from legal process or encumbrance, give Landlord immediate notice thereof and shall indemnify Landlord from any loss caused thereby. So long as Tenant is not in Default hereunder, Tenant shall quietly use and enjoy the Leased Personal Property, subject to the terms hereof.

(c)    Maintenance, Repair, Etc. Tenant shall: maintain the Leased Personal Property in good operating condition, repair and appearance, and protect it from deterioration other than normal wear and tear; use the Leased Personal Property in the regular course of its business, within its normal operating capacity, without abuse; comply with all laws, ordinances, regulations, requirements and rules with respect to the use, maintenance and operation of the Leased Personal Property; use the Leased Personal Property solely for the operation of the Facilities; not make any modification, alteration or addition to the Leased Personal Property without the written consent of Landlord, other than repairs and replacements in the ordinary course of Tenant’s business, not affix the Leased Personal Property (which shall remain personal property at all times regardless of how attached or installed) to realty so as to change its nature to real property or a fixture; and keep the Leased Personal Property at the Premises, and not remove Leased Personal Property (except in the ordinary course of Tenant’s or the Operating Subtenant’s business, but then only if returned to the Premises or replaced with an item of equal or greater value and functionality) without the written consent of Landlord. Tenant, at its sole expense, shall enter into and maintain in force, for the Term of this Lease, any maintenance contracts required by the manufacturer of the Leased Personal Property, and shall provide to Landlord a copy of such contract and all supplements thereto promptly upon receipt of Landlord’s written request.

(d)    Net Obligation. Tenant therefore covenants and agrees to pay and discharge on a timely basis, as additional rental hereunder, all costs, expenses, and obligations of every kind and nature whatsoever relating to the Leased Personal Property which may arise or become due during the Term (or which arose or became due prior to the Term and were not paid as of the Effective Date), including, without limitation, all Taxes and all interest or penalties related thereto. Tenant will furnish to Landlord, promptly upon receipt of Landlord’s written request, proof of payment of such amounts. If any such assessment may legally be paid in installments, Tenant may pay such assessment in installments; in such event, Tenant shall be liable only for installments which become due and payable with respect to any tax period occurring in whole or in part during the Term hereof (or which became due prior to the Term).

(e)    Indemnity. Except for matters to the extent arising out of the gross negligence or willful misconduct of Landlord, Tenant shall indemnify and hold Landlord harmless from and against all claims, losses, liabilities (including negligence, tort and strict liability), damages, judgments, suits and all legal proceedings, and any and all costs and expenses in connection therewith (including reasonable attorneys’ fees) arising out of or in any manner connected with the possession, use, storage, operation, maintenance, repair, and disposition of the Leased Personal Property, including, without limitation, (a) claims for injury to or death of persons and for damage to property, and (b) claims relating to latent or other defects in the Leased Personal Property whether or not discoverable by Landlord.

(f)    Risk of Loss. All risks of loss, theft, damage or destruction of the Leased Personal Property from any cause shall be borne by Tenant. The occurrence of such loss or damage shall not relieve Tenant of any obligations hereunder. In the event of loss or damage, Tenant, at Tenant’s option, shall: (a) place the damaged Leased Personal Property in good repair, condition and working order, or (b) replace lost or damaged Leased Personal Property with new equipment of the same type and model, or functionally equivalent new equipment. All replacements of the Leased Personal Property shall constitute Tenant’s Personal Property and be subject to the rights, security interests and liens granted to Landlord in this Lease.

(g)    No Assignment. Tenant shall not assign, transfer, convey or grant a security interest in the Leased Personal Property or any interest therein without the prior written consent of Landlord, which consent Landlord may withhold in its sole discretion, except that Tenant may sublease the Leased Personal Property for a Facility to an Operating Subtenant of that Facility.

(h)    Insurance. Tenant shall, at Tenant’s sole cost and expense, keep the Leased Personal Property insured against all risks of loss or damage from every cause whatsoever for not less than the full replacement cost thereof. Tenant shall also obtain and maintain in effect throughout the term, public liability insurance, covering both personal injury and property damage arising out of or in connection with the use or operation of the Leased Personal Property. All insurance shall be in such form and for such amounts, and issued by such companies, as shall be acceptable to Landlord and shall name Landlord and Landlord’s assignee or secured party as loss payees with respect to the casualty coverage and as additional insured with respect to public liability coverage and shall provide for the notice requirements described in Section 6.5 hereof. Tenant shall, upon Landlord’s written request, deliver to Landlord satisfactory evidence of the required insurance coverage.

(i)    Collateral. In order to secure the prompt payment of the Rent and all of the other amounts from time to time outstanding hereunder, and the performance and observance by Tenant of all of the provisions hereof, Tenant hereby collaterally assigns, grants, and conveys to Landlord, a security interest in and lien on all of Tenant’s right, title and interest in and to all of the following (whether now existing or hereafter created, the “Collateral”): (1) (if contrary to the parties’ intentions a court determines that this Lease is not a true “lease” under any applicable Uniform Commercial Code) the Leased Personal Property (including all fixtures or other property comprising the Leased Personal Property), together with all related software (embedded therein or otherwise), all additions, attachments, accessories and accessions thereto whether or not furnished by the supplier; (2) all subleases of the Leased Personal Property and all payments due thereunder, any chattel paper, accounts, security deposits, and general intangibles generated by such sublease, and any and all substitutions, replacements or exchanges for any such item of the Leased Personal Property, in each such case in which Tenant shall from time to time acquire an interest; and (3) any and all insurance and/or other proceeds of the property described in clauses (1) and (2) of this Section 11.9(i) in and against which a security interest is granted hereunder. The collateral assignment, security interest and lien granted herein shall survive the termination, cancellation or expiration of the Lease until such time as Tenant’s obligations hereunder are fully and indefeasibly discharged. Tenant agrees that: (a) with respect to the Leased Personal Property, in addition to all of the other rights and remedies available to Landlord hereunder upon the occurrence of an Event of Default, Landlord shall have all of the rights and remedies of a secured party under any applicable Uniform Commercial Code and all other applicable law; and (b) any obligation to pay Rent or any other payment, to the extent constituting the payment of interest, shall be at an interest rate that is equal to the lesser of the maximum lawful rate permitted by applicable law or the effective interest rate used by Landlord in calculating such amounts pursuant to this Lease.

(j)    For purposes of this Article 11.9, the term “Leased Personal Property” shall include “Tenant’s Personal Property,” except that title to Tenant’s Personal Property shall remain vested in Tenant except as otherwise provided herein.
Section 11.10    Tenant shall comply (and shall cause each Subtenant to comply) in all material respects with all Mortgage Loan Documents.

ARTICLE 12
DEFAULT BY TENANT; REMEDIES

Section 12.1    Events of Default Defined. Each of the following shall be deemed an event of default (an “Event of Default”) and a breach of this Lease by Tenant:

(a)    The failure of Tenant to pay when due, any portion of any installment of Base Rent, Supplementary Rent or any other monetary charge due from Tenant under this Lease where such failure continues for a period of three (3) Business Days after Tenant’s receipt of Landlord’s written notice of such failure, except that Landlord shall not be required to deliver such notice more than twice in any twelve (12) month period.

(b)    The failure of Tenant to comply with or observe any of the other provisions, agreements, conditions, covenants or terms contained in Sections 4.1, 6.1, 9.19, 10.1, 12.15, 14.1, 14.2, 16.1, 16.4, 25.4 of this Lease, and such failure continues for five (5) Business Days after written notice thereof to Tenant.

(c)    The failure of Tenant to comply with or observe any of the other provisions, agreements, conditions, covenants or terms contained in this Lease not addressed in the preceding two paragraphs of this Section, and such failure continues for thirty (30) days after written notice thereof to Tenant (or if such default is of such a nature that it cannot be completely remedied within said thirty (30) day period, then if Tenant does not agree in writing within such thirty (30) day period to cure the same, commence and thereafter diligently prosecute the cure and complete the cure within ninety (90) days after such original written notice of default by Landlord to Tenant).

(d)    If Tenant shall Transfer all or any of its interest in the Premises or this Lease without strict compliance with Article 9 of this Lease; or if Tenant shall permit an Operating Subtenant to Transfer all or any of its interest in the Premises or the Operating Sublease without strict compliance with Article 9 of this Lease.

(e)    The (i) initiation of any proceeding whereupon the estate or interest of Tenant in the Premises, or any portion thereof, or in this Lease is levied upon or attached, or (ii) taking of Tenant’s leasehold estate by execution or other process of law other than as provided in Article 8, which proceeding or taking, as the case may be, is not vacated, discharged, dismissed or otherwise reversed within ninety (90) days thereafter.

(f)    An Event of Default under and as defined in any of the Subleases, including the Operating Subleases.

(g)    Tenant shall desert, vacate or fail, or fail to cause a Subtenant, to physically occupy any portion of the Premises for more than fifteen (15) consecutive days, excluding a permitted closure permitted under this Lease and destruction of the Premises or the Premises for a particular Facility prior to completion of the Restoration, and condemnation of the Premises or the Premises for a particular Facility, to the extent that Tenant must wholly or partially vacate the Premises to effect a Restoration.

(h)    If (i) Tenant, Operating Subtenant or Guarantor shall commence any case, proceeding or other action (A) under any existing or future Applicable Law relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to Tenant, Operating Subtenant or Guarantor, or seeking to adjudicate Tenant, Operating Subtenant or Guarantor a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution, composition or other relief with respect to such Person or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for Tenant, Operating Subtenant or Guarantor or for all or any substantial part of its property; or (ii) Tenant, Operating Subtenant or Guarantor shall become insolvent or make a general assignment for the benefit of Tenant’s creditors or shall make a transfer in fraud of creditors; or (iii) there shall be commenced against Tenant, Operating Subtenant or Guarantor any case, proceeding or other action of a nature referred to in clause (i) above (including involuntary bankruptcy) or seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its property, which case, proceeding or other action (A) results in the entry of an order for relief or (B) remains undismissed, undischarged or unbonded for a period of ninety (90) days; or (iv) Tenant, Operating Subtenant or Guarantor shall take any action consenting to or approving of any of the acts set forth in clause (i) or (ii) above; or (v) Tenant, Operating Subtenant or Guarantor shall generally not, or shall be unable to, pay its debts as they become due or shall admit in writing its inability to pay its debts.

(i)    Each of Tenant, Operating Subtenant and Guarantor (that is an entity) is a corporation (or partnership or limited liability company) and shall cease to exist as a corporation (or partnership or limited liability company) in good standing in the state of its incorporation (or formation) (unless it simultaneously becomes incorporated (or formed) and in good standing in another state) or if any of Tenant, Operating Subtenant or Guarantor is a partnership or limited liability company or other entity and it shall be dissolved or otherwise liquidated, then, in the event of any of the foregoing, if the Person does not completely remedy such default within the thirty (30) day period following its receipt of written notice of such default.

(j)    Tenant or any Operating Subtenant fails or refuses to execute any certificate or agreement that Landlord or Mortgagee may reasonably request confirming the subordination required pursuant to Article 10 or estoppel certificate required pursuant to Article 14 within ten (10) days after Tenant’s receipt thereof.

(k)    Any revocation, termination, suspension, decertification or other loss of any Health Care License or Provider Agreement by any Operating Subtenant relating to any of the Facilities or health care services provided at or from any of the Facilities or the taking of any action by a Governmental Authority requiring the suspension, closure or inability to operate any of the Facilities as a long-term care facility; provided, that in the case of a suspension or other action which is temporary and not irrevocable and which does not require the closure of all or any portion of a Facility, Tenant shall have failed to fully cure the applicable violations and restore use of the Facility to the Permitted Use within the earlier to occur of (A) the time for cure set by the Governmental Authority, or (B) one hundred twenty (120) days, provided that Landlord shall, in its reasonable discretion, permit such longer period of time (not to exceed the time for cure set by the Governmental Authority) to the extent (1) Tenant continues to promptly, continuously and with diligence pursue the cure, (2) Tenant keeps Landlord reasonably apprised of its progress, and (3) no other Event of Default is continuing under this Lease; and provided further, that Landlord shall not be obligated to grant Tenant any additional period of time to cure to the extent the absence of a cure during such additional period of time would have a Material Adverse Effect on the financial condition of a particular Facility and/or Tenant’s and the applicable Operating Subtenant’s ability to perform its obligations under this Lease and the applicable Operating Sublease.

(l)    Any suspension, debarment or disqualification of Tenant, any of the Operating Subtenants or their respective Affiliates from being a health care provider, government contractor, holder of any Health Care License or recipient of reimbursement from any Third Party Payor.

(m)    If Tenant gives its consent or approval to an Operating Subtenant required by the Operating Sublease without first obtaining the prior written consent or approval of Landlord if such consent of Landlord is required under the terms of this Lease.

(n)    If at any time during the Term or any extension or renewal thereof the Rent Coverage Ratio is 1.10:1.00 or less on a Test Date, then the occurrence of such event automatically shall constitute an Event of Default upon written notice to Tenant, without a further opportunity for Tenant to cure such Event of Default.

(o)    A default or an event of default under any of the Mortgage Loan Documents resulting from Tenant or any Subtenant’s failure to comply with and/or observe the terms of this Lease and/or the Mortgage Loan Documents; provided, however, that the foregoing shall not apply to a default or an event of default under any of the Mortgage Loan Documents arising solely as a result of Landlord’s failure to timely pay debt service (principal and interest) and MIP under the Mortgage Loan Documents if Tenant has satisfied its obligations under this Lease to pay Rent.

(p)    A default or an event of default under any of the Guaranties, the Other Leases, or any other agreement between (i) any of Landlord and/or its Affiliates, and (ii) any of Tenant and/or its Affiliates (collectively, “Ancillary Agreements”).

(q)    A default under the Working Capital Loan or any document executed in connection therewith by any party other than Working Capital Lender.

Section 12.2    Remedies. Upon the occurrence of an Event of Default, Landlord may, at any time thereafter, without limiting Landlord in the exercise of any right or remedy at law or in equity that Landlord may have by reason of such Event of Default, at its option pursue any one or more of the following remedies without any further notice or demand whatsoever:

(a)    Terminate this Lease and all of the Subleases by issuing written notice of termination to Tenant, in which event Tenant shall immediately surrender the Premises to Landlord, but if Tenant shall fail to do so, Landlord may without notice and without prejudice to any other remedy Landlord may have, peaceably enter upon and take possession of the Premises and expel or remove Tenant and its effects without being liable to prosecution or any claim for damages therefor, and upon any such termination, Tenant agrees that in addition to its liability for the payment of arrearages of Base Rent, Supplementary Rent and other sums due and owing by Tenant to Landlord under this Lease upon such termination, Tenant shall be liable to Landlord for damages. Tenant shall pay to Landlord as damages on the same days as Base Rent and other payments which are expressed to be due under the provisions of this Lease, the total amount of such Base Rent and other payments plus a reimbursement for all unamortized tenant allowances and concessions, less such part, if any, of such payments that Landlord shall have been able to collect from a new tenant upon reletting; provided, however, that Landlord shall have no obligation to this Tenant to relet the Premises so as to mitigate the amount for which Tenant is liable.

Landlord shall have the right at any time to demand final settlement. Upon demand for a final settlement, Landlord shall have the right to receive, and Tenant hereby agrees to pay, as damages for Tenant’s breach, the total rental provided for in this Lease for the remainder of the Term. In addition to the other remedies reserved to Landlord herein, and to the extent not prohibited by law, if Landlord elects to terminate this Lease following an Event of Default, Landlord shall be entitled to recover from Tenant the aggregate of: (i) the amount of unpaid Rent earned as of the date of the termination hereof; (ii) the worth at the time of award of the amount by which the unpaid Rent which would have been earned after the date of termination hereof until the time of award exceeds the amount of such Rental loss that Tenant proves could have been reasonably avoided; (iii) the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such Rental loss that Tenant proves could have been reasonably avoided; (iv) any other amount necessary to compensate Landlord for the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which, in the ordinary course of things, would be likely to result therefrom; and (v) any other amount which Landlord may hereafter be permitted to recover from Tenant to compensate Landlord for the detriment caused by Tenant’s default. For the purposes hereof, “Rent" shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, the “time of award” means the date upon which the judgment in any action brought by Landlord against Tenant by reason of such Event of Default is entered or such earlier date as the court may determine; the “worth at the time of award” of the amounts referred to in subclauses (i) and (ii) of this paragraph shall be computed by allowing interest on such amounts at the Default Rate; and the “worth at the time of award” of the amount referred to in subclause (iii) of this paragraph shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of New York at the time of award plus one percent (1%) per annum.

(b)    Enter upon and take possession of the Premises without terminating this Lease and expel or remove Tenant and any Subtenant and their effects therefrom without being liable to prosecution or any claim for damages therefor, and Landlord may relet the Premises for the account of Tenant. Tenant shall pay to Landlord all arrearages of Base Rent, Supplementary Rent and other sums due and owing by Tenant to Landlord, and Tenant shall also pay to Landlord during each month of the unexpired Term the installments of Base Rent and other sums due hereunder, less such part, if any, that Landlord shall have, been able to collect from a new tenant upon reletting; provided, however, that Landlord shall have no obligation to Tenant to relet the Premises so as to mitigate the amount for which Tenant is liable. In the event Landlord exercises the rights and remedies afforded to it under this Section 12.2(b) and then subsequently elects to terminate this Lease, Tenant shall be liable to Landlord for damages as set forth in Section 12.2(a) above and Landlord shall have the right at any time to demand final settlement as provided therein.

(c)    Cause the transfer of Health Care Licenses relating to the Facilities and the operation and management of the Facilities and leasing of the Premises to any replacement operator, manager or tenant of the applicable Facility identified by Landlord, to the extent permitted by Applicable Law, and seek the approval of Governmental Authorities in connection therewith, in which event Tenant shall cooperate with Landlord (and shall cause Operating Subtenant to cooperate with Landlord) to transfer all books and records relating to the Facilities and transition services to the replacement operator tenant in accordance with the provisions of Section 16.1 so as to provide continuation of patient or resident care and minimize disruption. Tenant shall cooperate (and shall cause Operating Subtenant to cooperate) with Landlord to complete the relevant application or transfer process as expeditiously as possible. All fees and other expenses shall be the obligation of Tenant.

(d)    Enforce, by all legal suits and other means, its rights hereunder, including the collection of Rent and other sums payable by Tenant hereunder, without re-entering or resuming possession of the Premises and without terminating this Lease.

(e)    Landlord may do whatever Tenant is obligated to do by the provisions of this Lease, may peaceably enter the Premises in order to accomplish this purpose and may make any expenditure or incur any obligation for the payment of money in connection therewith, including, without limitation, reasonable attorneys’ fees and expenses. Tenant agrees to reimburse Landlord immediately upon demand for any expenses which Landlord may incur in its actions pursuant to this Section 12.2(e), with interest thereon at the Default Rate from the date of demand until paid and such amount shall be deemed to be Supplementary Rent hereunder. Tenant further agrees that Landlord shall not be liable for damages resulting to Tenant from such action.

(f)    To the extent permitted by Applicable Law and in compliance with the requirements of Health Care Licenses and Governmental Authorities, and in coordination with a transition to a replacement facility operator or manager, Landlord may peaceably enter upon the Premises and change, alter, or modify the door locks on all entry doors of the Premises, and permanently or temporarily exclude Tenant, and its agents, employees, representatives and invitees, from the Premises. In the event that Landlord either permanently excludes Tenant from the Premises or terminates this Lease on account of Tenant’s Default, Landlord shall not be obligated thereafter to provide Tenant with a key to the Premises at any time, regardless of any amounts subsequently paid by Tenant. If Landlord elects to exclude Tenant from the Premises temporarily without permanently repossessing the Premises or terminating this Lease, then Landlord shall not be obligated to provide Tenant with a key to renter the Premises until such time as all delinquent rent and other amounts due under this Lease have been paid in full and all other defaults, if any, have been cured and Tenant shall have given Landlord evidence reasonably satisfactory to Landlord that Tenant has the ability to comply with its remaining obligations under this Lease; and if Landlord temporarily excludes Tenant from the Premises, Landlord shall have the right thereafter to permanently exclude Tenant from the Premises or terminate this Lease at any time before Tenant pays all delinquent rent, cures all other defaults and furnishes such evidence to Landlord. A key to the Premises will be furnished to Tenant only during Landlord’s normal business hours. Landlord’s exclusion of Tenant from the Premises shall not constitute a permanent exclusion of Tenant from the

Premises or a termination of this Lease unless Landlord so notifies Tenant in writing. Landlord shall not be obligated to place a written notice on the Premises on the front door thereof explaining Landlord’s action or stating the name, address or telephone number of any individual or company from which a new key may be obtained. In the event Landlord permanently or temporarily excludes Tenant from the Premises or terminates this Lease, and Tenant owns property that has been left in the Premises but which is not subject to any statutory or contractual lien or security interest held by Landlord as security for Tenant’s obligations, Tenant shall have the right to promptly so notify Landlord in writing, specifying the items of property not covered by any such lien or security interest and which Tenant desires to retrieve from the Premises. Landlord shall have the right to either (i) escort Tenant to the Premises to allow Tenant to retrieve Tenant’s property not covered by any such lien or security interest, or (ii) remove such property itself and make it available to Tenant at a time and place designated by Landlord. In the event Landlord elects to remove such property itself as provided in the immediately preceding clause (ii), Landlord shall not be obligated to remove such property or deliver it to Tenant unless Tenant shall pay to Landlord, in advance, an amount of cash equal to the amount that Landlord estimates Landlord will be required to expend in order to remove such property and to repair any damage caused by such removal and to make such property available to Tenant, including all moving or storage charges theretofore or thereafter incurred by Landlord with respect to such property. If Tenant pays such estimated amount to Landlord and the actual amount incurred by Landlord differs from the estimated amount, Tenant shall pay any additional amounts to Landlord on demand or Landlord shall refund any excess amounts paid by Tenant to Tenant on demand.

Pursuit of any of the foregoing remedies shall not preclude pursuit of any of the other remedies herein provided or any other remedies provided by law or equity. Exercise of such remedies shall be in compliance with the requirements of Health Care Licenses and Governmental Authorities, and in coordination with a transition to a replacement facility operator or manager. Any entry by Landlord upon the Premises may be by use of a master or duplicate key or electronic pass card or any locksmith’s entry procedure or other means. Any reletting by Landlord shall be without notice to Tenant, and if Landlord has not terminated this Lease, the reletting may be in the name of Tenant or Landlord, as Landlord shall elect. Any reletting shall be for such term or terms (which may be greater or less than the period which, in the absence of a termination of this Lease, would otherwise constitute the balance of the Term) and on such terms and conditions (which may include free rent, rental concessions or tenant inducements of any nature) as Landlord in its sole and absolute discretion may determine, and Landlord may collect and receive any rents payable by reason of such reletting. In the event of any reletting, Tenant shall pay to Landlord on demand the cost of renovating, repairing and altering the Premises for a new tenant or tenants, and the cost of advertisements, brokerage fees, reasonable attorney’s fees and other costs and expenses incurred by Landlord in connection with such reletting. In the event any rentals actually collected by Landlord upon any such reletting for any calendar month are in excess of the amount of rental payable by Tenant under this Lease for the same calendar month, the amount of such excess shall belong solely to Landlord and Tenant shall have no right with respect thereto. In the event it is necessary for Landlord to institute suit against Tenant in order to collect the rental due hereunder or any deficiency between the rental provided for by this Lease for a calendar month and the rental actually collected by Landlord for such calendar month, Landlord shall have the right to allow such deficiency to accumulate and to bring an action upon several or all of such rental deficiencies at one time. No suit shall prejudice in any way the right of Landlord to bring a similar action for any subsequent rental deficiency or deficiencies.

Section 12.3    Additional Rights. Subject to the terms of Section 12.2 above and Applicable Law, upon the exercise by Landlord of any of the remedies contained in this Lease, at law or in equity:

(a)    Tenant shall pay to Landlord all Rent payable under this Lease by Tenant to Landlord to the date upon which this Lease or Tenant’s right to possess the Premises shall have been terminated or to the date of re-entry upon the Premises by Landlord, as the case may be. Additionally, Tenant shall pay to Landlord all costs incurred by Landlord (including court costs and reasonable attorneys’ fees and expenses) in (i) obtaining possession of the Premises, (ii) removing and storing Tenant’s or any other occupant’s property, (iii) repairing any damage to the Premises, and (iv) performing any of Tenant’s unperformed obligations.

(b)    No re-entry or taking possession of the Premises by Landlord shall be construed as an election on its part to terminate this Lease, unless written notice of such intention be given to Tenant by Landlord. Notwithstanding any such reletting or re-entry to take possession, Landlord may at any time thereafter elect to terminate this Lease for a previous then continuing uncured Default. No act or thing done by Landlord or its agents during the term hereby granted shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept a surrender of the Premises shall be valid unless the same be made in writing by Landlord.

Section 12.4    Continuing Tenant Liability. Absent termination of this Lease and subject to Applicable Law, no taking of possession of and/or reletting the Premises, or any part thereof, shall relieve Tenant of its liabilities and obligations hereunder, all of which shall survive such repossession or reletting.

Section 12.5    Waiver. To the extent not prohibited by Applicable Law, Tenant hereby waives and releases all rights now or hereafter conferred by statute or otherwise which would have the effect of limiting or modifying any of the provisions of this Article 12. Tenant shall execute, acknowledge and deliver any instruments which Landlord may request, whether before or after the occurrence of an Event of Default evidencing such waiver or release.

Section 12.6    Rent and Costs as a Lien. The Rent payable by Tenant hereunder and each and every installment thereof, and all costs, actual and reasonable attorneys’ fees and disbursements and other expenses which may be incurred by Landlord in enforcing the provisions of this Lease on account of any delinquency of Tenant in carrying out the provisions of this Lease shall be and they hereby are declared to constitute a valid lien upon the interest of Tenant in this Lease and in the Premises.

Section 12.7    No Delay in Recovery. Suit or suits for the recovery of damages, or for a sum equal to any installment or installments of Rent due and payable hereunder or any deficiencies or other sums due and payable by Tenant to Landlord pursuant to this Article 12, may be brought by Landlord from time to time at Landlord’s election, and nothing herein contained shall be deemed to require Landlord to await the date whereon this Lease or the Term would have expired by limitation had there been no Event of Default by Tenant and termination of this Lease.

Section 12.8    Damages. Nothing contained in this Article 12 shall limit or prejudice the right of Landlord to prove and obtain as damages in any bankruptcy, insolvency, receivership, reorganization or dissolution proceeding an amount equal to the maximum allowed by Applicable Law governing such proceeding and in effect at the time when such damages are to be proved, whether or not such amount shall be greater than, equal to or less than the amount of the damages referred to in any of the preceding Sections of this Article 12.

Section 12.9    Tenant Waiver of Notice and Redemption. Except as otherwise expressly provided herein or as prohibited by Applicable Law, Tenant hereby expressly waives the service of any notice of intention to re-enter provided for in any statute, or of the institution of legal proceedings to that end, and Tenant, for and on behalf of itself and all persons claiming through or under Tenant, also waives any and all right of redemption provided by any Applicable Law or statute now in force or hereafter enacted or otherwise, or re-entry or repossession or to restore the operation of this Lease in case Tenant shall be dispossessed by a judgment or by warrant of any court or judge or in case of re-entry or repossession by Landlord or in case of any expiration or termination of this Lease.

Section 12.10    Strict Performance Not a Condition. No failure by Landlord to insist upon the strict performance of any covenant, agreement, term or condition of this Lease or to exercise any right or remedy consequent upon a breach thereof, or receipt or acceptance of Rent with knowledge of or during the continuance of any such breach, shall constitute a waiver or relinquishment of any such breach or of such covenant, agreement, term or condition. No covenant, agreement, term or condition of this Lease to be performed or complied with by Tenant, and no breach thereof, shall be waived, altered or modified except by a written instrument executed by Landlord. No waiver of any breach shall affect or alter this Lease, but each and every covenant, agreement, term and condition of this Lease shall continue in full force and effect with respect to any other then existing or subsequent breach thereof.

Section 12.11    Specific Performance. In the event of any breach by Tenant of any of the covenants, agreements, terms or conditions contained in this Lease, Landlord shall be entitled to a decree compelling performance of any of the provisions hereof and the restraint by injunction of the violation, or attempted or threatened violation, of any of the terms, covenants and conditions of this Lease, and shall have the right to invoke any rights and remedies allowed at law or in equity or by statute or otherwise as though re-entry, summary proceedings, and other remedies were not provided for in this Lease. The rights granted to Landlord in this Lease shall be cumulative of every other right or remedy which Landlord may otherwise have at law, in equity or otherwise, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

Section 12.12    Enforcement Costs. Tenant shall pay to Landlord all reasonable costs and expenses, including, without limitation, reasonable attorneys’ fees and disbursements, incurred by Landlord in any action or proceeding to which Landlord may be made a party by reason of any act or omission of Tenant. Tenant also shall pay to Landlord all reasonable costs and expenses, including, without limitation, reasonable attorneys’ fees and actual disbursements, incurred by Landlord in enforcing any of the covenants and provisions of this Lease and incurred in any action brought by Landlord against Tenant on account of the provisions hereof, and all such costs, expenses and reasonable attorneys’ fees and disbursements may be included in and form a part of any judgment entered in any proceeding brought by Landlord against Tenant on or under this Lease. All of the sums paid or obligations incurred by Landlord as aforesaid, with interest and costs, shall be paid by Tenant to Landlord on demand. Notwithstanding any contrary or ambiguous provision in this Lease, if either Landlord or Tenant commences or engages in any legal action or proceeding against the other party (including, without limitation, litigation or arbitration) arising out of or in connection with the Lease, the Premises, a Facility or the Facilities (including, without limitation (a) the enforcement or interpretation of either party’s rights or obligations under this Lease (whether in contract, tort, or both) or (b) the declaration of any rights or obligations under this Lease), the prevailing party shall be entitled to recover from the losing party reasonable attorneys’ fees, together with any costs and expenses, incurred in any such action or proceeding, including any reasonable attorneys’ fees, costs, and expenses incurred on collection and on appeal.

Section 12.13    Interest on Late Payment. If Tenant fails to pay any installment of Base Rent or Supplementary Rent within five (5) days of the date such payment is due hereunder, Tenant shall pay to Landlord, in addition to such payment of Base Rent or Supplementary Rent, as the case may be, interest on the amount unpaid at the Default Rate, computed from the date such payment was due to and including the date of payment. If Tenant fails to pay any installment of Base Rent or Supplementary Rent within fifteen (15) days of when such payment is due, Tenant shall pay to Landlord, in addition to such payment of Base Rent or Supplementary Rent, as the case may be, interest on the amount unpaid at the greater of the Default Rate or ten percent (10%), computed from the date such payment was due to and including the date of payment. If Tenant fails to pay any installment of Base Rent or Supplementary Rent within thirty (30) days of when such payment is due, Tenant shall pay to Landlord, in addition to such payment of Base Rent or Supplementary Rent, as the case may be, interest on the amount unpaid at the greater of the Default Rate or fifteen percent (15%), computed from the date such payment was due to and including the date of payment.

Section 12.14    Attorneys’ Fees. To the extent that any provision of this Lease entitles Landlord to recover its fees, costs, expenses or attorneys’ fees from Tenant, such fees, costs, expenses or attorneys’ fees shall include Landlord’s allocable costs of in-house counsel, and in-house fees and expenses only to the extent that Landlord’s right to recover such fees, costs, expenses or attorneys’ fees arises out of an Event of Default by Tenant.

Section 12.15    Landlord’s Lien.

(a)    Subject to this Section 12.15, as security for the payment and performance of all of Tenant’s obligations and Landlord’s rights under this Lease, Tenant hereby assigns, grants, delivers, sets over and transfers to Landlord and grants to Landlord, and Tenant shall cause the Operating Subtenants, to the extent permitted by Applicable Law, to assign, grant, deliver, set over and transfer to the applicable Landlord and grant to such Landlord, its successors and assigns pursuant to those certain Security Agreements dated of even date herewith (collectively, the “Security Agreements”), a continuing security interest in all of its right, title and interest, whether now owned or hereafter acquired, now existing or hereafter arising, wherever located, in and to (i) the Tenant’s Personal Property, (ii) all Permits, including without limitation the Health Care Licenses and the Provider Agreements and (iii) Accounts Receivables (collectively with the Tenant’s Personal Property and the Permits, the “Landlord Lien Collateral”) in each case to the extent owned by Tenant or Operating Subtenants, as applicable. The aforementioned grants of a security interest in the Landlord Lien Collateral shall, in each instance, create a first priority lien. Tenant shall sign and deliver, and shall cause the Operating Subtenants to sign and deliver, as applicable, to Landlord or the applicable Landlord, as the case may be, or if Tenant’s or the Operating Subtenants’ signatures are not required, Tenant hereby authorizes Landlord to file (and shall cause each Operating Subtenant to authorize the applicable Landlord to file) in all necessary governmental offices, one or more financing statements or other appropriate filings to perfect the security interest granted by Tenant to Landlord hereunder or by the Operating Subtenants to the applicable Landlord under the Security Agreements. Tenant shall promptly notify Landlord in writing if Tenant obtains any interest in any Collateral consisting of Deposit Accounts (other than payroll, employee benefits, security deposits, withholding, escrow, trust accounts, tax withholding accounts and other similar fiduciary accounts) or intellectual property, and, upon Landlord’s request, shall promptly execute such documents and take such actions as Landlord deems appropriate to effect Landlord’s valid and enforceable security interest upon such Collateral, including obtaining any appropriate possession, access or control agreement. If any Collateral is in the possession of a third party, Tenant shall use commercially reasonably efforts to obtain an acknowledgment that such third party holds the Landlord Lien Collateral for the benefit of Landlord. Landlord shall have all rights and remedies available to a secured party under the Uniform Commercial Code, as amended from time to time. Tenant acknowledges that Landlord may collaterally assign its security interest in the Landlord Lien Collateral to Mortgagee and/or to a Superior Landlord to secure Landlord’s obligations to Mortgagee or such Superior Landlord. Upon Landlord’s request, or at the request of Mortgagee, Tenant shall confirm in writing the grant of such security interests to Mortgagee and/or Superior Landlord. These provisions of this Lease shall be deemed to be a security agreement for purposes of the Uniform Commercial Code. To the extent permitted by Applicable Law, in connection with the expiration or earlier termination of this Lease, Tenant shall cooperate with Landlord, and Tenant shall cause the Operating Subtenants to cooperate with the applicable Landlord, in causing the Health Care Licenses and the Provider Agreements to be reissued in the name of Landlord or the applicable Landlord, as the case may be, or its designee as of such date or as soon thereafter as is practicable, and such Landlord shall be entitled to apply in its own name, its designee’s name or the Operating Subtenant’s name for the transfer of the Health Care Licenses and the Provider Agreements to Landlord or the applicable Landlord, as the case may be, or its designee, and Tenant’s obligation to cooperate and to cause the Operating Subtenants to cooperate shall survive the expiration or earlier termination of this Lease. Any grant of security interest in, or pledge or collateral assignment of, the Landlord Lien Collateral by Tenant to any financial institution making a loan to Tenant shall be expressly subject to the terms of this Lease, including, without limitation, the foregoing rights of Landlord and security interest therein. Tenant shall provide, and shall cause the Operating Subtenant to provide, to Landlord copies of the documents evidencing the Working Capital Loan within five (5) Business Days following receipt of Landlord’s written request.

(b)    Tenant shall not grant a security interest in, or pledge or collateral assignment of, the Landlord Lien Collateral (nor permit an Operating Subtenant to do so) without first complying with the terms and conditions of this Section 12.15. Tenant shall promptly notify Landlord in writing if Tenant has any Commercial Tort Claims, and, upon Landlord’s request, shall promptly execute such documents and take such actions as Landlord reasonably deems appropriate to confer upon Landlord a valid and enforceable lien upon and security interest in such claim.

(c)    Notwithstanding any provision in this Lease to the contrary, Tenant and each Operating Subtenant is expressly permitted, from time to time, directly or indirectly, to grant to a Working Capital Lender a security interest or create or otherwise cause to exist a lien, encumbrance or pledge, in, to or upon any and all of Tenant’s right, title and interest in, to and under the Landlord Lien Collateral, subject to the terms of this Section 12.15, and provided that before granting same to the Working Capital Lender, the Working Capital Lender executes an inter-creditor agreement with Landlord, in form and substance acceptable to Landlord in its reasonable discretion (an “Inter-Creditor Agreement”), simultaneously with the occurrence of the foregoing. Any Inter-Creditor Agreement will include a provision that, following an event of default under such Working Capital Loan or this Lease (beyond any applicable notice and cure periods), the Working Capital Lender will release its lien against the Landlord Lien Collateral on terms and conditions stated in the Inter-Creditor Agreement, which terms and conditions shall be acceptable to Landlord in its sole discretion. The Inter-Creditor Agreement shall provide for the release of any Working Capital Lender’s lien against the Health Care Licenses and the Provider Agreements upon receipt of the sum of $1.00, without the payment of any termination fee or other prepayment charges.

Nothing contained in this Section 12.15 shall be deemed to permit Tenant to grant a security interest or create or otherwise cause to exist a lien, encumbrance or pledge in any of Tenant’s right, title and interest in, to or under any Rents paid or payable to Tenant under any Sublease of all or any portion of the Premises, it being understood and agreed that in no event shall Tenant be permitted to so encumber such Rents. Tenant shall pay all of Landlord’s costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the negotiation and execution of an Inter-Creditor Agreement. With respect to a Working Capital Loan in effect as of the Effective Date, simultaneously with the execution of this Lease, Landlord, Tenant, any Superior Landlord or Mortgagee (if designated by Landlord) and the Working Capital Lender shall execute an Inter-Creditor Agreement with respect to security interest granted in the Landlord Lien Collateral. The occurrence of a default by Tenant or an Operating Subtenant under a Working Capital Loan shall, upon the expiration of the notice and cure periods expressly stated in the Working Capital Loan, be an automatic Event of Default hereunder.

Section 12.16    Notwithstanding any contrary or ambiguous provision of this Lease, Landlord acknowledges and agrees that Landlord shall use commercially reasonable efforts to mitigate its damages after the occurrence of any Event of Default; provided, that the foregoing shall not be a condition precedent to an action by Landlord against any Guarantor pursuant to the Guaranties. Landlord's duty to mitigate shall be limited to leasing the Premises to another tenant (a “Replacement Tenant”), which duty is subject to the following:

(a)    Landlord shall have no obligation to enter into a definitive lease with a Replacement Tenant until Landlord obtains either (A) the final and unappealable legal right to relet the Premises free of any claim of Tenant or (B) the written assurance from Tenant, in form and substance acceptable to Landlord in its reasonable discretion, by which Tenant waives all claims against Landlord solely in connection with such mitigation efforts (for the avoidance of doubt, such waiver is limited to claims arising from the pursuit of such mitigation efforts);

(b)    Landlord shall not be obligated to lease the Premises to a Replacement Tenant except to the extent the material terms are substantially consistent with (or better than) the terms and conditions of this Lease, as reasonably determined by Landlord;

(c)    Landlord shall not be obligated to lease the Premises to a Replacement Tenant whose use would, in Landlord’s reasonable opinion, (a) violate any restriction, covenant or requirement contained in this Lease or document of another tenant or occupant of the Building; (b) violate the Health Care Requirements or Health Care Licenses; or (c) be incompatible with the operation of the Building;

(d)    Landlord shall not be obligated to lease the Premises to any proposed Replacement Tenant that does not have, in Landlord’s reasonable discretion, sufficient financial resources or operating experience to operate the Premises for the use required by this Lease;

(e)    Landlord shall not be required to expend any amount of money to alter, remodel or otherwise make the Premises suitable for use by a proposed Replacement Tenant.

ARTICLE 13
NO WAIVER

Section 13.1    Generally. No receipt of moneys by Landlord from Tenant after the termination or cancellation of this Lease or termination of Tenant’s right to possess the Premises (or after the giving of any notice of the termination of this Lease or Tenant’s right to possess the Premises) shall reinstate, continue or extend the Term, or affect any notice theretofore given to Tenant, or affect or otherwise operate as a waiver of the right of Landlord to enforce the payment of Base Rent or Supplementary Rent then due, or thereafter falling due, or operate as a waiver of the right of Landlord to recover possession of the Premises by proper suit, action, proceeding or remedy; it being agreed that, after the service of notice to terminate or cancel this Lease or Tenant’s right to possess the Premises, or the commencement of suit, action or summary proceedings, or any other remedy, or after a final order or judgment for the possession of the Premises, Landlord may demand, receive and collect any moneys due, or thereafter falling due, without, in any manner whatsoever, affecting such notice, proceeding, suit, action, order or judgment; and any and all such moneys collected shall be deemed to be payments on account of the use and occupation of the Premises or, at the election of Landlord, on account of Tenant’s liability hereunder. The acceptance of any check or payment bearing or accompanied by any endorsement, legend or statements shall not, of itself, constitute any change in or termination of this Lease.

Section 13.2    Continuing Landlord Rights. The failure of Landlord to enforce any agreement, condition, covenant or term, by reason of its breach by Tenant shall not be deemed to void, waive or affect the right of Landlord to enforce the same agreement, condition, covenant or term on the occasion of a subsequent default or breach. No surrender of the Premises by Tenant or an Operating Subtenant (prior to any termination of this Lease) shall be valid unless consented to in writing by Landlord.

ARTICLE 14
ESTOPPEL CERTIFICATE; CONSENT

Section 14.1    Tenant Certificate. Tenant agrees that it shall, at any time and from time to time upon not less than ten (10) Business Days’ prior notice by Landlord, execute, acknowledge and deliver to Landlord a statement in writing certifying that this Lease is unmodified and in full force and effect (or if there have been any modifications, that the Lease is in full force and effect as modified and stating the modifications), the Base Rent and Supplementary Rent payable and the dates to which the Base Rent and Supplementary Rent have been paid, that the address for notices to be sent to Tenant is as set forth in this Lease, stating whether or not to Tenant’s Knowledge Landlord is in default in keeping, observing or performing any term, covenant, agreement, provision, condition or limitation contained in this Lease and, if in default, specifying each such default, the Commencement Date and Expiration Date for the current Term, that Tenant is in possession of the Premises, and any other matters reasonably requested by Landlord, any Mortgagee, or any Superior Landlord; it being intended that any such statement delivered pursuant to this Article 14 may be relied upon by Landlord or any Superior Landlord or any prospective purchaser of the Premises or any Mortgagee thereof or any assignee of any Mortgage upon the Premises. Tenant shall also cause any Subtenant to deliver a statement as to the foregoing matters with respect to, the applicable Sublease, and the same parties shall be entitled to rely on such estoppel certificate.

Section 14.2    Lender Certificate. Landlord may secure financing of its interest in the Premises by, among other things, assigning Landlord’s interest in this Lease and the sums payable hereunder to Mortgagee. Tenant agrees, upon not less than ten (10) Business Days’ prior notice by Landlord, to execute, acknowledge and deliver to Landlord such certificates and other documents as may be reasonably requested by Mortgagee.

Section 14.3    Landlord Certificate. Landlord agrees that it shall, at any time and from time to time upon not less than ten (10) Business Days’ prior notice by Tenant, execute, acknowledge and deliver to Tenant a statement in writing certifying that this Lease is unmodified and in full force and effect (or if there have been any modifications, that the Lease is in full force and effect as modified and stating the modifications), the Base Rent and Supplementary Rent payable and the dates to which the Base Rent and Supplementary Rent have been paid, that the address for notices to be sent to Landlord is as set forth in this Lease, stating whether or not to the knowledge of Landlord an Event of Default has occurred and is continuing under this Lease and, if so, specifying each such default, the Commencement Date and Expiration Date for the current Term, that Tenant is in possession of the Premises, and any other matters requested by Tenant; it being intended that any such statement delivered pursuant to this Article 14 may be relied upon by Tenant or any prospective purchaser of Tenant’s business.

ARTICLE 15
QUIET ENJOYMENT

Section 15.1    Tenant, upon payment of the Rents herein reserved and upon the due performance and observance of all the covenants, conditions and agreements herein contained on Tenant’s part to be performed and observed, including without limitation, the maintenance by Tenant and the Operating Subtenants of all necessary Health Care Licenses for the Facilities in good standing and the compliance by Tenant with all Requirements of Governmental Authorities, shall and may at all times during the Term peaceably and quietly have, hold and enjoy the Premises without any manner of suit, trouble or hindrance of and from any person claiming by, through or under Landlord, subject, nevertheless, to the terms and provisions of this Lease.

ARTICLE 16
SURRENDER

Section 16.1    Generally. (a)Tenant shall, on the last day of the Term, or upon the sooner termination of the Term, quit and surrender to Landlord the Premises vacant, free of all Tenant’s Personal Property (subject to Landlord’s right to purchase the owned Tenant’s Personal Property or take an assignment of the leased Tenant’s Personal Property pursuant to Section 16.5 hereof), and in the same level of condition and repair as on the Commencement Date, reasonable wear and tear, and damage from condemnation and from Tenant’s election not to restore after casualty excepted, and Tenant shall remove or demolish all of the fixtures, structures and other improvements which Landlord shall have elected to cause Tenant to remove pursuant to and in accordance with Section 5.7 hereof; provided, however, that at the termination of the Lease, Tenant shall allow the successor tenant to use Tenant’s Personal Property for a reasonable period of time until such successor tenant is able to acquire replacements for such Tenant’s Personal Property, as long as the successor tenant shall pay Tenant the reasonable rental value for such use, as determined by Tenant in its reasonable discretion and subject to the terms of Section 16.5 below. Upon the expiration or earlier termination of this Lease, Landlord may, to the extent permitted by Applicable Law and approved by all applicable Health Care Regulatory Agencies, cause the transfer of Health Care Licenses relating to the Facilities and the operation and management of the Facilities and leasing of the Premises to any replacement operator, manager or tenant of the Facilities designated by Landlord. In connection with such transfer, Tenant shall cooperate with Landlord (including, if required by Landlord, the execution and delivery of a transfer agreement and the parties shall enter into an Operations Transfer Agreement reasonably acceptable to Landlord and provide for, at Landlord’s expense: (i) the transfer to the successor tenant of (A) all federal, state or municipal licenses, certifications, certificates, approvals, permits, variances, waivers, provider agreements and other authorizations certificates that are related to the operation of the Facilities to the extent same are transferable under Applicable Law and the transfer is approved by all applicable Health Care Regulatory Agencies and (B) all names associated with the Facilities as then known to the general public (but excluding any names that are Tenant’s Personal Property), (ii) indemnification obligations of Landlord and any successor tenant and subtenant of Tenant, each Operating Subtenant and their respective affiliates from and against any and all claims, losses, damages, costs, expenses, liabilities, fines, penalties, charges, administrative and judicial proceedings and orders, judgments, remedial action requirements, enforcement actions of any kind (including, without limitation, reasonable attorneys’ fees and costs that are actually incurred) directly or indirectly arising out of or attributable to, the use by successor tenant or subtenant of any of Operating Subtenant Health Care Licenses; (iii) the preparation and filing of all notices reasonably required by Applicable Law in connection with such termination and transfer of operations, (iv) the delivery to the successor tenant of all patient charts and resident records along with appropriate patient and resident consents, if necessary, subject to applicable regulations, (v) the delivery to the successor tenant of such inventories and supplies at commercially reasonable operating levels, and (vi) the delivery of copies of all of Tenant’s books and records relating to the Facilities and their operations that are necessary to transition the Facilities to the successor tenant, to Landlord or the successor tenant, within a reasonable time so as to provide continuation of patient or resident care and minimize disruption. Tenant’s obligation to observe and perform this covenant shall survive the expiration or earlier termination of the Term. In the event that Tenant fails to surrender the Premises as aforesaid, in addition to the rights of Landlord under Section 16.3, Landlord shall have the right to exercise the applicable remedies upon the occurrence of an Event of Default. Tenant shall have the right, as long as no Event of Default has occurred and is continuing under this Lease, upon the expiration of the Term (but subject to (a) the temporary use by the successor tenant referred to above and (b) Landlord’s right to purchase the owned Tenant’s Personal Property or takes any assignment of the leased Tenant’s Personal Property, in each case, pursuant to Section 16.5 hereof), to remove from the Premises all of Tenant’s Personal Property, whether or not the same be attached to the real estate, provided that Tenant shall at its own cost and expense reasonably restore and repair any damage to the Premises caused by the removal of Tenant’s

Personal Property. Such removal shall be done upon reasonable advance notice, at a mutually convenient time approved by Landlord and without disruption of the successor tenant’s business operations.

Section 16.2    Rent Apportionment. Upon the expiration of the Term, all Base Rent and Supplementary Rent and other items payable by Tenant under this Lease shall be apportioned to the date of termination.

Section 16.3    Holding Over. Tenant acknowledges that possession of the Premises must be surrendered to Landlord at the expiration or sooner termination of the term of this Lease. The parties recognize and agree that the damage to Landlord resulting from any failure by Tenant to timely surrender possession of the Premises as aforesaid will be extremely substantial, will exceed the amount of the Base Rent and Supplementary Rent theretofore payable hereunder, and will be impossible to accurately measure. Tenant therefore agrees that, subject to Section 16.4, if possession of the Premises is not surrendered to Landlord upon the expiration or sooner termination of the term of this Lease, then, in addition to any other rights or remedies available to Landlord under this Lease, Tenant shall pay to Landlord, as liquidated damages for each month and for each portion of any month during which Tenant holds over in the Premises after the expiration or sooner termination of the term of this Lease, a sum equal to the higher of the then fair market rental value of the Premises as reasonably determined by Landlord, taking into account the effect of all material factors reasonably relevant to such determination, or two (2) times the aggregate of the Base Rent and Supplementary Rent which was payable under this Lease with respect to the last month of the term hereof. Nothing herein contained shall be deemed to permit Tenant to retain possession of the Premises after the expiration or sooner termination of the term of this Lease; and in the event of any unauthorized holding over, Tenant shall indemnify each of the Indemnified Parties against all claims for damages by any other lessee or prospective lessee to whom Landlord may have leased all or any part of the Premises effective before or after the expiration or termination of the Term of this Lease. If Tenant holds over in possession after the expiration or termination of the term of the Lease, such holding over shall not be deemed to extend the term or renew this Lease, but the tenancy thereafter shall continue as a tenancy from month to month upon the terms and conditions of this Lease at the Base Rent and Supplementary Rent as herein increased. Tenant hereby waives the benefit of any Applicable Law which would contravene or limit the provisions set forth in this Section 16.3. This provision shall survive the expiration or earlier termination of this Lease.

Section 16.4    Duty to Continue Operations. Notwithstanding anything to the contrary contained in this Lease, but subject to all of Landlord’s rights and remedies upon an Event of Default, if pursuant to Applicable Law, Tenant is required to continue to operate the Facilities after the Expiration Date, Tenant shall do so pursuant to Applicable Law, and Tenant shall continue to pay Landlord Base Rent and Supplementary Rent at the rates then in effect under this Lease. Landlord further agrees that if Tenant is required to continue the operation of any Facility pursuant to this Section 16.4, then at Tenant’s option, Tenant may continue to operate the balance of the Facilities until such time as Tenant is permitted to cease operations of all of the Facilities. The period of time pursuant to which Tenant continues to operate any Facility or Facilities pursuant to this Section 16.4 shall be referred to as the “Extended Operation Period”.

Section 16.5    Landlord Acquisition of Tenant’s Personal Property. At the expiration or earlier termination of the Lease, Landlord shall have the right to acquire all of Tenant’s Personal Property free and clear of all liens and encumbrances. The acquisition of the Tenant’s Personal Property shall be for a total consideration of (a) $100 if acquired following an Event of Default or (b) with payment of said property’s book value if acquired upon the expiration or earlier termination of the Term (where such early termination is not the result of a Tenant default). For purposes of determining the fair market value of the owned Tenant’s Personal Property (“Personal Property Value”), the following procedure shall apply:

(a)    If Landlord has timely delivered the aforementioned notice, Tenant shall within fifteen (15) days deliver to Landlord a written notice of Tenant’s determination of the Personal Property Value (the “Value Notice”).

(b)    Within fifteen (15) days after Landlord’s receipt of the Value Notice, Landlord shall give Tenant a notice (“Landlord’s Value Response Notice”) electing either (i) to accept the Personal Property Value set forth in the Value Notice, in which case the Personal Property Value shall be as set forth in the Value Notice, or (ii) not to accept Tenant’s determination of the Personal Property Value set forth in the Value Notice in which case Landlord’s Value Response Notice shall include Landlord’s determination of the Personal Property Value, whereupon Landlord and Tenant shall endeavor to agree upon the Personal Property Value on or before the date that is thirty (30) days after Tenant’s receipt of Landlord’s Value Response Notice. If Landlord and Tenant are unable to agree upon the Personal Property Value within such 30-day period, then the Personal Property Value shall be determined in accordance with Section 16.5(c) below. If Landlord fails to deliver Landlord’s Value Response Notice within the 15-day period following its receipt of Tenant’s Value Notice, Landlord shall be conclusively deemed to have rejected Tenant’s determination of the Personal Property Value.

(c)    If Landlord and Tenant shall fail to agree upon the Personal Property Value within thirty (30) days of the date of Tenant’s receipt of Landlord’s Value Response Notice, then, within ten (10) Business Days thereafter, Landlord and Tenant each shall give notice to the other setting forth the name and address of an independent appraiser or consultant having at least ten (10) years’ experience in the business of appraising or determining the value of personal property comparable to Tenant’s Personal Property in the general location of the Premises. If either party shall fail to give notice of such designation within such ten (10) Business Day period, then the appraiser chosen shall make the determination alone. If two appraisers have been designated, such two appraisers may consult with each other and shall, not later than the sixtieth (60th) day after Tenant’s receipt of Landlord’s Value Response Notice choose either Landlord’s or Tenant’s determination of the Personal Property Value by simultaneously giving written notice thereof to each of Landlord and Tenant, in which case the determination so chosen shall be final and binding upon Landlord and Tenant and their respective Affiliates. If such two appraisers shall fail to concur within such thirty (30) day period, then such two appraisers shall, within the next ten (10) days, designate a third appraiser meeting the above requirements. The third appraiser shall within thirty (30) days after its designation, choose either Landlord’s or Tenant’s determination (and no other) by simultaneously delivering to Landlord and Tenant signed and acknowledged original counterparts of his or her determination within seven (7) days thereof, which determination shall be final and binding upon Landlord and Tenant and their respective Affiliates. The determination of the appraisers pursuant to this Section 16.5(c) shall be deemed to be binding arbitration which may be confirmed by court order at the request of either Landlord or Tenant. The parties shall execute and deliver any instruments of conveyance required to transfer Tenant’s Personal Property pursuant to such appraisers’ determination; however, if the appraisal determination is not complete as of the effective expiration date of the Lease, at Landlord’s request Tenant shall execute and deliver any such instruments of conveyance on and effective as of said expiration date, and Landlord’s obligation to pay the consideration as determined by said appraisal process shall survive said lease expiration and conveyance.

(d)    The fees, costs and expenses of each party’s appraiser shall be paid by such party. The fees, costs and expenses of the third appraiser shall be shared equally by Landlord and Tenant. If a decision is rendered by a single appraiser due to the other party’s failure to designate an appraiser, then the fees, costs and expenses of the appraiser so rendering the decision shall be shared equally by Landlord and Tenant.

(e)    Landlord and/or its designee (including any successor operator of the Facilities) shall have the unconditional right to utilize the Tenant’s Personal Property, subject to the terms herein,

after the expiration of the Term and following Tenant’s return of possession of the Premises to Landlord during the period of time that the Personal Property Value is being determined.

ARTICLE 17
ACCESS

Section 17.1    Inspection. Landlord shall at all times during the Term, have the right and privilege to enter the Premises for the purpose of inspecting the same, to ensure compliance by Tenant with all the provisions set forth in this Lease, or for the purpose of showing the same to prospective purchasers or Mortgagees thereof. Landlord shall also have the right and privilege at all times during the Term to post notices of non-responsibility for work performed by or on behalf of Tenant or a Subtenant and, during the last one (1) year of the Term, Landlord shall have the right and privilege, to enter the Premises at reasonable times during business hours for the purpose of exhibiting the same to prospective new tenants. Notwithstanding the foregoing, Landlord will not access patient or medical information which is protected from such access by Federal or State privacy laws, including the Health Insurance Portability and Accountability Act (“HIPAA”) and the Health Information Technology for Economic and Clinical Health Act (“HITECH Act”) and the regulations promulgated thereunder, as amended, and Landlord will respect patient’s rights to privacy of their own rooms and possessions.

Section 17.2    Repairs. Landlord shall at all times during the Term have the right to enter the Premises or any part thereof for the purpose of making such repairs or Alterations therein as Landlord deems reasonably necessary or advisable following the failure of Tenant to make any such repairs or Alterations required by this Lease beyond any applicable notice and cure period which required repairs or Alterations must be supported by an engineering report from an engineer reasonably acceptable to Landlord and Tenant, and reasonably agreed to by both Landlord and Tenant, but such right of access shall not be construed as obligating Landlord to make any repairs to or replacements to the Premises or as obligating Landlord to make any inspection or examination of the Buildings. Tenant shall pay to Landlord, on demand, as Supplementary Rent hereunder, all amounts expended by Landlord pursuant to this Section 17.2 which amounts shall bear interest at the Default Rate until paid, if Tenant shall have failed to make said repairs within fifteen (15) days of the receipt of said report. In the event of an emergency, Landlord shall have the right to enter the Premises or any part thereof.

ARTICLE 18
ENVIRONMENTAL MATTERS

Section 18.1    Generally. Tenant will not use, generate, manufacture, produce, store, release, discharge or dispose of in, on, under, from or about the Premises or transport to or from the Premises any Hazardous Substance and will not allow or suffer any other person or entity to do so (except for non-material quantities of Hazardous Substances that are customarily used in the ordinary operation of a Facility for the Permitted Use and for which Tenant has obtained any necessary permits or Governmental approvals, collectively, “Immaterial Use”).

Section 18.2    Compliance With Environmental Laws. Tenant shall keep and maintain the Premises in compliance with, and shall not cause, permit or suffer the Premises to be in violation of any Environmental Law. Tenant shall, at its sole cost and expense, cause any Repairs or Alterations to the Premises to be conducted and performed by qualified contractors and in compliance with all Environmental Laws.

Section 18.3    Notices. Tenant shall give prompt written notice to Landlord of Tenant’s Knowledge of:

(i)    any use, generation, manufacture, production, storage, release, discharge or disposal of any Hazardous Substance in, on, under, from or about the Premises or the migration thereof to or from other property (other than Immaterial Use);

(ii)    the commencement, institution or threat of any proceeding, inquiry or action by or written notice from any local, state or federal governmental authority with respect to the use or presence of any Hazardous Substance in, on, under, from or about the Premises or the migration thereof from or to other property;

(iii)    all claims or demands made or threatened by any third party against Tenant, an Operating Subtenant or the Premises relating to any damage, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Substance, in each case, during the Term;

(iv)    any circumstances, occurrence or condition on, in, under, to or from the Premises that reasonably could (A) cause the Premises or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use under any Environmental Law, (B) give rise to a proceeding, inquiry, notice of violation, penalty or fine by any local, state or federal governmental authority against Landlord, Tenant or an Operating Subtenant, or (C) give rise to a claim or demand by any third party against Landlord or Tenant or an Operating Subtenant for damages, contribution, cost recovery, compensation, loss or injury; and

(v)    any claims for the incurrence of expense by any governmental authority or others in connection with the assessment, containment, remediation or removal of any Hazardous Substance located on, under, from or about the Premises.

Landlord shall give prompt written notice to Tenant of knowledge of any of the facts, events or circumstances set forth in (i) and (v) above, including all claims under Environmental Laws commenced or threatened against Landlord with respect to the Premises during the Term.

Section 18.4    Landlord Rights. Landlord shall have the right, but not the obligation, to join and participate in, as a party if it so elects, any legal or administrative proceedings or actions initiated with respect to the Premises in connection with any Environmental Law. In the event that Tenant refuses or fails to defend any such legal proceedings or actions concerning matters for which Tenant has primary responsibility under this Article 18, Landlord shall have the right, but not the obligation, to defend proceedings or actions using counsel chosen by Landlord, and Tenant shall reimburse Landlord for its actual and reasonable attorney’s fees incurred in connection with such defense.

Section 18.5    Remedial Action. Without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, Tenant shall not take any remedial action in response to the presence of any Hazardous Substance in, on, under, from or about the Premises, nor enter into any settlement, consent or compromise which might, in Landlord’s judgment, impair the value of Landlord’s interest in the Premises under this Lease; provided, however, that Landlord’s prior consent shall not be necessary if the presence of Hazardous Substance in, on, under, from or about the Premises either poses an immediate threat to the health, safety or welfare of any individual or is of such a nature that an immediate remedial response is necessary and it is not reasonably practical or possible to obtain Landlord’s consent before taking such action. In such event Tenant shall notify Landlord as soon as practicable of any action so taken. Landlord agrees not to withhold its consent, where such consent is required hereunder, if a particular remedial action is ordered by a court or any agency of competent jurisdiction.

Section 18.6    Indemnity. (a)    Tenant shall protect, indemnify and hold harmless each of the Indemnified Parties from and against any and all claim, loss, damage, cost, expense, liability, fines, penalties, charges, administrative and judicial proceedings and orders, judgments, remedial action requirements, enforcement actions of any kind (including, without limitation, reasonable attorneys’ fees and costs) directly or indirectly arising out of or attributable to, in whole or in part, any of the following: (i) the breach of any of the covenants, representations and warranties of this Article 18 by Tenant, or (ii) the use, generation, manufacture, production, storage, release, threatened release, discharge or disposal of a Hazardous Substance in, on, under, from or about the Premises prior to or during the Term, or (iii) any violation or liability under any Environmental Law arising from any other activity carried on or undertaken on the Premises prior to or during the Term by Tenant or any employees, agents, contractors or subcontractors of Tenant or any third persons occupying or present on the Premises prior to or during the Term, including, without limitation: (i) all consequential damages; (ii) the costs of any required or necessary response, repair, cleanup or detoxification of the Premises and the preparation and implementation of any closure, remedial or other required plans including, without limitation: (A) the costs of response, removal or remedial action incurred by any Governmental Authority, or response costs incurred by any other Person, or damages from injury to, destruction of, or loss of natural resources, including the costs of assessing such injury, destruction or loss, incurred pursuant to any Environmental Law; (B) the clean-up costs, fines, damages or penalties incurred pursuant to the provisions of Applicable Law; and (C) the cost and expenses of abatement, correction or clean-up, fines, damages, response costs or penalties which arise from the provisions of any other Applicable Law; and (iii) liability for damages, including damages assessed for the maintenance of the public or private nuisance, response costs or for the carrying on of an abnormally dangerous activity. The obligations arising under this Section 18.6 shall apply regardless of when the violation, liability, loss, harm, damage or injury is discovered.

As used in this Lease, the term “Petroleum” means any petroleum, petroleum product, petroleum by-product, and any constituent derivative or by-product thereof, including methyl tertiary butyl ether (MTBE).

This indemnity is intended to be operable under 42 U.S.C. Section 9607(e)(1), and any successor section thereof and shall survive expiration or earlier termination of this Lease and any transfer of all or a portion of the Premises by Tenant.

(b)    The foregoing indemnity shall in no manner be construed to limit or adversely affect Landlord’s rights under this Article 18 including, without limitation, Landlord’s rights to approve any Remedial Work or the contractors and consulting engineers retained in connection therewith.

Section 18.7    Other Requirements. (a) In the event that any reporting, assessment, investigation, site monitoring, containment, cleanup, removal, restoration or other remedial work of any kind or nature (the “Remedial Work”) is required by any Applicable Law, or by any Governmental Authority or reasonably by other Person because of, or in connection with, any Hazardous Substance threatened to be released, released, discharged, or disposed of prior to or during the Term, Tenant shall within thirty (30) days after written demand for performance thereof by Landlord (or such shorter period of time as may be required under any Applicable Law or agreement), commence to perform, or cause to be commenced, and thereafter diligently prosecute to completion within such period of time as may be required under any Applicable Law or agreement (or as otherwise required by Landlord), all such Remedial Work at Tenant’s sole expense in accordance with the requirements of any applicable Governmental Authority or Environmental Law. All such Remedial Work shall be completed in accordance with Applicable Law and performed by qualified contractors, and for an amount in excess of $50,000 shall be performed by one or more qualified contractors, approved in advance in writing by Landlord, which approval may be withheld by Landlord’s reasonable discretion, and under the supervision of a consulting engineer approved in advance in writing by Landlord. The scope of work and schedule for any Remedial Work shall be subject to Landlord’s prior approval, which approval shall not be unreasonably withheld. All reports, data, correspondence or any other submittals to a Governmental Authority in connection with any Remedial Work shall be provided in draft form to Landlord prior to submittal to the Governmental Authority, and shall be subject to Landlord’s approval, which approval shall not be unreasonably withheld. All costs and expenses of such Remedial Work shall be paid by Tenant, including, without limitation, the charges of such contractor(s) and/or the consulting engineer, and Landlord’s reasonable attorneys’ fees and actual costs incurred in connection with monitoring or review of such Remedial Work. In the event Tenant shall fail to timely commence, or cause to be commenced, or fail to complete such Remedial Work within the time required above, Landlord may, but shall not be required to, cause such Remedial Work to be performed and all reasonable costs and expenses thereof, or incurred in connection therewith shall become part of the indebtedness secured hereby. The obligations under this Section 18.7 shall survive expiration or earlier termination of this Lease, and any transfer of all or any portion of the Premises by Tenant or Landlord.

(b)    O&M Plan. Tenant shall maintain and comply with an Operation and Maintenance Plan reasonably satisfactory to Landlord for any Facility containing asbestos containing materials.

Section 18.8    Other Landlord Rights. In the event that Landlord or any Mortgagee believes that there may be a violation or threatened violation of any Environmental Law or a violation or threatened violation of any covenant under this Article 18, Landlord is authorized, but not obligated, by itself, its agents, employees or workmen to enter at any reasonable time following notice, so long as such entry does not unduly interfere with Tenant’s normal conduct of business, upon any part of the Premises for the purposes of inspecting the same for Hazardous Substances and Tenant’s compliance with this Article 18, and such inspections may include, without limitation, soil borings; provided, however, if Landlord reasonably believes that the violation or threatened violation either poses an immediate threat to the health, safety or welfare of any individual or is of such a nature that an immediate response may be necessary, Landlord may enter the Premises at any time and Tenant’s prior consent shall not be necessary. In such event, Landlord shall notify Tenant as soon as practicable of any action so taken. If such inspection reveals any violation of Environmental Law or violation by Tenant of any covenant under this Article 18 or the existence of any Hazardous Substance released, discharged, or disposed of prior to or during the Term (other than an immaterial technical violation or liability), Tenant agrees to pay to Landlord, within ten (10) days after Landlord’s written demand, all actual and reasonable expenses, costs or other amounts incurred by Landlord in performing any inspection for the purposes set forth in this Section 18.8.

Section 18.9    Costs. All costs and expenses incurred by Landlord under this Article 18 shall be immediately due and payable as Supplementary Rent within ten (10) days after written demand and shall bear interest at the Default Rate from the date of notice of such payment by Landlord and the expiration of any grace period provided herein until repaid.

Section 18.10    Environmental Law Defined. “Environmental Law” and “Environmental Laws” means respectively any one or more Applicable Laws pertaining to health, industrial hygiene, hazardous waste or the environmental conditions in, on, under, from or about the Premises or any part thereof, including, without limitation, the laws listed in the definition of Hazardous Substances below, and the rules and regulations promulgated thereunder; in each case as the same may have been and hereafter may be supplemented, modified, amended, restated or replaced from time to time.

Section 18.11    Hazardous Substance Defined. “Hazardous Substance” and “Hazardous Substances” means, respectively, any one or more element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance (a) which poses a threat to the public health, safety or welfare or to the environment if released, or (b) which is defined, determined or identified as a “hazardous substance”, “hazardous waste” or “hazardous material”, or is otherwise regulated under any Applicable Law, including, without limitation, the following: (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (codified in scattered sections of 26 U.S.C., 33 U.S.C., 42 U.S.C. and 42 U.S.C. § 9601 et seq.); (ii) the Resource Conservation and Recovery Act of 1976 (42 U.S.C. § 6901 et. seq.); (iii) the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et. seq.); (vi) the Toxic Substances Control Act (15 U.S.C. § 2601 , et seq.); (v) the Clean Air Act (33 U.S.C. § 1251 et seq..); (vi) the Clean Air Act (42 U.S.C. § 7401, et seq..) ; (vii) the Safe Drinking Water Act (21 U.S.C. § 349; 42 (U.S.C. § 201 and § 300f et. seq.); (viii) the National Environmental Policy Act of 1969 (42 U.S.C. § 3421); (ix) the Superfund Amendment and Reauthorization Act of 1986 (codified in scattered sections of 10 U.S.C., 29 U.S.C., 33 U.S.C. and 42 U.S.C.); and (x) Title III of the Superfund Amendment and Reauthorization Act (40 U.S.C. § 1101 et seq.).

Section 18.12    Cooperation. Landlord and Tenant shall cooperate in the initiation of claims and the enforcement of remedies against third parties which may be responsible for environmental conditions at the Premises.

Section 18.13    Medical Waste and Drug Compliance. Tenant shall be responsible for safe and secure storage, transport and off-site disposal of medical waste materials, including without limitation, biological or infectious waste and radioactive materials, shall ensure the compliance with all Applicable Laws pertaining to such storage, transport and disposal, and shall cause the promulgation and compliance by the Facilities and all personnel with protocols for storage and disposal of such waste and compliance with Requirements relating thereto. Tenant shall be responsible for the safe and secure storage, dispensation and disposal of pharmaceuticals, drugs and controlled substances at the Facilities and shall cause the promulgation and compliance by the Facilities and all personnel with protocols for storage, dispensation and disposal of such pharmaceuticals, drugs and controlled substances and compliance with Requirements relating thereto.

Section 18.14    Survival. All representations, warranties, covenants and indemnities of Tenant in this Article 18 shall continue to be binding upon Tenant, and its successors and assigns, after the expiration or earlier termination of this Lease.

Section 18.15    Existing Conditions. Tenant acknowledges and agrees that (i) it has reviewed and is aware of all environmental conditions at, in, on, under, from or potentially affecting the Premises (the “Environmental Conditions”), referenced in the documents and reports listed on Schedule G attached hereto (the “Environmental Reports”), (ii) it takes possession of the premises with full knowledge of the Environmental Conditions, and (iii) the “As Is” condition referenced in Section 20.16 shall include the Environmental Conditions. Tenant acknowledges and agrees that it hereby waives any claim or remedies against Landlord arising out of or in connection with any of the Environmental Conditions, arising in law or equity, whether by statute, regulation, common law or by agreement other than as specifically provided by this Lease, including but without limitation, for contribution, cost recovery, interference with quiet enjoyment of the Premises, reduction or abatement of Rent, or other damages. The provisions contained in this Section 18.15 shall survive expiration or earlier termination of this Lease, and any transfer of all or a portion of the premises by Tenant or Landlord. Notwithstanding any of the information, conclusions or determinations contained in the Environmental Reports, Tenant hereby acknowledges that in the event Landlord or any Mortgagee determines that additional assessment, investigation, sampling, monitoring, remedial or other response actions may be necessary to address Environmental Conditions at the Premises or any portion thereof, Landlord shall have the right to conduct such actions following prior notice to Tenant, and Tenant shall provide access to the Premises as needed to conduct and complete such work.

ARTICLE 19
FINANCIAL AND REGULATORY REPORTING COVENANTS

Section 19.1    Reporting, Requirements. Tenant will furnish to Landlord:

(a)    Annual Audited Financial Statements. As soon as available, and in any event within ninety (90) days after the end of each applicable fiscal year, beginning with the fiscal year ending December 31 of the calendar year in which this Lease is executed, (i) copies of the annual consolidated audited reports for Tenant, each Operating Subtenant and Guarantor containing balance sheets and statements of income, retained earnings, and cash flow as at the end of such fiscal year and for the fiscal year then ended, setting forth in comparative form the figures for the preceding fiscal year, all in reasonable detail and audited and certified on an unqualified basis by Tenant’s current accounting firm, or any other independent accounting firm which is reasonably acceptable to Landlord, to the effect that such report has been prepared in accordance with GAAP; (ii) individual operating statements for each Facility at the Premises; and (iii) all federal, state and local tax returns. As soon as available, and in any event at least sixty (60) days prior to each fiscal year during the Term, beginning with the fiscal year in which this Lease is executed, Tenant will furnish to Landlord a copy of Projections for Tenant’s, each Operating Subtenant’s and Parent Guarantor’s fiscal year immediately following the fiscal year which is the subject of the financial statements delivered pursuant to clause (i) preceding. The foregoing shall be complete in all respects and shall include all footnotes, if any. All annual financials shall be certified by the chief executive officer, chief financial officer or chief accounting officer of Tenant and Operating Subtenant, respectively, or Parent Guarantor, as being true and complete in all material respects, prepared in accordance with GAAP and fairly presenting the financial condition and results of operations of Tenant, Operating Subtenant and Parent Guarantor, respectively, at the date and for the periods indicated therein.

(b)    Unaudited Quarterly Financial Statements. As soon as available, and in any event within thirty (30) days after the end of each fiscal quarter (i) copies of unaudited financial reports for Tenant, Operating Subtenants, and Guarantor as of the end of such period and for the portion of the fiscal year then ended containing balance sheets and statements of income, retained earnings, and cash flow, setting forth in comparative form the figures for the corresponding period of the preceding fiscal year, in reasonable detail certified by the chief executive officer, chief financial officer or chief accounting officer of Tenant, Operating Subtenants, and Guarantor (as applicable) to have been prepared in accordance with GAAP and to fairly present the financial condition and results of operations of Tenant, Operating Subtenants, and Guarantor at the date and for the periods indicated therein, subject to year-end audit adjustments, (ii) individual operating statements for each Facility at the Premises, also subject to year-end adjustments, and (iii) a report of monthly Rent Coverage Ratio for each month in the quarter just ended. The foregoing shall be complete in all respects and shall include all footnotes, if any.

(c)    Unaudited Monthly Financial Statement. As soon as available, and in any event within thirty (30) days after the end of each month of the Term (i) copies of unaudited financial reports for Tenant and each Operating Subtenant as of the end of such period and for the portion of the fiscal year then ended containing balance sheets and statements of income, retained earnings, and cash flow, setting forth in comparative form the figures for the corresponding period of the preceding fiscal year, in reasonable detail certified by the chief executive officer, chief financial officer or chief accounting officer of Tenant and each Operating Subtenant, respectively to have been prepared in accordance with GAAP and to fairly present the financial condition and results of operations of Tenant and each Operating Subtenant at the date and for the periods indicated therein, subject to year-end audit adjustments and (ii) individual operating statements for each Facility at the Premises, also subject to year-end adjustments. The foregoing shall be complete in all respects, shall be created using software (e.g. Microsoft Excel) reasonably acceptable to Landlord and shall include all footnotes, if any.

(d)    CapEx and Operating Budgets. Copies of the annual capital and operating budgets of each Facility, to be delivered as soon as available, and in any event on or before at least sixty (60) days prior to each fiscal year during the Term.

(e)    Notice of Litigation. Promptly after receipt by Tenant of notice of the commencement thereof, notice of all actions, suits, and proceedings before any Governmental Authority or arbitrator materially adversely affecting Tenant’s ability to perform its obligations under this Lease and of any Operating Subtenant’s ability to perform its obligations under an Operating Sublease.

(f)    Notice of Regulatory Actions. Promptly after receipt by Tenant or any Operating Subtenant of the notice of commencement thereof, and in any event within five (5) days, notice of (i) any audit, investigation, inquiry, claim (excluding immaterial adjustments, complaints, and corrective activity in the ordinary course of business, but including without limitation, Recoupment Claims), proceeding, settlement, judgment, consent order or agreement, certificate of compliance agreement or corporate integrity agreement by or imposed by any Health Care Regulatory Agency affecting any Facility, (ii) any actual or threatened suspension, debarment or disqualification of Tenant, any Operating Subtenant or any of their respective Affiliates from being a health care provider, government contractor, holder of any Health Care License or recipient of reimbursement from any Third Party Payor, (iii) any actual or threatened suspension, termination, or revocation of any Health Care License of Tenant, any Operating Subtenant or any of their respective Affiliates, (iv) any actual or threatened reimbursement, penalty or fine to any Third Party Payor, (v) any self, voluntary or involuntary disclosure of any material overpayment to a Third Party Payor by Tenant, any Operating Subtenant or any of their respective Affiliates, and/or (vi) any other actual or alleged violation of Stark Law, the Antikickback Statute or any other Health Care Laws relating to a Facility, Tenant, any Operating Subtenant, Guarantor and/or their Affiliates. Notwithstanding anything to the contrary in this Lease, Tenant’s failure to deliver the documentation and/or information required by this subsection within the prescribed time periods shall constitute an automatic Event of Default hereunder.

(g)    Notice of Settlement Negotiations. Tenant shall provide Landlord with reasonable notice of any and all settlement discussions and/or negotiations materially adversely affecting Tenant or any Operating Subtenant (excluding immaterial adjustments, complaints, and corrective activity in the ordinary course of business) between representatives of Tenant, any Operating Subtenant, and any Governmental Authority, including without limitation negotiations with respect to any Claim (including without limitation, Recoupment Claims), settlement agreement, consent order or agreement, certificate of compliance agreement or corporate integrity agreement between Tenant and its Affiliates and any Governmental Authority (“Settlement Discussions”). In connection with Settlement Discussions, (i) Tenant shall timely provide Landlord with copies of any and all documents that Tenant or any Operating Subtenant intends to submit, or that Tenant or any Operating Subtenant receives, in connection with any Settlement Discussions, and (ii) Tenant shall advise Landlord as to the status of the Settlement Discussions.

(h)    Tenant shall provide Landlord and the Mortgagee with all documents, instruments, permits, notices, statements and information reasonably required under the Mortgage and the other loan documents in connection therewith to be provided with respect to the Premises and the operation of the Facilities.

(i)    No receipts of any such notice under Subsection (d), (e) and (f) shall impose any obligation on Landlord to take any action or to enforce its rights hereunder or otherwise remedy the circumstances leading to such notice.

(j)    Tenant will keep and maintain or will cause to be kept and maintained on a fiscal year basis, in accordance with GAAP, proper and accurate books, records and accounts reflecting all of the financial affairs of Tenant, each Operating Subtenant and all items of income and expense in connection with the operation on an individual basis of the Premises. Landlord or Landlord’s designee shall have the right from time to time (but not more than once in any calendar quarter unless Tenant shall be in Default under this Lease), at all times during normal business hours upon reasonable advance notice to examine such books, records and accounts at the office of Tenant or any other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Landlord shall desire.

(k)    Tenant will furnish Landlord within thirty (30) days after the end of each calendar month a true, complete and correct Occupancy Report for the Facilities.

(l)    Tenant shall furnish Landlord, within five (5) days of the receipt by Tenant or any Operating Subtenant, all notices (regardless of form) or charges issued relating to non-compliance from any Health Care Regulatory Agency and/or any Third Party Payor that Tenant’s or any Operating Subtenant’s license, Medicare or Medicaid certification, as applicable, or accreditation or ranking by any Health Care Regulatory Agency or Third Party Payor is being, or could be, downgraded, revoked, suspended or limited, that action is pending, being considered or being, or could be, taken to downgrade, revoke, suspend or limit Tenant’s or any Operating Subtenant’s license, certification or accreditation or to fine, sanction, penalize or impose remedies upon Tenant or any Operating Subtenant, or that action is pending, being considered, or being, or could be, taken, to discontinue, suspend, deny, decrease or recoup any payments or reimbursements due, made or coming due to Tenant or any Operating Subtenant or related to the operation of any Facility.

(m)    Tenant shall file (and shall cause each Operating Subtenant to file) all required Third Party Payor cost reports on or prior to the date such reports are due and shall furnish Landlord, within thirty (30) days of the date of filing, a complete and accurate copy of the annual Medicare or Medicaid cost report and other annual Third Party Payor cost reports for Tenant and the Operating Subtenant, and promptly furnish Landlord any amendments filed with respect to such reports and all notices, responses, audit reports or inquiries with aspect to such reports.

(n)    Tenant shall furnish Landlord, within thirty (30) days of the receipt by Tenant or an Operating Subtenant, all annual reimbursement rate sheets from all Third Party Payors, and promptly after receipt thereof by Tenant or an Operating Subtenant, any new, revised or amended reimbursement rate sheets and other annual reimbursement rate sheets from all Third Party Payors for Tenant which may be issued subsequent to the annual reimbursement rate sheets.

(o)     With respect to any deficiency cited, Tenant shall furnish Landlord, within ten (10) Business Days of receipt but at least five (5) days prior to the earliest date on which Tenant or any Operating Subtenant is required to take any action with respect thereto or would suffer any adverse consequence, a copy of any Third Party Payor or other licensing or accreditation or ranking agency or entity survey, report, warning letter, or notice, and any statement of deficiencies, and within the time period required by the particular agency for furnishing a plan of correction also furnish or cause to be furnished to Landlord a copy of the plan of correction generated from such survey, report, warning letter, or notice for Tenant or any Operating Subtenant and by subsequent correspondence related thereto, and correct or cause to be corrected any deficiency, the curing of which is a condition of continued licensure or of full participation in any Third Party Payor program by the date required for cure by such agency or entity (plus extensions granted by such agency or entity).

(p)    Any reports, statements or other information required to be delivered under this Lease shall be delivered (i) in paper form, (ii) in electronic format as directed by Landlord, and (iii) if requested by Landlord and within the capabilities of Tenant’s data systems without change or modification thereto, in electronic form. Tenant agrees that Mortgagee may disclose information regarding the Facilities as provided to Mortgagee pursuant to this Section in connection with the securitization of the Mortgage Loan to such parties requesting such information in connection with such securitization.

(q)    Tenant shall cause all residency agreements of the Facilities to substantially comply with any applicable Health Care Requirements.

(r)     If Tenant fails to deliver to Landlord any report, statement or information required under this Section within five (5) days of the date due hereunder, Tenant shall pay to Landlord a late fee of $5,000 per Property for each such late delivery, plus an additional late fee equal to $250 per day per report, statement or information per Property for each day that such failure continues beyond the initial ten days.

Section 19.2    Compliance with Anti-Terrorism Laws. Tenant represents and warrants to Landlord that it is not, and, after making a commercially reasonable inquiry, that no person who directly owns a controlling interest in or otherwise directly controls Tenant, any Operating Subtenant or Guarantor is, (i) listed on the Specially Designated Nationals and Blocked persons List (the “SDN List”) maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, and/or on any other similar list (“Other Lists” and, collectively with the SDN List, the “Lists”) maintained by the OFAC pursuant to any authorizing statute, Executive Order or regulation (collectively, “OFAC Laws and Regulations”); or (ii) a person (a “Designated Person”) designated under Sections 1(a), 1(b), 1(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) or similarly designated under any related enabling legislation or any other similar Executive Orders (collectively, the “Executive Orders”). The OFAC Laws and Regulations and the Executive Orders are collectively referred to in this Agreement as the “Anti-Terrorism Laws”. This Section shall not apply to any person to the extent that such person’s interest in the Tenant is through a U.S. Publicly-Traded Entity. As used in this Lease, “U.S. Publicly-Traded Entity” means a person (other than an individual) whose securities are listed on a national securities exchange, or quoted on an automated quotation system, in the United States, or a wholly-owned subsidiary of such a person.

Section 19.3    REIT Audit. Tenant acknowledges that Landlord may be, or may be affiliated with, a publicly registered company (“Registered Company”). Tenant acknowledges that it has been advised that if the Landlord is or becomes, or is or becomes affiliated with a Registered Company, that the Landlord or said affiliate may be required to make certain filings with the Securities and Exchange Commission (the “SEC Filings”) that relate to the three (3) fiscal years prior to the fiscal year in which this Lease is dated (the “Audited Years”) through the first anniversary of the date of this Lease (the “stub period”) for the Premises (calculated on a per Property basis). To assist Landlord and its affiliate in preparing the SEC Filings, Tenant covenants and agrees that it shall cause Guarantor and each Operating Subtenant to provide Landlord with the following: (i) copies of bank statements for the Audited Years and stub period; (ii) intentionally deleted; (iii) operating statements for the Audited Years and stub period; (iv) copies of the general ledger for the Audited Years and stub period; (v) cash receipts schedule for each month in the Audited Years and stub period; (vi) copies of invoices for expenses and capital improvements in the Audited Years and stub period; (vii) accounts payable ledger and accrued expense reconciliations; (viii) check register for the Audited Years and stub period; (ix) intentionally deleted; (x) copies of all insurance documentation for the Audited Years and stub period; (xi) copies of Accounts Receivable aging as of the end of the Audited Years and stub period along with an explanation for all accounts over 30 days past due as of the end of the Audited Years and stub period; (xii) a signed representation letter in the form attached hereto as Schedule “19.3-A”, and (xiii) to the extent necessary, the information set forth in the letter set forth in the form attached hereto as Schedule “19.3-B”. The foregoing shall be subject to compliance with all Applicable Laws and will be performed at Tenant’s cost to the extent prepared in the ordinary course of business, and otherwise at Landlord’s cost, reimbursable to Tenant upon demand; provided, that such reimbursement be commercially reasonable and supported by documentary evidence satisfactory to Landlord in its sole discretion.

Section 19.4    Publication.

(a)    Landlord shall be permitted to rely upon the accuracy and completeness of the items furnished pursuant to this Article and to disclose and publish the same as required by Applicable Laws. Without limiting the generality of the foregoing, Tenant acknowledges that Landlord is a subsidiary of a Real Estate Investment Trust and that, as such, it is subject to certain filing and reporting requirements in accordance with federal laws and regulations, including but not limited to, regulations promulgated by the Securities and Exchange Commission. Accordingly, and notwithstanding any provision of this Lease or the provisions of any other existing agreement between the parties hereto to the contrary, Landlord may publicly file, disclose, report or publish any and all information related to this Lease (including the information provided to Landlord pursuant to this Article) that may be reasonably interpreted as being required by federal or state law or regulation.

(b)    Except as provided below, and except for disclosures of information permitted by Section 19.4(a), Landlord shall use commercially reasonable efforts to keep confidential the information provided to Landlord pursuant to this Article. Notwithstanding the foregoing, Landlord may disclose such information (i) to its existing or potential lenders or purchasers of the Premises, (ii) to Landlord’s and to said lenders’ and purchasers’ affiliates, directors, officers, employees, and third party advisors (including, without limitation, financial advisors, legal counsel and accountants), and (iii) as may be required by court order.

ARTICLE 20
LICENSED FACILITY OPERATION; ACCESS TO BOOKS
AND RECORDS; MANAGEMENT

Section 20.1    Compliance. The parties agree that if this Lease is determined to be governed by §1861(v)(1)(i) of the Social Security Act (§952 of the Omnibus Reconciliation Act of 1980) and the regulations promulgated in implementation thereof at 42 C.F.R. Part 420, the parties each agree to make available to the Comptroller General of the United States, the Department of Health and Human Services (“HHS”) and their duly authorized representatives, the books, documents and records of either of the parties and such other information as may be required by the Comptroller General or Secretary of HHS to verify the nature and extent of the costs of services provided by either of the parties. If either of the parties carry out the duties of this Lease through a subcontract worth $10,000 or more over a twelve (12) month period with a related organization, the subcontract will also contain an access clause to permit access by the Secretary, Comptroller General and their representatives to the related organization’s books and records.

Section 20.2    Reserved.

Section 20.3    Facility Operations. Tenant shall operate or cause the Operating Subtenant to operate the Facilities consistent with its current operation. Landlord is merely the lessor of the real property which is the subject of this Lease and shall have no liability in connection with the operation of the Facilities or the provision of health care services from or at the Facilities. Tenant shall cause the Operating Subtenant, as the operator, licensee and provider of the Facilities and all health care services provided from or at the Facilities, independent and separate from Landlord, to (i) secure and maintain in full force and effect all Health Care Licenses relating to such Facilities and services; (ii) comply with all

Requirements including without limitation all Requirements of Governmental Authorities and under Health Care Licenses, (iii) maintain quality control of such Facilities and services, (iv) maintain all computer systems, software, record keeping, data bases and privacy requirements relating to the Facilities, all of which shall be provided at Tenant’s own expense, and (v) operate the Facilities and the services provided thereon in compliance with all Applicable Laws, including all Healthcare Laws.

Section 20.4    Inspections and Audits. For purposes of satisfying the requirements of any Mortgage, or any refinancing, sale or appraisal process, Landlord shall have the right (but not the obligation) to conduct such inspections, audits, visitations and quality control reviews, of the Facilities and services provided by Tenant or the Operating Subtenants from or at the Facilities as Landlord may desire, and for such purposes Tenant shall provide to Landlord and its representatives access to Tenant’s books and records (and shall cause Operating Subtenant to provide to Landlord and its representatives access to their books and records) relating to such Facilities and services during normal business hours upon reasonable, written notice. No such inspection, audit, visitation or quality control review conducted by Landlord or its representatives or any report resulting therefrom shall modify or reduce in any way Tenant’s or any Operating Subtenant’s obligations under this Lease or as the parent of the exclusive operator, licensee and provider of the Facilities and health care services from or at the Facilities, as applicable.

Section 20.5    Relationship of Parties. Landlord and Tenant shall be independent contractors and nothing in this Lease shall be construed as creating a partnership, joint venture, employment, agency, license or franchise relationship. Tenant shall not have any authority to create any obligation binding upon Landlord.

Section 20.6    Employees. All employees, contractors, consultants, professionals and providers relating to the Facilities and health care services provided from or at the Facilities shall be deemed to be employees or contractors of Tenant or the Operating Subtenants and not of Landlord.

Section 20.7    License Requirements. Tenant shall cause the Operating Subtenants to provide, at its own expense all deposits, bonds, insurance, letters of credit, working capital, cash collateral, reserves, patient trust fund accounts and other financial requirements of Health Care Licenses to operate and provide health care services at the Facilities.

Section 20.8    Recoupment Claims. Tenant shall assume, or shall cause the Operating Subtenants to assume, and shall have the exclusive responsibility for all Claims, if any, of overpayment or recoupment made by Third Party Payors, including without limitation, Medicaid, relating to the provision of health care services from or at the Facility, including both (i) those attributable to periods on or prior to the date of this Lease and (ii) those attributable to periods during the Term of this Lease (collectively, “Recoupment Claims”). Tenant or the Operating Subtenants shall continue to have such exclusive, responsibility for Recoupment Claims, if any, regardless of whether Tenant or the Operating Subtenants assume and utilize the Medicaid provider numbers of the Facilities in existence prior to the date of this Lease or obtain new Medicaid provider numbers for the Facilities.

Section 20.9    Operations. Tenant shall cause operations at the Facilities to be conducted at all times, at a minimum, in a manner consistent with or better than Governmental Authority requirements, and, in connection therewith, Tenant shall or shall cause the Operating Subtenants to:

(a)    maintain the standard of care for the residents or patients of the Facilities at all times at a level necessary to ensure a level of quality of care for the residents or patients of the Facility in material compliance with Health Care Law;

(b)     maintain a standard of care in the storage, use, transportation and disposal of all medical equipment, medical supplies, medical products or gases, and medical waste, of any kind and in any form, that is in material compliance with all Applicable Laws;

(c)     operate the Facilities in a prudent manner in material compliance with Applicable Laws and cause all Health Care Licenses, reimbursement or care contracts, and any other agreements necessary for the certification, licensure, accreditation or operation of the Facilities as may be necessary without reduction in the number of licensed beds or beds, including the number of higher acuity beds, authorized for use in each of the Third Party Payor reimbursement programs, if any;

(d)     not take or permit action that would have a Material Adverse Effect on Tenant or an Operating Subtenant;

(e)     not take any action to rescind, withdraw, revoke, amend, modify, supplement or otherwise alter the nature, tenor, or scope of the Health Care Licenses;

(f)     not take any action that will, to the extent applicable, adversely affect the Health Care Licenses; and

(g)     maintain all deposits, including deposits relating to residents or residency agreements. If such deposits are in cash, Tenant shall deposit and hold such deposits in accordance with Applicable Law. Tenant shall cause any bond or other instrument which Tenant or any Operating Subtenant is permitted to hold in lieu of cash deposits under any Applicable Law or Governmental Authority requirements to be maintained in full force and effect and to comply, in all material respects, with any Applicable Law or Governmental Authority requirements. Tenant shall, upon written request, provide Landlord with evidence reasonably satisfactory to Landlord of Tenant’s material compliance with the forgoing.

Section 20.10    No Transfer of Health Care Licenses/Payor Agreements. Tenant shall not (nor permit the Operating Subtenant to) assign, transfer, or pledge as collateral security any of its interest in any Health Care Licenses or, to the extent applicable, Third Party Payor payment or reimbursement contracts (including rights to payment thereunder) pertaining to them or the Facilities, or assign, transfer, or remove or permit any other Person to assign, transfer, or remove any records pertaining to the Facilities, including, without limitation, resident records, medical and clinical records (except for removal of such resident records as directed by the residents owning such records or in accordance with Federal or State privacy laws, including HIPAA and the HITECH Act and the regulations promulgated thereunder, as amended, to the extent applicable), without Landlord’s prior written consent, which consent may be granted or refused in Landlord’s sole discretion; except that (i) the foregoing shall not apply to an assignment or pledge as collateral to the Working Capital Lender as a part of the Landlord Lien Collateral, subject to the terms of the Inter-Creditor Agreement and (ii) Tenant may, to the extent permitted by Applicable Law, store such records in a manner consistent with Tenant’s standard policies and procedures. Tenant shall hold such Health Care Licenses (and shall cause the Operating Subtenants to hold such Health Care Licenses) free from restrictions or known conflicts that would materially impair the use or operation of the Facilities as intended, and are not provisional, probationary or restrictive in any way.

Section 20.11    Other Transactions. Tenant shall not enter into any transaction, or permit any Operating Subtenant to enter into any transaction, other than in the ordinary course of its business and on fair and reasonable terms in material compliance with Applicable Laws and Governmental Authority requirements and, no less favorable to Tenant (or as applicable, the Operating Subtenant) than those it would obtain in a comparable arms-length transaction with a person or entity not an Affiliate.

Section 20.12    Hill-Burton. Tenant shall not participate in (nor permit the Operating Subtenant to participate in) any federal, state or local program whereby any Governmental Authority or other Person may have the right to recover funds with respect to the Facilities by reason of the advance of federal, state or local funds, including, without limitation, those authorized under the Hill-Burton Act (42 U.S.C. 291, et seq.).

Section 20.13    Compliance Evidence. Tenant shall deliver to Landlord evidence of material compliance with any applicable post-transfer license requirements of Governmental Authorities.

Section 20.14    Licensed Beds. Tenant shall ensure that the number of licensed beds, including the number of any higher acuity beds, for residents of any the Facilities is not decreased without the prior written consent of Landlord. With respect to reductions in licensed beds due to an Alteration or Restoration, Landlord’s consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that notwithstanding the foregoing, Landlord may grant or withhold its consent in its sole discretion if the number of licensed beds for patients and residents, including the number of any higher-acuity beds, of any Facility is to be decreased by more than five percent (5%) of the Licensed Bed Capacity.

Section 20.15    Tenant Representations and Warranties. Tenant hereby represents, warrants and certifies to Landlord and Landlord’s designee, as of the date hereof, as follows:

(a)    Tenant is the tenant under this Lease.

(b)    Tenant has accepted and is occupying or causing the occupancy of the entire Premises. All improvements to the Premises required by this Lease to be made by Landlord have been completed by Landlord in accordance with this Lease.

(c)    To Tenant’s Knowledge, there are no defenses to or offsets against the enforcement of this Lease or any provision thereof against Tenant any Tenant hereby waives any defenses to or offsets against.

(d)    This Lease is in full force and effect without Default thereunder by Tenant or, to the best knowledge of Tenant, Landlord.

(e)    To Tenant’s Knowledge, on the date of this Lease, there are no actions, whether voluntary or otherwise, pending against Tenant under the Bankruptcy Code.

(f)     All Health Care Licenses, required, necessary or desirable for the legal use, occupancy and operation of each of the Facilities have been obtained and are in full force and effect, including, without limitation, to the extent applicable, approved provider status in any Third Party Payor payment or reimbursement program license, or approval issued by the applicable Governmental Authority, as applicable for the requisite number of beds at such Facilities. To the extent applicable, within thirty (30) days following the Effective Date of this Lease, Tenant shall cause all of the Operating Subtenants to obtain, and once obtained, to maintain in full force and effect approved provider status in the Medicaid Program; and further within said time period shall provide to Landlord commercially reasonable evidence of having satisfied said requirement. Tenant will cause the Operating Subtenants to own and/or possess, and to hold free from restrictions or conflicts with the rights of others all such Health Care Licenses, and to operate the Facilities in a manner such that such Health Care Licenses shall remain in force and effect.

(g)     The Health Care Licenses, may not be and have not been transferred to any location other than the respective Facility, have not been pledged as collateral security, and are held free from restrictions or known conflicts that would materially impair the use or operation of any Facility as intended, and are not provisional, probationary or restricted in any way.

(h)     None of Tenant, any Operating Subtenant or any of their Affiliates has taken or will take any action to rescind, withdraw, revoke, amend, modify, supplement or otherwise alter the nature, tenor, or scope of the Health Care License.

(i)     Neither this Lease nor Tenant’s performance hereunder will adversely affect the Health Care Licenses.

(j)     Each Facility is duly licensed as required under Applicable Laws of the State in which the Facility is located. The licensed bed capacity of each Facility is as set forth on Schedule 1 in the column named “Licensed Beds” (the “Licensed Bed Capacity”). Neither Tenant nor any Facility has applied to reduce the number of licensed beds, or other licensed healthcare services, as more particularly described on Schedule 1, of such Facility, to move or transfer the right to any and all of the licensed beds, or other licensed healthcare services, of such Facility to any other location, or to amend or otherwise change such Facility’s authorized bed capacity and/or the number of beds, or other licensed healthcare services, approved by the applicable Governmental Authority in the State where such Facility is located, and there are no proceedings or actions pending or, to Tenant’s Knowledge, contemplated to reduce the number of licensed beds, or other licensed healthcare services, of such Facility.

(k)     Tenant, each Operating Subtenant, their Affiliates, and the operation of each Facility are in material compliance with all Applicable Laws, Health Care Licenses and requirements of Health Care Regulatory Agencies and other Governmental Authorities having jurisdiction over the operation of such Facility, including, (i) staffing requirements, (ii) health and fire safety codes and standards, including quality and safety standards, (iii) accepted professional standards and principles that apply to professionals providing services in such Facility, (iv) federal, state or local laws, rules, regulations or published interpretations or policies relating to the prevention of fraud and abuse, (v) insurance, reimbursement and cost reporting requirements, (vi) government payment program requirements and disclosure of ownership and related information requirements, (vii) requirements of the applicable state department of health or equivalent and all other federal, state, or focal governmental authorities, including without limitation those relating to such Facility’s physical structure and environment, licensing, quality and adequacy of medical care, distribution or pharmaceuticals, rate setting, equipment, personnel, operating policies, additions to facilities and services and fee splitting, and any other applicable laws, regulations or agreements for reimbursement for the type of care or services provided with respect to such Facility. Tenant will and will cause the operation of each Facility to be in material compliance with the foregoing throughout the Term of this Lease.

(l)     To the extent applicable, each Operating Subtenant is in compliance with the requirements for participation in the Medicare and Medicaid Programs and any applicable licensing regulations with respect to each Facility that currently participates in such programs, including the Medicare and Medicaid Patient and Program Protection Act of 1987, and has a current provider agreement under Title XVIII and/or XIX of the Social Security Act, which is in full force and effect. The Facilities did not have any deficiencies or survey violations of a “Level A” (or equivalent) or worse (with respect to assisted living facilities), or any analogous licensure deficiency on any survey within the last year, nor has the Operating Subtenant or the prior operator of the Facilities been cited with any substandard quality of care deficiencies (as that term is defined in Part 488 of 42 C.F.R) for the past two years. Neither the Facilities nor any other health care facility owned or operated by Tenant, the Operating Subtenants, Guarantor or, except has been disclosed in writing to Landlord, their respective Affiliates has been the subject of a “Level A” or “double G” or “immediate jeopardy” (or an analogous state licensure deficiency) determination for the last three years.

(m)     To Tenant’s Knowledge, no Facility has received a statement of charges or deficiencies and no penalty enforcement actions have been undertaken against any Facility, Tenant, Operating Subtenant or any other operator, manager, officer, director, employee or contractor, by any governmental agency during the last three calendar years except as posted on the State of Michigan website (http://w1.lara.state.mi.us/AdultFosterCare), and there have been no violations over the last three calendar years that resulted in the Facilities’ operator or any of the Facilities’ suspension, probation, revocation, and/or decertification for participation in any other Third Party Payor program, to the extent applicable, except as previously disclosed in writing to Landlord prior to the Commencement Date and prior to the Effective Date, and/or any self-disclosure or reporting, whether voluntary or involuntary, to any Governmental Authority and/or, to the extent applicable, any other Third Party Payor.

(n)     To Tenant’s Knowledge, none of Tenant, any Operating Subtenant, their Affiliates, or any Facility, is a target of, participant in, or subject to any action, proceeding, suit, audit, investigation or sanction by any Governmental Authority or any administrative or investigative body or entity or any other third party or any resident (including, without limitation, whistleblower suits, or suits brought pursuant to federal or state False Claims Acts, and Medicaid/Medicare/State fraud/abuse laws or any other Health Care Laws) which may result, directly or indirectly, or with the passage of time, in the imposition of a fine, penalty, alternative, interim or final sanction, or any other civil or criminal remedy, or which could reasonably be expected to have a Material Adverse Effect on Tenant, an Operating Subtenant, their Affiliates, or the operation of any Facility, including such Facility’s ability to accept or retain residents, or which could result in the appointment of a receiver or manager, or in the modification, limitation, annulment, revocation, transfer, surrender, suspension or other impairment of a Health Care License, otherwise reduce the Rent Coverage Ratio below 1.15 to 1.00 for two (2) consecutive Test Dates, nor, to Tenant’s Knowledge, has Tenant any such action, proceeding, suit, inquiry, audit, investigation or sanction been threatened in writing.

(o)      To Tenant’s Knowledge, there are no violations of the Condominium Documents with respect to the operation of a Facility on the Land subject to the Condominium Documents and the occupancy of the Facility by Tenant, Subtenants, and to Tenant’s Knowledge all residents and/or patients thereof is in compliance therewith.

(p)     There are no agreements with residents of any Facility, or with any other persons or organizations, which deviate in any material adverse respect from, or which conflict with, any Applicable Laws. Tenant or each Operating Subtenant has in place policies and procedures to maintain all resident records at each Facility, including patient and/or resident account records, in accordance with Applicable Laws and professional standards.

(q)     Other than any applicable the Medicaid waiver programs, neither Tenant nor the Operating Subtenants are a participant in any federal, state or local program whereby any federal, state or local government or quasi-governmental body, or any intermediary, agency, board or other authority or entity that may have the right to recover funds with respect to any Facility by reason of the advance of federal, state or local funds, including, without limitation, those authorized under the Hill-Burton Act (42 U.S.C. 291, et seq.). Tenant has received no notice, and to Tenant’s Knowledge Tenant is not in violation of applicable antitrust laws.

(r)     To Tenant’s Knowledge, all Third Party Payor insurance cost reports and financial reports, if any, submitted by or on behalf of Tenant, each Operating Subtenant, any Facility are and will continue to be materially accurate and complete and have not been and will not be misleading in any material respects. There are no current, pending or outstanding, Third Party Payor programs reimbursement audits or appeals pending at any of the Facilities, there are no cost report years that are subject to audits, no cost reports remain “open” or unsettled, and there are no current or pending Third Party Payor programs recoupment efforts at any Facility.

(s)     Except as otherwise permitted in the Mortgage or any other loan document in connection therewith or any receivable financing arrangement of Tenant, (i) Tenant’s Third Party Payor Accounts Receivable, if any, are free and clear of Liens, (ii) Tenant has not pledged any of its receivables as collateral security for a loan or other indebtedness and (iii) Tenant has no material indebtedness other than the obligation to guaranty the repayment of the Working Capital Loan and unsecured amounts owed to trade vendors of any Facility in the normal course of business which are no more than thirty (30) days past due.

(t)     Neither Tenant nor any Operating Subtenant is a party to any collective bargaining agreement or other labor contract applicable to persons employed by it at any Facility and to Tenant’s Knowledge there are no threatened or pending labor disputes at any Facility.

(u)     Tenant has instituted or caused each Operating Subtenant to institute, and each Facility is operated in material compliance with a compliance plan which follows applicable guidelines established by Health Care Regulatory Agencies to the extent applicable.

(v)    Tenant and each Operating Subtenant is in material compliance with the Healthcare Insurance Portability and Accountability Act of 1996, and the regulations promulgated thereunder to the extent applicable.

(w)     Each Facility and the use and operation thereof complies in all material respects with all Applicable Laws including, without limitation, local, state, and federal building codes, fire codes, health care, and other similar regulatory requirements and no waivers of such physical plant standards exist at any of the Facilities which would have a Material Adverse Effect on Tenant or an Operating Subtenant.

(x)    Any existing agreement relating to the management or operation of each Facility is in full force and effect, to Tenant’s Knowledge is not in default by any party and is in compliance with all applicable Health Care Laws. If it is subsequently determined by the appropriate Health Care Regulatory Agency that one or more of said management agreements is not in compliance with any applicable Health Care Laws, Tenant shall cause the Operating Subtenants to modify the non-complying management agreements to cause same to comply with all Health Care Laws.

(y)    Neither Tenant, any Operating Subtenant nor any Facility has or will, other than in the normal course of business, change the terms of its normal billing payment or reimbursement policies and related procedures, including the amount and timing of finance charges, fees and write-offs.

(z)     Tenant will cause to be delivered to Landlord, with a copy to any other individual or entity as Landlord may reasonably direct and subject to appropriate redaction of resident personal information for confidentiality purposes, a true, correct and complete Occupancy Report for the Facilities.

Section 20.16    Leasing “As-Is”. The parties acknowledge that Tenant has conducted all of its own due diligence, examination and inspection regarding the Facilities and the business of providing health care services from and at the Facilities and is entirely familiar with all business, financial, liability, physical premises, operational and regulatory aspects, and every other matter or thing affecting or related to the health care business operated at the Facilities, and that Tenant is leasing the same in its “As Is”

condition. Landlord has not made and does not make any representations or warranties whatsoever with respect to the health care business conducted at and from the Facilities or otherwise with respect to this Lease, express or implied, and Tenant is not relying on Landlord or its Affiliates in connection with any decision to enter into this Lease. Tenant assumes all risks resulting from any defects (patent or latent) in the Premises or from any failure of the same to comply with any Requirement or Applicable Law with respect to the Premises or the uses or purposes for which the same may be occupied.

Section 20.17    Management Agreements.

(a)     Throughout the Term, Tenant shall not enter into, nor permit an Operating Subtenant to enter into, any Management Agreement without the prior written approval of Landlord, in each instance, which approval may not be unreasonably withheld, conditioned or delayed. Tenant shall not (and shall not permit any Subtenant or Affiliate to), without the prior written consent of Landlord, which consent Landlord may not unreasonably withhold, condition or delay, agree to: (i) any change in the Manager under any Management Agreement; (ii) any material change in any Management Agreement; (iii) the termination of any Management Agreement; or (iv) the assignment of any Management Agreement by any Manager. Each Management Agreement shall provide that Landlord shall receive notice of any defaults thereunder and, at Landlord’s option, an opportunity to cure any such defaults. If Landlord shall cure any of Tenant’s defaults under any Management Agreement, the cost of any such cure shall be payable upon demand to Landlord by Tenant as Supplementary Rent. Any manager shall be reputable and have experience in managing facilities similar in size, scope, use and value as the Facilities or any one of them for which they are assigned management responsibilities.

(b)     In the event the Management Agreement is terminated or expires, Tenant immediately shall engage (or cause Operating Subtenant) to engage the services of a third party for the management of all or any part of the Facility meeting the following criteria, to be demonstrated by Tenant to the reasonable satisfaction of Landlord: (a) the proposed manager shall have sufficient operating experience and history; (b) the proposed manager shall, in Landlord’s reasonable judgment be, a reputable person or entity of good character and have a general business reputation for providing quality healthcare services reasonably compatible with the services provided by Tenant and/or Operating Subtenant; (c) the proposed manager shall collaterally assign and subordinates its Management Agreement with Tenant to this Lease by executing a collateral assignment and subordination agreement in favor of Landlord. As used herein, a manager shall be deemed to have “sufficient operating experience and history” if, immediately prior to entering into the Management Agreement, such Person (together with its Affiliates and/or officers, directors, and managers) (i) operated or managed at least five (50 facilities engaged in the same business as the Facility, and (ii) has been in the business of operating or managing assisted living facilities with memory care for at least five (5) years.

(c)    All management fees, payments in connection with any extension of credit and fees for services provided in connection with the operation of the Facility, and all other payments and fees, payable by Tenant to any Manager, including a Manager that is an Affiliate of Tenant, shall be subordinated to the obligations of Tenant under this Lease. Tenant shall deliver to Landlord any reasonable instrument requested by Landlord to implement the intent of the foregoing provision.

ARTICLE 21
MISCELLANEOUS PROVISIONS

Section 21.1    Waiver of Jury Trial. IT IS MUTUALLY AGREED BY AND BETWEEN LANDLORD AND TENANT THAT THE RESPECTIVE PARTIES SHALL AND THEY HEREBY DO WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, TENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM OF INJURY OR DAMAGE EXCLUDING ANY CLAIM FOR PERSONAL INJURY OR PROPERTY DAMAGE.

Section 21.2    Signs. With the prior written consent of Landlord, which will not be unreasonably withheld, conditioned or delayed, Tenant may place one or more signs on the Premises to indicate the nature of the business of Tenant and such parties. Any sign shall be lawful under applicable sign codes and subdivision covenants. Landlord hereby approves the signage currently placed on the Premises.

Section 21.3    Certain Definitions. (a)     The term “Landlord” as used herein means only the owner or the mortgagee in possession for the time being of the Premises, so that in the event of any sale, transfer or conveyance of the Premises Landlord shall be and hereby is entirely freed and relieved of all agreements, covenants and obligations of Landlord thereafter accruing hereunder and it shall be deemed and construed without further agreement between the parties or their successors in interest or between the parties and the purchaser, transferee or grantee at any such sale, transfer conveyance that such purchaser, transferee or grantee has assumed and agreed to carry out any and all agreements, covenants and obligations of Landlord hereunder.

(b)     The term “Tenant” as used herein means the tenant named herein, and from and after any valid and approved Transfer in whole of said Tenant’s interest under this Lease pursuant to the provisions of Article 9, means only the assignee or transferee thereof; but the foregoing shall not release the assignor or transferor from liability under this Lease.

(c)    The words “enter”, “re-enter”, “entry” and “re-entry” as used in this Lease shall not be restricted to their technical legal meaning.

(d)     The use herein of the neuter pronoun in any reference to Landlord or Tenant shall be deemed to include any individual Landlord or Tenant, and the use herein of the words “successor and assigns” or “successors or assigns” of Landlord or Tenant shall be deemed to include the heirs, executors, administrators, representatives and assigns of any individual Landlord or Tenant.

Section 21.4    Headings. The headings herein are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope or intent of this Lease nor in any way affect this Lease.

Section 21.5    Sprinklers. Notwithstanding any language to the contrary herein or in the Sale Agreement, or other agreements between the parties hereto, Tenant shall, at no expense to Landlord, cause each of the Facilities not currently fully-sprinklered, to become fully-sprinklered, in compliance with and meeting all requirements of all Applicable Laws and Health Care Requirements, no later than one hundred eighty (180) calendar days following the Commencement Date.

Section 21.6    Integration; Amendment. (a)     This Lease contains the entire agreement between the parties regarding the subject matter set forth herein and may not be extended, renewed, restated, terminated or otherwise modified in any manner except by an instrument in writing executed by the party against whom enforcement of any such modification is sought and with the consent of any Mortgagee. All prior understandings and agreements between the parties and all prior working drafts of this Lease are merged in this Lease, which alone expresses the agreement of the parties. The parties agree that no inferences shall be drawn from matters deleted from any working drafts of this Lease.

(b)    Tenant agrees that Tenant will not, without the prior written consent of Landlord, (i) amend, restate, supplement or modify this Lease, (ii) terminate, cancel or surrender the term of this Lease, or enter into any agreement with Landlord to do so, except as expressly permitted by the provisions of this Lease or (iii) pay any installment of Base Rent more than one (1) month in advance of the due date thereof or otherwise than in the manner provided for in this Lease.

Section 21.7    Successors and Assigns. The agreements, terms, covenants and conditions herein shall bind and inure to the benefit of Landlord and Tenant and their respective heirs, personal representatives and, except as is otherwise provided herein, their permitted successors and permitted assigns.

Section 21.8    Notices. Notice whenever provided for herein shall be in writing and shall be given either by personal delivery, overnight express mail or by certified or registered mail, return receipt requested, to Landlord at the address hereinabove set forth, and to Tenant at the address hereinabove set forth, or to such other Persons or at such other addresses as may be designated from time to time by written notice from either party to the other. Notices shall be deemed given (i) when delivered personally if delivered on a Business Day (or if the same is not a Business Day, then the next Business Day after delivery), (ii) three (3) Business Days after being deposited in the United States mail, registered or certified mail, postage prepaid, return receipt requested or (iii) if delivery is made by Federal Express or a similar, nationally recognized overnight courier service for 9:00 am. delivery, then on the date of delivery (or if the same is not a Business Day, then the next Business Day after delivery), if properly sent and addressed in accordance with the terms of this Section 21.8.

Section 21.9    Construction of Lease. (a)     If any provision of this Lease shall be invalid or unenforceable, the remainder of the provisions of this Lease shall not be affected thereby and each and every provision of this Lease shall be enforceable to the fullest extent permitted by Applicable Law.

(b)     The parties hereto intend that this Lease shall constitute a single, integrated and indivisible contract under Applicable Law, and therefore, that in any bankruptcy or insolvency proceeding commenced by or against Tenant, this Lease shall not be subject to assumption, assignment or rejection in parts, or with respect to particular Facilities, Buildings or parcels of land, but rather shall be subject to assumption, assignment or rejection, if at all, only in its entirety as a single contract.

Section 21.10    Brokers. Except as to brokers associated with the Sale Agreement, for which Seller under the Sale Agreement is solely responsible, Landlord and Tenant each represent and warrant to the other party that such party has not dealt with any real estate broker in connection with this Lease and Landlord and Tenant agree to indemnify the other party and save the other party harmless from any and all claims for brokerage commissions by any other person, firm, corporation or other entity claiming through such party to have brought about this Lease transaction. The provisions of this Section 21.10 shall survive the expiration or earlier termination of this Lease.

Section 21.11    Control of Facilities. Tenant is and shall be in exclusive control and possession of the Premises, and Tenant shall operate (or shall cause the Operating Subtenant to operate) the Facilities on the Premises at Tenant’s sole and absolute discretion without control, interference or direction from Landlord or agents of Landlord (except as expressly set forth to the contrary in this Lease), and Landlord shall not, in any event whatsoever, be liable for any injury or damage to any property or to any person happening in, on or about the Premises, nor for any injury or damage to any property of Tenant, or of any other person or persons contained therein unless the same is caused by Landlord’s gross negligence or willful misconduct. The provisions hereof, including without limitation Article 17, permitting Landlord to enter and inspect the Premises are made for the purpose of enabling Landlord to be informed as to whether Tenant is complying with the agreements, terms, covenants and conditions hereof, and if Landlord so desires, to do such acts as Tenant shall fail to do. Tenant agrees to look solely to each Landlord’s interest in its respective Premises for recovery of any judgment from such Landlord and in no event shall Tenant look to any other Landlord, nor shall any Landlord (or its partners, shareholders, members, managers, officers, directors or Affiliates) ever be personally liable for any such judgment. Tenant acknowledges and agrees that (a) the obligations of each Landlord under this Lease shall not be joint and several, (b) the obligations of each Landlord shall be limited to obligations pertaining to the Facility located on the Land owned by such Landlord (such Facility being referred to herein as the “Owned Land”), and (c) no Landlord shall have any obligation or liability whatsoever to Tenant with respect to matters relating to Facilities other than its Owned Land.

Section 21.12    Confidentiality. (a)     Tenant agrees, and agrees to cause each of their Affiliates, (i) not to transmit or disclose provisions of this Lease to any Person (other than to Tenant’s advisors and officers on a need-to-know basis or as otherwise may be required by law) without Landlord’s prior written consent, (ii) to inform all Persons to whom provisions of this Lease are disclosed of the confidential nature of the Lease and to direct them not to disclose the same to any other Person and to direct each of them to adhere to the provisions of this Section. Tenant shall not, and shall not permit any of their Affiliates to, use Landlord’s name (or the name of any of Landlord’s Affiliates) in connection with any of its business operations, including without limitation, advertising, marketing or press releases or such other similar purposes, without Landlord’s prior written consent. Nothing contained in this Lease is intended to permit or authorize Tenant or any of their Affiliates to contract on behalf of Landlord. Tenant hereby agrees that Landlord or any Affiliate of Landlord may (A) disclose a general description of transactions arising under this Lease for advertising, marketing or other similar purposes, (B) use Tenant’s, the Operating Subtenant’s or Guarantor’s names, logos or other indicia germane to such parties in connection with such advertising, marketing or other similar purposes and (C) disclose any and all information concerning the Lease, as well as any information regarding Tenant, the Operating Subtenant, the Guarantor and their respective its operations, received by Landlord in connection with the Lease to its lenders or funding or financing sources or otherwise required by law.

(b)     Notwithstanding anything to the contrary contained in Section 21.12(a), Tenant may transmit or disclose this Lease or the provisions of this Lease to: (i) any of its Affiliates or any of its or their officers, employees, directors, shareholders, partners, members, principals, agents, lenders, investment bankers, consultant, attorneys, accountants and other professional advisors that agrees to comply with the provisions of this Section 21.12 or substantially equivalent provisions; (ii) any Governmental Authority having jurisdiction over it upon the request or demand of such Governmental Authority; (iii) any Person in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Applicable Law; (iv) in connection with any litigation or similar proceeding; (v) any Person if this Lease or the provisions of this Lease has been publicly disclosed other than in breach of this Section 21.12.

Section 21.13    Construction. The parties took equal part in drafting this Lease and no rule of construction that would cause any of the terms hereof to be construed against the drafter shall be applicable to the interpretation of this Lease.

Section 21.14    Time is of Essence. Time is strictly of the essence with respect to each and every term and provision of this Lease.

Section 21.15    Force Majeure. Except for the provisions of Article 7, the time within which either party hereto shall be required to perform any act under this Lease, other than the payment of money, shall be extended by a period of time equal to the number of days during which performance of such act is delayed by strikes, lockouts, acts of God, governmental restrictions, failure or inability to secure materials or labor by reason of priority or similar regulation or order of any governmental or regulatory body, enemy action, civil disturbance or any other cause beyond the reasonable control of either party hereto.

Section 21.16    Rent Lien Waiver. Tenant hereby waives its statutory lien against rent under Applicable Law.

Section 21.17    True Lease. Landlord and Tenant each waive any claim or defense based upon the characterization of this Lease as anything other than a true lease and irrevocably waive any claim or defense which asserts that the Lease is anything other than a true lease. Landlord and Tenant covenant and agree that they will not assert that this Lease is anything but a true lease. Landlord and Tenant each stipulate and agree not to challenge the validity, enforceability or characterization of the lease of the Premises as a true lease and further stipulate and agree that nothing contained in this Lease creates or is intended to create a joint venture, partnership (either de jure or de facto), equitable mortgage, trust, financing device or arrangement, security interest or the like. Landlord or Tenant each shall support the intent of the parties that the lease of the Premises pursuant to this Lease is a true lease and does not create a joint venture, partnership (either de jure or de facto), equitable mortgage, trust, financing device or arrangement, security interest or the like, if, and to the extent that, any challenge occurs.

Section 21.18    Rent Obligations Unconditional. Tenant acknowledges and agrees that Tenant’s obligations to pay rent hereunder, and the rights of Landlord in and to such Rent, shall be absolute, unconditional and irrevocable. Except as expressly provided for in Section 8.2, Tenant shall not have any right to terminate this Lease or to be released, relieved, or discharged from any obligations or liabilities hereunder (including, without limitation, the payment of Rent) or entitled to any abatement, suspension, determent, reduction, setoff, counterclaim or defense for any reason whatsoever, including, without limitation, any of the following reasons:

(a)    Any defect in, damage to, or destruction of, the Premises or any portion thereof, except as provided in Article 7 and otherwise expressly provided for in this Lease,

(b)     Any condemnation, confiscation, requisition, or other taking or sale of the possession, use, occupancy, or title to the Premises or any portion thereof, except as provided in Article 8 and otherwise expressly provided for in this Lease;

(c)    Any limitation, restriction, deprivation, or prevention of, or any interference with, the use, occupancy, or possession of the Premises or any portion thereof, except as provided in Article 7, Article 8 and otherwise expressly provided for in this Lease;

(d)     Any set-off, abatement, counterclaim, suspension, recoupment, reduction, rescission, defense or other right or claim that Tenant may have against Landlord, any vendor or manufacturer of or contractor or subcontractor for the Premises or any part of any thereof, or any other person for any reason whatsoever;

(e)    The inadequacy, incorrectness, or failure of the description of the Premises or any portion thereof;

(f)    Any bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution, or other proceeding affecting Landlord, any assignee of Landlord, or Tenant or Operating Subtenant, or any action with respect to this Lease which may be taken by any receiver, trustee, or liquidator (or other similar official), or by any court;

(g)    Force Majeure;

(h)     Any title defect, lien or matter affecting title to the Premises or eviction by paramount title or otherwise; or

(i)    Any default by Landlord under this Lease or the impossibility or illegality of performance by Landlord, Tenant or both.

Tenant hereby waives, to the fullest extent permitted by Applicable Law, any and all rights that it may now have or that at any time hereafter may be conferred upon it, by Applicable Law or otherwise, to modify, terminate, cancel, quit or surrender this Lease or to effect or claim any diminution or reduction of Rent payable by Tenant hereunder, except in accordance with the express terms hereof. Tenant agrees that, if for any reason whatsoever this Lease shall be terminated in whole or in part by operation of law or otherwise (except as expressly permitted under Section 8.2), then Tenant shall pay, to the maximum extent permitted by Applicable Law, to Landlord or any other person entitled thereto, an amount equal to each installment of Rent at the time such payment would have become due and payable in accordance with the terms hereof had this Lease not been terminated in whole or in part. Each payment of Rent made by Tenant hereunder shall be final and Tenant shall not seek or have any right to recover all or any part of such payment from Landlord or any Person for any reason whatsoever. It is the intention of the parties hereto that the obligations of Tenant hereunder shall be separate and independent covenants and agreements, that the Rent or other sums payable by Tenant hereunder shall continue to be payable in all events and that the obligations of Tenant hereunder shall continue unaffected, unless the requirement to pay or perform the same shall have been abated, reduced or terminated pursuant to Section 8.2.

Section 21.19    Officer’s Certificate. On the execution of this Lease, Tenant has delivered an Officer’s Certificate as to the corporate/LLC execution, delivery and authorization of this Lease, good standing of Tenant and incumbency of persons signing the Lease.

Section 21.20    Governing Law/Consent to Jurisdiction/Venue. Irrespective of the place of execution and/or delivery of this Lease or the location of the Premises, this Lease shall be governed by and shall be construed in accordance with, the Applicable Laws of the State or States in which the Premises are located applicable to agreements entered into without regarding to conflicts of law principles. Landlord and Tenant hereby consent and submit to the exclusive jurisdiction of the state and Federal courts located in the state in which the Premises are located with respect to any claim or litigation arising hereunder or any alleged breach of the covenants or provisions contained herein, and acknowledge that proper venue in any matter so claimed or litigated shall be in the state and Federal courts located in which the Premises are located; provided, however, that (1) Landlord shall be permitted, in addition, if required by Applicable Law in the jurisdiction where the Premises are located, to bring any action against Tenant and/or to enforce this Lease in the jurisdiction where the Premises are located and (2) Tenant shall be permitted, in addition, if required by Applicable Law in the jurisdiction where the Premises are located to bring any action against Landlord and/or to enforce this Lease in the jurisdiction where the Premises are located.

Section 21.21    Non-Liability for Withholding Consent. Tenant hereby waives any claim against Landlord, any Superior Landlord and any Mortgagee for Landlord’s, such Superior Landlord’s or such Mortgagee’s withholding, conditioning or delaying any consent or approval requested by Tenant. Neither Landlord, any Superior Landlord nor any Mortgagee shall have any liability to Tenant for its refusal or failure to give any consent or approval. Tenant’s sole remedy for Landlord’s, such Superior Landlord’s or such Mortgagee’s withholding, conditioning or delaying consent or approval shall be to seek injunctive relief in accordance with the terms and conditions of this Lease.

Section 21.22    Power of Attorney. Tenant grants to Landlord an irrevocable power of attorney coupled with an interest for the purpose of (a) exercising any and all rights and remedies available to Tenant under any Sublease, at law or in equity with respect to any such Sublease, any Subtenant or the Premises or Facilities thereunder, (b) executing any agreement, document or instrument as required of Tenant under this Lease, and (c) performing any of Tenant’s other obligations under this Lease. To the extent not prohibited by Applicable Law, Tenant hereby ratifies all acts Landlord has lawfully done in the past or shall lawfully do or cause to be done in the future by virtue of such power of attorney.

Section 21.23    Counterparts. This Lease may be executed in two or more counterparts (including by means of electronic signatures transmitted by email, facsimile or otherwise), each of which shall constitute an original, and all of which taken together shall constitute one instrument.

Section 21.24    Guaranty.

(a)    As consideration, in part, for Landlord’s willingness to execute this Lease, Landlord has required Tenant to cause Parent Guarantor to deliver to Landlord the guaranty of this Lease in the form attached hereto as Schedule F. Tenant hereby represents, warrants and covenants to Landlord that, as of the date of this Lease and at all time during the Term, (a) Manager is and during the Term will be a wholly-owned subsidiary of Vista Springs, LLC, (b) Manager is and will be the only company providing management, advisory or other services relating to the operation of the Facilities and the delivery of health care services at (i) the Facilities and (ii) at all other health care facilities of every type now or in the future owned, operated and/or managed by Tenant, the Operating Subtenants, Guarantor and their respective Affiliates, (c) each and every health care facility of every type now or in the future owned, operated and/or managed by Tenant, the Operating Subtenants, Guarantor and their respective Affiliates shall be owned, operated and/or managed only by an entity the sole direct or indirect owner of which shall be Parent Guarantor, and (d) the diagram attached as Schedule 21.24 visually represents the organizational structure of Parent Guarantor and all of its Affiliates as of the Effective Date. Tenant further represents and warrants to Landlord that, as of the date of this Lease, the sole voting member of Parent Guarantor is Louis J. Andriotti. Tenant hereby covenants that there shall not be a change of control (as said term is defined in Section 9.1) of Vista Springs, LLC without the prior written consent of Landlord, which consent shall be governed by the consent provisions set forth in Section 9.1 of this Lease. If a new management company is formed to provide such services in connection with the Facilities and/or in connection with any other health care facilities of every type now or hereinafter owned, operated and/or managed by Tenant, the Operating Subtenants, Guarantor and their respective Affiliates, then such management company shall become a co-guarantor under the Parent Guaranty pursuant to a written agreement in form and substance acceptable to Landlord in its reasonable discretion, and the failure to do so within five (5) Business Days after written notice to Tenant shall constitute an automatic Event of Default hereunder. Within ten (10) Business Days after receipt of notice from Landlord, Tenant shall deliver a written statement certified by an officer of Tenant confirming the name and responsibilities of each and every Person providing management, advisory or other services with respect to the Facilities and all other health care facilities then owned and/or operated by Tenant, the Operating Subtenants, Guarantor and their respective Affiliates.

Section 21.25    Memorandum of Lease. At Tenant’s request and expense, the parties shall execute and record in the counties in which the Premises are located a memorandum of lease in the form and substance of the attached Schedule 21.25.

ARTICLE 22
RIGHT OF FIRST OFFER

Section 22.1    If at any time during the Term, Tenant, Operating Subtenant, Guarantor or their Affiliates (each, for purposes of this Article, an “Owner”) desire to obtain a bona fide offer from, or make a bona fide offer to, any third party for the financing of any development, construction, and/or expansion of any skilled nursing facility, assistant living facility, residential care facility, independent living facility, or other healthcare related assets, or any interest therein, including, without limitation, any expansion of the Facilities (the “Offer Property”), such Owner shall promptly deliver to Landlord a written request for proposal for such financing, which written request shall set forth the proposed transaction insufficient detail to respond to the request for proposal (the “First Offer Notice”). Landlord may, within thirty (30) days after receipt of the First Offer Notice, elect to finance the development, construction, and/or expansion of such Offer Property on the same terms and conditions as those set forth in the First Offer Notice, by delivering written notice to Owner. Except as otherwise expressly set forth in this Section 22.1, if Landlord fails to notify Owner in writing of its election to exercise its right of first offer as to any such Offer Property within the aforesaid thirty (30) day period, Landlord shall be deemed to have waived such right of first offer with respect to such Offer Property. Except as otherwise expressly set forth in this Section 22.1, the failure of Landlord to exercise this right of first offer with respect to an Offer Property shall not result in termination of Landlord’ right of first offer with respect to any future Offer Property which shall be a continuing right during the Term binding upon such Owner and all future Owners with respect to all subsequent proposed Offer Property. In the event Landlord elects to exercise its right of first offer with respect to an Offer Property, the parties shall, upon request by Landlord, endeavor to negotiate and agree upon a development agreement outlining the terms and conditions upon which such financing shall be made. In the event the parties do not, in good faith and after reasonable attempts at negotiation, agree upon the form of development agreement within sixty (60) days thereafter, Landlord or Tenant shall have the right to cancel the exercise of the right of first offer.

Section 22.2    Upon the written mutual agreement of Landlord and Tenant, upon the consummation of any of the foregoing this Lease may be amended to add the Offer Property to the Premises, and to increase Rent based on the addition of such Offer Property to the Premises.

ARTICLE 23
RESERVED

ARTICLE 24
RENEWAL

Section 24.1    Option. Provided no Event of Default has occurred which remains uncured either as of the date of Tenant's notice as set forth below or as of the first day of the applicable Extended Term (as hereinafter defined), Tenant shall have the right to extend the term of this Lease for two (2) successive periods of ten (10) years each (“Extended Term(s)”) with respect to all (but not less than all) of the then current Premises, upon all of the terms and conditions of this Section.

Section 24.2    Notice. Tenant must provide Landlord notice of its exercise of the option for the applicable Extended Term not less than twelve (12) full months prior, but not more than eighteen (18) months prior, to the expiration date of the Term or the first or second Extended Term, as the case may be.

Time is of the essence with respect to the foregoing. Tenant may not exercise the option for the second Extended Term unless it exercised the option for, and occupied for the Premises for, the first Extended Term. Tenant may not exercise an option for an Extended Term unless the term of each and every Operating Sublease is simultaneously extended for the corresponding Extended Term, and the simultaneous extension of each and every Operating Sublease for an Extended Term shall be a condition to the commencement of an Extended Term hereunder.

Section 24.3    Market Rental Rate. The Base Rent for the first Lease Year of each of the first and second Extended Terms shall be the greater of (i) the prevailing Market Rental Rate as of the first day of the applicable Extended Term and (ii) the Base Rent for the last Lease Year of the then-current Term or Extended Term (as escalated each Lease Year during the initial Term or prior Extended Term as required by Section 2.1 and as further escalated for the first Lease Year of the then-current Extended Term by the Annual Rent Escalator. The Base Rent for each subsequent Lease Year of each of the first and second Extended Term shall also increase on an annual basis by the Annual Rent Escalator as provided in Section 2.1(c). As used herein, the term “Market Rental Rate” shall be defined as the then fair market rental value of the Premises determined in accordance with the provisions set forth below. The Market Rental Rate of the Premises means the base rental rate that would be agreed upon by Landlord and a comparable tenant at a comparable building, each of whom is willing, but neither of whom is compelled, to enter into a lease transaction. The fair market rental value shall be projected into the commencement date of the applicable term and shall take into account all existing improvements and special uses or rights afforded to Tenant, and also shall take into account the following factors, amongst others: (i) rental for comparable premises in comparable existing buildings (taking into consideration but not limited to annual escalations, quality, age, and location of applicable buildings); (ii) the length of the pertinent rental term; (iii) the creditworthiness of Tenant and the Operating Subtenants, (iv) the fair market rental value of the Leased Personal Property at the commencement of the first and second of the Extended Term in question and (v) the security Tenant provides during the Extended Term for the performance of its obligations hereunder. The fair market rental value of the Premises shall be determined in accordance with the Uniform Standards of Professional Appraisal Practice (including the Competency Provision) adopted by the Appraisal Institute using the Comparative Rental Analysis approach (and not the Cost Approach, Sales Comparison Approach or Income Capitalization Approach). All appraisal reports shall be written by the designated MAI appraiser and not by an associate.

Section 24.4    Arbitration. If Tenant exercises its option for an Extended Term as provided above, Landlord and Tenant shall meet promptly and shall negotiate, in good faith, to reach agreement on the Market Rental Rate within fifteen (15) days following the Notice Date. If Landlord and Tenant are unable to reach agreement within such 15-day period, the Market Rental Rate shall be determined as follows:

(a)    Appointment of Arbitrators. Within thirty (30) days after the end of said 15-day period, Landlord and Tenant shall mutually agree upon a licensed, MAI appraiser involved with the ownership, leasing or management of real estate and who has at least ten (10) years’ experience, immediately prior to the date in question, evaluating Market Rental Rates for similar properties in comparable markets (the “Expert”). The Expert and the firm with whom he or she is employed shall have no current or, during the prior five (5) years, prior business relationship with a party or any of their affiliates. If the parties are unable to timely agree on the Expert, then Market Rental Rate shall be determined by a panel of three (3) Experts, each of whom shall meet the qualifications set forth above, and who shall be selected in accordance with the following procedure. Within ten (10) Business Days following the earlier of (i) a party's election to appoint a panel of Experts or (ii) the expiration of said 15-day period, each party shall deliver to the other written notice specifying the name and address of the person to act as the Expert on the party's behalf. Within ten (10) Business Days after the parties have appointed their respective Experts, the two Experts shall appoint a third Expert, who shall have the same qualifications as those required of the first two Experts. If the two Experts are unable to timely agree upon such appointment, then either party, on behalf of both, may require appointment of such a qualified person by the then president of the commercial real estate board of the American Arbitration Association or other board for the county in which the Building is located. Each party shall pay the fees and expenses of its respective Expert and both shall equally share the fees and expenses of the third Expert. Attorney's fees and expenses of counsel for the respective parties shall be paid by the respective party engaging such counsel. Market Rental Rate shall be fixed in accordance with the following procedures. Within ten (10) Business Days following the appointment of the third Expert, each of the two Experts selected by the parties shall state, in writing, his or her determination of the Market Rental Rate supported by the reasons therefore. The third Expert shall have the right to consult experts and competent authorities for factual information or evidence pertaining to a determination of Market Rental Rate. The third Expert shall conduct investigations as he or she deems appropriate and shall, within thirty (30) days after being appointed, select which of the two proposed determinations most closely approximates his or her determination of Market Rental Rate. The third Expert shall have no right to propose a middle ground or modification of either of the two proposed determinations. The determination he or she chooses as that most closely approximating his or her determination of the Market Rental Rate shall constitute the decision of the third Expert. The third Expert shall render the decision in writing with counterpart copies to each party. The third Expert shall have no power to add to or modify the provisions of this Lease. Promptly following receipt of the decision, the parties shall enter into an amendment to this Lease evidencing the extension of the Term for the applicable terms.

(b)    Final Determination. The determination of the Market Rental Rate as provided above shall be final, binding and conclusive on both Landlord and Tenant, shall be considered a final award pursuant to the rules of the American Arbitration Association and any applicable state or federal law and judgment may be had on the award in any court of competent jurisdiction.

(c)    Other Terms. All of the terms and conditions of the Lease shall remain the same and shall remain in full force and effect throughout the Extended Term(s), except that (i) Base Rent shall be at the new rate determined as provided above, and (ii) Tenant shall not be entitled to receive and Landlord shall have no obligation to pay any improvement or other allowance that is provided for in this Lease for the initial Term.

ARTICLE 25
LETTER OF CREDIT

Section 25.1    Deposit. In lieu of a cash security deposit, Tenant has delivered to Landlord a letter of credit as security for the prompt, full and faithful performance by Tenant of each and every provision of the Lease and of all obligations of Tenant hereunder, and each of the obligations of Affiliates of Tenant under any and all of the Ancillary Agreements, in the LC Amount (as defined below). The letter of credit shall be in the form described below and shall be delivered on the Commencement Date with the initial amount equal to the LC Amount (defined below). References in this Lease to the “security deposit” shall refer to the Letter of Credit as defined in Section 25.2.

Section 25.2    Letter of Credit Defined. The term “Letter of Credit” as used herein means an irrevocable, unconditional standby letter of credit substantially in the form attached hereto as the Schedule C and made a part hereof, with either an initial expiration date no earlier than ninety (90) days after the Expiration Date or an automatic renewal provision as described below, issued by a national banking association reasonably acceptable to Landlord, which Letter of Credit shall be payable to Landlord upon demand following the occurrence and during the continuance of an Event of Default hereunder, at a bank having offices for banking purposes in a location acceptable to Landlord in its reasonable discretion pursuant to presentation of an unconditional sight draft with a statement by Landlord that Landlord is entitled to draw thereunder pursuant to the terms of this Lease.

Section 25.3    LC Amount Defined. The term “LC Amount” as used herein means:

(a)    As of the Effective Date and at all times thereafter, the LC Amount shall be an amount equal to the product obtained by multiplying the then-applicable monthly Base Rent by six (6), subject to further adjustment as provided in this Section;

(b)    if at any time during the Term following the first (1st) anniversary of the Commencement Date (but not earlier than December 31, 2019) the Rent Coverage Ratio for all of the Facilities is less than 1.15:1.00 on two consecutive Test Dates (computed in the aggregate on a trailing twelve (12) month basis), then the LC Amount automatically shall be adjusted upward or downward (as applicable) from the then-current LC Amount to an amount equal to the product obtained by multiplying the then-applicable monthly Base Rent by nine (9), subject to further adjustment as provided in this Section; and

(c)    if at any time during the Term following the first (1st) anniversary of the Commencement Date (but not earlier than December 31, 2019) the Rent Coverage Ratio for all of the Facilities is 1.15:1.00 or more, but less than 1.25:1.00 on two consecutive Test Dates (computed in the aggregate on a trailing twelve (12) month basis), then the LC Amount automatically shall be adjusted upward or downward (as applicable) from the then-current LC Amount to an amount equal to the product obtained by multiplying the then-applicable monthly Base Rent by six (6), subject to further adjustment as provided in this Section; and

(d)    if at any time during the Term following the first (1st) anniversary of the Commencement Date (but not earlier than December 31, 2019) the Rent Coverage Ratio for all of the Facilities is 1.25:1.00 or more on two consecutive Test Dates (computed in the aggregate on a trailing twelve (12) month basis), then the LC Amount automatically shall be adjusted upward or downward (as applicable) from the then-current LC Amount to an amount equal to the product obtained by multiplying the then-applicable monthly Base Rent by three (3), subject to further adjustment as provided in this Section.

For purposes of this Section 25.3, and notwithstanding any contrary or ambiguous provision of this Lease, the first test to adjust the LC Amount will commence the quarter ending December 31, 2019, and the initial test period will be the trailing 12-month period beginning January 1, 2019 through December 31, 2019.

If there is no change to the Rent Coverage Ratio based upon the above, however Base Rent increases as provided in this Lease, the LC Amount automatically shall adjust to reflect the new Base Rent amount. With respect to any change in the LC Amount, Tenant shall delivery to Landlord an amendment to or replacement of the Letter of Credit reflecting such change within ten (10) Business Days after the date on which said change becomes effective. Tenant shall be responsible for paying and shall pay all fees and charges imposed by the Letter of Credit issuing bank in connection therewith. Upon the delivery of a replacement Letter of Credit, Landlord shall return a prior Letter of Credit to Tenant.

Section 25.4    Renewal. Unless the stated expiration date of the Letter of Credit is at least ninety (90) days after the Expiration Date, the Letter of Credit shall be automatically renewed unless the issuing bank delivers to Landlord a notice of non-renewal no later than thirty (30) days prior to the expiration of the Letter of Credit. In the event that the issuing bank has not timely renewed the Letter of Credit or issued a notice of non-renewal, the Letter of Credit shall provide that Landlord shall be entitled to draw the full amount of the Letter of Credit by sight draft and hold the same as a cash security deposit, subject to the same terms and conditions of this Article 26.

Section 25.5    Landlord Rights. If an Event of Default by Tenant then exists under the Lease or any default (beyond applicable notice and cure periods) exists under any of the Ancillary Agreements, Landlord may use, apply or retain the whole or any part of the Letter of Credit which is necessary for the payment of: (i) any Rent or other sums of money which Tenant has not paid when due after any applicable notice and cure period stated in this Lease; (ii) any sum expended by Landlord on behalf of Tenant in accordance with the provisions of the Lease; or (iii) any sum which Landlord may expend or be required to expend by reason of any Event of Default under the Lease by Tenant, including, without limitation, any damage or deficiency in or from the reletting of the Premises as provided in the Lease. The use, application or retention of the Letter of Credit, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by the Lease or by law (it being intended that Landlord shall not first be required to proceed against the Letter of Credit) and shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. Any portion of the cash proceeds of the Letter of Credit not so used or applied by Landlord in satisfaction of the obligations of Tenant as to which such Event of Default shall have occurred shall be deposited by Landlord and retained in a non-interest-bearing account and may be co-mingled with other funds of Landlord. If any portion of the Letter of Credit is used, applied or retained by Landlord for the purposes set forth above, Tenant agrees, within ten (10) days after the receipt of written demand therefor from Landlord, to either deposit cash security with Landlord the amount so applied or retained or reinstate the aggregate amount of the Letter of Credit, as the case may be, in an amount sufficient to restore the then-current required LC Amount.

Section 25.6    Renewal Option. Notwithstanding anything to the contrary contained herein, Landlord reserves the right to require a Letter of Credit or other security deposit after a review of Tenant’s financial statements and upon Tenant’s exercise of a Renewal Option. In the absence of evidence satisfactory to Landlord of any permitted assignment of the right to receive the Letter of Credit, Landlord may return the same to the original Tenant, regardless of one or more assignments of Tenant’s interest in the Lease or the Letter of Credit. In such event, upon the return of the Letter of Credit to the original Tenant, Landlord shall be completely relieved of liability under this Article or otherwise with respect to the Letter of Credit.

Section 25.7    Landlord Transfer Rights. acknowledges that Landlord has the right to transfer its interest in the Premises and in the Lease as to the extent set forth herein and Tenant agrees that if such a transfer occurs, Landlord shall have the right to transfer or assign the Letter of Credit to the transferee. Upon such transfer or assignment and delivery of the Letter of Credit to the transferee and such transferee’s written assumption of responsibility for the return of the Letter of Credit to Tenant, Landlord shall thereby be released by Tenant from all liability or obligation for the return of such Letter of Credit and Tenant shall look solely to such transferee for the return of the Letter of Credit.

ARTICLE 26
CAPITAL EXPENDITURE REQUIREMENT

Section 26.1    Reserve Deposit Requirement. Upon request by Landlord, Tenant shall pay to Landlord for each Facility on the first day of each month, as Supplemental Rent under this Lease, an amount equal to the Required CapEx Amount per annum; provided, that for the first (1st) Lease year, such per annual amount shall be established on a pro-rated basis of 1/12th of the required CapEx Amount per month. Tenant shall pay to Landlord or, at Landlord’s election, the Mortgagee, with each installment of Base Rent, one-twelfth (1/12) of the CapEx Amount The amounts so deposited in such account, together with the Two Million Six Hundred Twenty-Five Thousand and No/100 Dollars ($2,625,000.00) deposited with Landlord as of the Commencement Date (the “Initial CapEx Deposit”), shall be the “CapEx Reserve Funds.” Provided no Default or Event of Default exists and is continuing and Tenant has complied with the requirements of Section 26.2 below, CapEx Reserve Funds may also be used for project management or other fees payable to Tenant, Guarantor or any Affiliate thereof in connection with such Person's supervision and oversight of the Required PCR Repairs (as hereinafter defined) (such project management fees, as set forth on page 1 of Schedule 26.6), not to exceed five percent (5.0%) of the amount of the Required PCR Repairs for which Tenant seeks reimbursement, or advance disbursement, from the Initial CapEx Deposit and such payments out of CapEx Reserve Funds shall not exceed One Hundred Fifty Thousand and No/100 Dollars ($150,000.00) in the aggregate.

Section 26.2    Disbursements of CapEx Reserve Funds: Landlord shall make disbursements of the CapEx Reserve Funds as requested by Tenant, and approved by Landlord in its reasonable discretion (to the extent Landlord’s approval is required hereunder), for Tenant to use in making the Required PCR Repairs and all other capital repairs and capital improvements to the Facilities as necessary, as determined by Tenant in its reasonable discretion, subject to the provisions of Section 5.2, Section 5.4 and Section 5.5 above (“CapEx Work”). Disbursements shall be made no more frequently than once in any thirty (30) days period, and in an amount no less than twenty-five thousand dollars ($25,000) upon satisfaction of each of the following criteria: (a) Tenant shall submit a written request for payment to Landlord at least ten (10) days prior to the date on which Tenant requests such payment be made and specifying the repair and improvement costs to be paid; (b) Landlord shall have receive a certificate from an officer of Tenant stating that previous CapEx Work has been paid for in full with respect to CapEx Work that has been completed; (c) Landlord shall have received such other evidence as Landlord shall reasonably request demonstrating that the CapEx Work to be funded by the requested disbursement from the CapEx Account has been completed and paid for, or, at Tenant’s reasonable request, will be paid for immediately upon such disbursement to Tenant, in which case Tenant shall submit a copy of the applicable invoice, purchase order or similar binding agreement, and provide evidence of payment or completion of the CapEx Work within thirty (30) days after receipt of the applicable CapEx Reserve Funds; and (d) if required by Landlord and applicable to the nature of the CapEx Work, lien waivers and releases from all parties furnishing materials and/or services in connection with the requested payments. Landlord may require an inspection of the Premises at Landlord’s expense prior to making any disbursement of the CapEx Reserve Funds in order to verify completion of replacements and repairs of items for which disbursement is sought.

Section 26.3    Conditions for Disbursement. Landlord shall have no obligation to advance funds for payment of CapEx Reserve Work if (i) an Event of Default exists, or (ii) insufficient CapEx Reserve Funds to pay the requested amount.

Section 26.4    End of Term. At the expiration or earlier termination of the Term, any CapEx Reserve Funds not previously disbursed to Tenant shall be the property of Landlord, subject to the provisions of this Section 26.4. If this Lease shall be terminated by reason of any Event of Default, Landlord may, in its sole discretion, apply all CapEx Reserve Funds held by Landlord on account of any and all sums due under this Lease. Notwithstanding the foregoing, provided: (i) no Default or Event of Default exists, (ii) Tenant has satisfied its obligations with respect to the Required CapEx Amount for the last Lease Year, and (iii) Tenant has delivered to Landlord a PCR (as defined below) dated within three (3) months of the Lease termination date at Tenant’s sole cost and expense, then (x) any excess CapEx Reserve Funds then held by Landlord and actually paid by Tenant (including, without limitation, any CapEx Reserve Funds that were deposited by Tenant with respect to the last Lease Year) and remaining in the account, minus (y) the estimated cost (as identified on the PCR or otherwise agreed to by Tenant and Landlord) of all immediate repairs and replacements identified on the PCR that do not constitute reasonable wear and tear, minus (z) a pro rata amount to be held by Landlord for the estimated cost (as identified on the PCR or otherwise agreed to by Tenant and Landlord) of repairs and replacements identified through and including year five (5) on the PCR based upon their respective anticipated useful life, shall become the property of Tenant upon the expiration or earlier termination of this Lease and Landlord shall release any such excess funds to Tenant within forty-five (45) days following the expiration or earlier termination of the Lease. “PCR” means a third‑party facility condition report (which report shall be consistent, in form and substance, with generally accepted industry standards) from a vendor selected by Landlord and reasonably acceptable to Tenant for purposes of determining whether additional CapEx Work is necessary.

Section 26.5    Terms of Holding. It is understood and agreed that (a) to the extent permitted by Applicable Law, CapEx Reserve Funds may be held by Landlord or its Affiliate or Mortgagee in a single bank account and commingled with other funds of Landlord or its Affiliate or Mortgagee, and (b) Landlord or Mortgagee, may, if Tenant fails to make any deposit required hereunder, use deposits made for any one item for the payment of the same or, during the continuance of any Event of Default, any other item of Rent. Tenant acknowledges and agrees that no deficiency or lack of CapEx Reserve Funds, including without limitation a deficiency or lack of funds resulting from the failure of an Operating Subtenant to make a deposit that Tenant has directed the Operating Subtenant to make, shall relieve Tenant of its obligation to pay all deposits of CapEx Reserve Funds and/or to satisfy the Required CapEx Amount as required under this Lease.

Section 26.6    Minimum Expenditure Requirement; Required PCR Repairs. During each Lease Year of the Term, Tenant shall spend on CapEx Work for each Facility an amount that is no less than the Required CapEx Amount. Tenant’s compliance with this requirement shall be computed with respect to each Facility on an individual basis and shall not be based upon expenditures for two or more Facilities on an aggregated basis. Furthermore, Tenant’s compliance with this requirement shall be computed on a rolling three (3) year (within the Term) look-back basis, meaning that for any date on which Landlord elects to evaluate Tenant’s compliance with this provision, Landlord shall determine the amount of Tenant’s expenditures for CapEx Work made during the three (3) year period during the Term preceding said measurement date. In addition to the foregoing, Tenant shall complete, or cause Operating Subtenant to complete, at Tenant’s sole cost and expense (provided Tenant may seek reimbursement, or advance disbursement on a line item by line item basis, in accordance with the terms hereof, from the Initial CapEx Deposit to pay for the Required PCR Repairs), each of the items set forth on Schedule 26.6 (the “Required PCR Repairs”), to Landlord’s reasonable satisfaction, within the time period for such Required PCR Repair set forth on Schedule 26.6. Tenant shall keep Landlord reasonably apprised of its progress on the Required PCR Repairs, and shall deliver evidence to Landlord of its satisfaction of the terms herein no less than monthly. In the event Tenant fails to complete any or all of the Required PCR Repairs to Landlord’s reasonable satisfaction within the time period set forth on Schedule 26.6 such failure shall constitute an automatic Event of Default hereunder, and Landlord, in addition to its other rights and remedies hereunder, shall have right, but not the obligation, to complete, using CapEx Reserve Funds and charging Tenant as Additional Rent for any deficiency, the Required PCR Repair at Tenant’s expense, and Tenant shall cooperate to transfer and assign, at no expense to Landlord, the rights to any and all contracts necessary therefor to Landlord. In such event Landlord shall be permitted to charge as Additional Rent, and deduct from the CapEx Reserve Funds, a project management fee in the amount of 2.5%.

Section 26.7    Security Interest; General.

(a)    Security Interest. Tenant hereby grants to Landlord a first-priority security interest in the CapEx Reserve Funds and any and all monies now or hereinafter deposited therein as additional security for payment of Rent. Until expended or applied in accordance with the terms of this Lease, the CapEx Reserve Funds shall serve as additional security for Tenant’s obligations hereunder.

During the continuance of an Event of Default, Landlord may, in addition to all other remedies under this Lease, apply any of the CapEx Reserve Funds for the payment of Rent or other sums owing to Landlord under this Lease in its sole discretion. The CapEx Reserve Funds shall not constitute trust funds.

(b)    General. Tenant shall not pledge, assign or grant a security interest in the CapEx Reserve Funds, or permit any lien or encumbrance to attach thereto or any levy to be made thereon by a party claiming through Tenant, except those naming Landlord as the secured party. Should Landlord elect to hold the CapEx Reserve Funds in an interest-bearing account, all interest earned shall be added to the CapEx Reserve Funds and Tenant shall pay all taxes due in connection therewith.

Section 26.8    Licensing for the Facilities. With respect to the licensing of the Facilities and notwithstanding any requirements in Section 4.1 of the Master Lease, on the Effective Date, Tenant will operate the Holland Meadows, Wyoming and Riverside Gardens Facilities as licensed Facilities as set forth on the attached Schedule 1, pursuant to a management agreement with the applicable current licensee for each Facility. Immediately following the Effective Date, Tenant shall submit all required documents to commence the change of ownership process with the applicable Health Care Regulatory Agency, and to apply for the Howell HFA License (hereinafter defined) and Edgewood HFA License (hereinafter defined). With respect to the Howell Facility, Tenant shall complete all repairs, improvements and modifications necessary (the “Howell Licensure Repairs”) to receive an unconditional license as a Home for the Aged for 50 beds (the “Howell HFA License”) as administered by the Department of Licensing and Regulatory Affairs (“LARA”), including without limitation, each of the items set forth on Schedule 26.8, at Tenant’s sole cost and expense. Tenant shall complete, to Landlord’s satisfaction, all the Howell Licensure Repairs within the earlier to occur of (i) the date set forth on Schedule 26.8 or (ii) six (6) months after the Effective Date. Tenant shall keep Landlord reasonably apprised of its progress on the Howell Licensure Repairs and application with LARA, and shall deliver evidence to Landlord of its satisfaction of the terms herein no less than monthly. Tenant will diligently strive to satisfy the requirements of LARA to permit the Howell Facility to be licensed as a Home for the Aged in order to receive the Howell HFA License not later than 12 months after the Effective Date; provided Landlord may grant an extension of the deadline as necessary in additional three (3) month increments (not to exceed twelve (12) months total) to receive the Howell HFA License, which extensions will not be unreasonably withheld, so long as Tenant demonstrates best effort diligence in satisfying requirements for licensing and further, that the delay is not attributable to any inaction or neglect on behalf of the Tenant. Tenant acknowledges and agrees that, in the event Tenant has not received and delivered to Landlord the Howell HFA License within two (2) years following the Effective Date (the “Howell HFA License Outside Date”), the LC Amount shall automatically be increased by Seven Hundred Fifty Thousand and No/100 Dollars ($750,000.00) (the “Howell LC Amount”) as of such date, and Tenant's failure to deliver to Landlord an amendment to or replacement of the Letter of Credit reflecting such increase on or before the Howell HFA License Outside Date shall constitute an automatic Event of Default hereunder. Notwithstanding any language to the contrary in Section 25.2, the portion of the LC Amount constituting the Howell LC Amount shall remain constant and shall not decrease even if the LC Amount is otherwise reduced pursuant to Section 25.3; provided, that, so long as no Default or Event of Default exists or is continuing, the Howell LC Amount shall reduce to $0.00 upon receipt by Tenant and delivery to Landlord of the Howell HFA License. In the event Tenant has not received and delivered to Landlord the Howell HFA License by the expiration of the Term, or earlier termination of the Lease, Landlord shall be permitted to draw upon and retain the full Howell LC Amount. With respect to the Edgewood Facility, Tenant shall complete all reasonable repairs, improvements and modifications necessary (the “Edgewood Licensure Repairs”) to receive an unconditional license as a Home for the Aged for 104 beds (the “Edgewood HFA License”) as administered by LARA, which shall include, without limitation, each of the items set forth on Schedule 26.8, at Tenant’s sole cost and expense (provided Tenant may seek reimbursement, or advance disbursement on a line item by line item basis, in accordance with the terms hereof, from the CapEx

Reserve Funds, to the extent available). Tenant shall complete, to Landlord’s satisfaction, all the Edgewood Licensure Repairs within the earlier to occur of (i) the date set forth on Schedule 26.8 or (ii) nine (9) months after the Effective Date. Tenant shall keep Landlord reasonably apprised of its progress on the Edgewood Licensure Repairs and application with LARA, and shall deliver evidence to Landlord of its satisfaction of the terms herein no less than monthly. In the event LARA requires additional repairs to the Edgewood Facility, which are not listed on Schedule 26.8 and that Tenant determines, in its reasonable and prudent judgment, are not commercially reasonable and financially advisable and provided Tenant has otherwise complied with each of the terms of this Section 26.8 and completed, to Landlord’s satisfaction, each of the Required PCR Repairs, within the time period required on Schedule 26.6 and no Event of Default otherwise exists and is continuing under this Lease, Tenant may request that Landlord waive Tenant’s obligation to obtain the Edgewood HFA License, which consent will not be unreasonably withheld, until such time as the required repairs become commercially reasonable.

Section 26.9    Riverside Gardens TIF. Reference is hereby made to (i) that certain Development and Reimbursement Agreement between the City of Grand Rapids Brownfield Redevelopment Authority, a Michigan public body corporate (the “Authority”), and Vista Springs Riverside Properties, LLC, a Michigan limited liability company, and (ii) that certain Obsolete Property Rehabilitation Exemption Certificate issued on August 25, 2015 to Vista Springs Riverside Properties, LLC, a Michigan limited liability company, from the Michigan State Tax Commission (together, the “Riverside Gardens TIF Agreements”) pursuant to which the Land described on Schedule A-3 (the “Riverside Gardens Land”) benefits from certain tax reimbursements, abatement, and/or other incentives (collectively, the “Tax Credits”). Tenant hereby acknowledges and agrees that the Tax Credits under the Riverside Gardens TIF Agreements shall be the property of Landlord; provided, that so long as no Event of Default under this Lease has occurred and Tenant complies with all terms of, and pays all amounts owed under, the Riverside Gardens TIF Agreements as and when due at its sole cost and expense and no default otherwise exists under the Riverside Gardens TIF Agreements, Tenant shall receive a credit against any Impositions due and payable to Landlord as Additional Rent to the extent of the amount of any reimbursement check from the Authority actually received and deposited by Landlord in connection with the Riverside Gardens TIF Agreements. Tenant shall, within thirty (30) days following the Effective Date of this Lease, or, to the extent Tenant is using diligent efforts, such additional period of time as may be necessary not to exceed ninety (90) days, at Tenant’s sole cost and expense, effectuate or cause to be effectuated the transfer of the Riverside Gardens TIF Agreements to Landlord or its designee; provided Landlord shall not be required to assume any liability in connection therewith. Tenant further agrees that it shall cooperate with Landlord and any necessary governmental or quasi-governmental authorities with respect to any future transfer of the Riverside Gardens TIF Agreements, and the securing of the benefit of the Tax Credit to any successor landlord or any designee of Landlord. As of the Effective Date of this Lease, Tenant represents and warrants to Tenant’s Knowledge that there are no violations with respect to the obligations of Vista Springs Riverside Properties, LLC under the Riverside Gardens TIF Agreements.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the undersigned has executed this instrument the day and year first written above.

“LANDLORD” GAHC4 LANSING MI ALF, LLC, GAHC4 HOLLAND MI AFL, LLC, GAHC4 HOWELL MI ALF, LLC, GAHC4 RIVERSIDE GRAND RAPIDS MI ALF, LLC and GAHC4 WYOMING MI ALF, LLC
Each of the above Landlords being a Delaware limited liability company
For each of the above Landlords,
By:	GAHC4 Michigan ALF Portfolio, LLC, a Delaware limited liability company, the sole member and manager of each of the entities shown above

	By:	/s/ Danny Prosky
	Name:	Danny Prosky
	Title:	Authorized Signatory

IN WITNESS WHEREOF, the undersigned has executed this instrument the day and year first written above.

“TENANT” VISTA MICHIGAN OPERATIONS LLC, a Michigan limited liability company

By:	/s/ Louis J. Anriotti
Name:	Louis J. Anriotti
Title:	President and Chief Executive Officer